As filed with the U.S. Securities and Exchange Commission on January 21, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Vivos Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	8011	81-3224056
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

7921 Southpark Plaza, Suite 210

Littleton, Colorado 80120

(844) 672-4357

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

R. Kirk Huntsman

Chairman of the Board and Chief Executive Officer

Vivos Therapeutics, Inc.

7921 Southpark Plaza, Suite 210

Littleton, Colorado 80120

(844) 672-4357

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Barry I. Grossman, Esq.

Lawrence A. Rosenbloom, Esq.

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas

New York, New York 10105

Telephone: (212) 370-1300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

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If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities in this registration statement may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED JANUARY 21, 2025

Up to 854,332 shares of Common Stock

Up to 709,220 shares of Common Stock Issuable Upon Exercise of the December 2024 Warrants

Up to 145,112 shares of Common Stock Issuable Upon Exercise of the Placement Agent Warrants

This prospectus relates to the offer for sale of up to an aggregate of 854,332 shares of Common Stock, par value $0.0001 per share (“Common Stock”), of Vivos Therapeutics, Inc. (the “Company”) by the selling stockholders named herein (who we refer to as the selling stockholders), comprised of (i) 709,220 shares of Common Stock underlying Common Stock purchase warrants issued to the selling stockholders in a private placement on December 22, 2024 (the “December 2024 Warrant” and the shares of Common Stock underlying the December 2024 Warrant, the “December 2024 Warrant Shares”) concurrent with a securities purchase agreement entered by the Company on December 22, 2024 with the selling stockholders (the “December 2024 Offering”), (ii) 95,467 shares of Common Stock underlying Common Stock purchase warrants issued to a placement agent in connection with the December 2024 Offering (the “December 2024 PA Warrant” and the shares of Common Stock underlying December 2024 PA Warrant, the “December 2024 PA Warrant Shares”), and (iii) 49,645 shares of Common Stock underlying common stock purchase warrants issued to a placement agent in connection with a securities purchase agreement entered by the Company and certain institutional investors on September 18, 2024 (the “September 2024 PA Warrant,” the shares of Common Stock underlying September 2024 PA Warrant, the “September 2024 PA Warrant Shares”, and the September 2024 PA Warrant together with the December 2024 PA Warrant, the “Placement Agent Warrants”)

In this prospectus, we sometimes refer to the December 2024 Warrants and the Placement Agent Warrants as the “warrants”, and we refer to December 2024 Warrant Shares and the and the Placement Agent Warrant Shares as the “warrant shares”.

We will not receive any proceeds from the resale of any of the shares of Common Stock being registered hereby. We would, however, receive proceeds upon the exercise for cash of the warrants held by the selling stockholders. Proceeds, if any, received from the exercise of such warrants will be used for general corporate purposes and working capital or for other purposes that our Board of Directors, in their good faith, deem to be in the best interest of our company. No assurances can be given that any of such warrants will be exercised or that we will receive any cash proceeds upon such exercise if cashless exercise is available.

The distribution of shares of Common Stock offered hereby may be effected in one or more transactions that may take place in the Nasdaq Capital Market (or Nasdaq), including ordinary brokers’ transactions, privately negotiated transactions or through sales to one or more dealers for resale of such securities as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling stockholders.

The selling stockholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation.

Our Common Stock is listed on the Nasdaq under the symbol “VVOS.” On January 17, 2025, the last reported sale price of the shares of our Common Stock as reported on Nasdaq was $5.74 per share.

We are an “emerging growth company”, as that term is used in the Jumpstart Our Business Startups Act of 2012, and will be subject to reduced public company reporting requirements.

Investing in our Common Stock is highly speculative and involves a significant degree of risk. See “Risk Factors” beginning on page 16 of this prospectus for a discussion of information that should be considered before making a decision to purchase our Common Stock.

You should read this prospectus, together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is               , 2025.

Please read this prospectus carefully. It describes our business, our financial condition and our results of operations. We have prepared this prospectus so that you will have the information necessary to make an informed investment decision. You should rely only on the information contained or incorporated by reference in this prospectus. We and the selling stockholders have not authorized anyone to provide you with any information or to make any representations about us, the securities being offered pursuant to this prospectus or any other matter discussed in this prospectus, other than the information and representations contained or incorporated by reference in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

The information contained or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our Common Stock. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. This prospectus will be updated and made available for delivery to the extent required by the federal securities laws.

We are responsible for the disclosure in this prospectus. However, this prospectus includes industry data that we obtained from internal surveys, market research, publicly available information and industry publications. The market research, publicly available information and industry publications that we use generally state that the information contained therein has been obtained from sources believed to be reliable. The information contained herein represents the most recently available data from the relevant sources and publications and we believe remains reliable. We did not fund and are not otherwise affiliated with any of the sources cited in this prospectus. Forward-looking information obtained from these sources is subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this prospectus.

We own or have rights to trademarks or trade names that we use in connection with the operation of our business, including our corporate names, logos and website names. In addition, we own or have the rights to copyrights, trade secrets and other proprietary rights that protect the content of our products. This prospectus may also contain trademarks, service marks and trade names of other companies, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, some of the copyrights, trade names and trademarks referred to in this prospectus are listed without their ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our copyrights, trade names and trademarks. All other trademarks are the property of their respective owners.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference (see “Incorporation of Certain Information by Reference”). It may not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus carefully, including the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections, and the financial statements and related notes included or incorporated by reference herein. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from future results contemplated in the forward-looking statements as a result of factors such as those set forth in “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

In this prospectus, unless the context indicates otherwise, the terms “the Company,” “Vivos,” “we,” “our,” “ours” “us” or similar terminology refer to Vivos Therapeutics, Inc. and its consolidated subsidiaries.

Overview

We are a revenue stage medical technology company focused on the development and commercialization of a suite of innovative diagnostic and multi-disciplinary treatment modalities for patients with dentofacial abnormalities and the wide array of medical conditions that may result from them, including mild to severe obstructive sleep apnea (known as OSA) and snoring in adults. We believe our proprietary oral appliances, diagnostic tools, myofunctional therapy, clinical treatments, continuing education, and practice solutions represent a powerful and highly effective set of resources for healthcare providers of all disciplines who treat patients suffering from debilitating and even life-threatening breathing and sleep disorders and their comorbidities.

To date, our primary focus has been on expanding awareness of, and providing treatment options for OSA for and through the dental industry, which we believe represents a large and relatively untapped market for OSA treatment. As our business has evolved, we have expanded our marketing, provider outreach, and treatment programs to encompass a broader more multidisciplinary approach, with a greater emphasis on working with medical doctors and other healthcare providers beyond dentists. Now that we have established a national network of Vivos-trained dentists, we are pivoting our focus to the source of where we believe the vast majority of OSA patients are first diagnosed and treated—the medical profession (including sleep centers and doctors and dentists who offer OSA treatment) as well durable medical equipment (DME) companies who manufacture and distribute OSA therapies. See “New Marketing and Distribution Alliance Strategy” below for more information.

In this prospectus, we sometimes refer to doctors, dentists and other medical professionals who treat OSA as “providers” (including our own Vivos-trained dentists).

Studies have shown our comprehensive and multidisciplinary approach represents a significant improvement in the treatment of mild to severe OSA in comparison to or when combined with other largely palliative treatments such as continuous positive airway pressure (or CPAP) or oral myofunctional therapy. We call our solution The Vivos Method.

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Our Products and Services

Currently, The Vivos Method comprises the following products and services:

●	Vivos Complete Airway Repositioning and/or Expansion (CARE) oral appliance therapy including our:

○	Daytime Nighttime Appliance (or DNA appliance®) was granted 510(k) clearance from the U.S. Food & Drug Administration (or FDA) as a Class II medical device in December 2022 for the treatment of snoring and mild to moderate OSA, jaw repositioning and snoring in adults. It is the only oral appliance ever to receive FDA clearance to treat OSA without mandibular advancement as its primary mechanism of action. In November 2023, our DNA appliance was cleared by the FDA to treat moderate and severe OSA in adults, 18 years of age and older along with positive airway pressure (PAP) and/or myofunctional therapy, as needed.

○	Mandibular Repositioning Nighttime Appliance (or mRNA appliance®) has 510(k) clearance from the FDA as a Class II medical device for the treatment of snoring and mild to moderate OSA in adults. In November 2023, our mRNA appliance was cleared by the FDA to treat moderate and severe OSA in adults, 18 years of age and older along with positive airway pressure (PAP) and/or myofunctional therapy, as needed.

○	Modified Mandibular Repositioning Nighttime Appliance (or mmRNA appliance), for which we were granted FDA Class II market clearance in August 2021 for treating mild to moderate OSA, jaw reposition and snoring in adults. In November 2023, our mmRNA appliance was cleared by the FDA to treat moderate and severe OSA in adults, 18 years of age and older along with positive airway pressure (PAP) and/or myofunctional therapy, as needed.

The November 2023 clearance of our CARE appliances for the indication described above represents the first time the FDA has ever granted an oral appliance a clearance to treat severe OSA. We believe this unprecedented decision by the FDA will generate broader acceptance throughout the medical community for our treatment options, leading to the potential for higher patient referrals and case starts as well as collaboration with medical professionals. We also believe it will enhance our value proposition to third-party distribution partners such as DME companies. This approval could also clear the way for greater reimbursement levels from medical insurance payors and Medicare. For example, in April 2024 we received the required regulatory approvals to enable Medicare reimbursement for our CARE oral medical devices.

●	Vivos oral appliances and therapies outside of CARE system include:

○	Vivos Guides are pre-formed, flexible, BPA-free, base polymer, monoblock intraoral guide and rescue appliances. The Guides are FDA Class I registered product for orthodontic tooth positioning typically used by dentists in children to address malocclusions and promote proper guided growth and development of the mouth and jaws.

○	Vivos VersaTM is an FDA 510(k) cleared Class II device for treating mild to moderate OSA in adults. It is a comfortable, easy-to-wear, medical grade nylon, 3D printed oral appliance featuring mandibular advancement as its mechanism of action. It is priced to be very cost effective and offers Vivos providers and patients a comfortable and effective product at a much lower price point for treatment. As with all other non-CARE oral appliances, the Vivos Versa must be worn nightly for life in order to remain clinically effective. We believe many Vivos Versa patients will eventually migrate up to our proprietary Vivos CARE products. While we do not own this product, we are a reseller of this product.

○	Vivos MyoCorrect oral myofunctional therapy (OMT) services. Studies have shown OMT to be a clinically valuable adjunctive treatment for patients with breathing and sleep disorders. When combined with Vivos’ CARE products and treatments, OMT can deliver an enhanced effect in many patients using our appliances. MyoCorrect treatment services are cost-effective for providers and convenient for patients. MyoCorrect is billable to medical insurance in most cases and constitutes an additional profit center for both Vivos and providers.

○	Vivos Vida ™ is an FDA cleared appliance as unspecified classification for the alleviation of TMD symptoms, and aids in treating bruxism and TMJ Dysfunction. The Vivos Vida help to alleviate symptoms such as TMJ/TMD, headaches and facial muscle pain. The Vivos Vida is worn during sleep, and serves to protect the teeth and restorations from destructive forces of bruxism. It is a custom fabricated appliance, designed for patient comfort.

○	Vivos Vida Sleep ™ is an FDA 510(k) cleared Class II for treating mild to moderate OSA in adults. It uses the Vivos Unilateral BiteBlock Technology and is designed to advance the mandible incrementally to stabilize the patient’s oropharyngeal airway. It is highly efficient and has a sleep design which promotes space for the tongue to sit in the roof of the palate. It’s novel design decreases contact points between the maxillary and mandibular teeth that may help reduce clenching and overall bite forces that occur during sleep.

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●	VivoScore (from SleepImage), Rhinomanometry (from GM Instruments), Cone Beam Computerized Tomography or CBCT (from multiple vendors), Joint Vibration Analysis (from BioResearch) and other key diagnostic technologies play an essential role as part of The Vivos Method in patient assessment, proper clinical diagnosis, treatment planning, progress measurement, and optimal outcome facilitation. We believe the combination and integration of such diagnostic tools and equipment as particularly taught to and practiced by Vivos-trained providers constitutes a key trade secret of our company.

●	Vivos AireO2 is an Electronic Health Record (EHR) software program specifically designed for use as a full practice management software program in a medical or dental practice environment where treating breathing and sleep disorders is performed. The program is very well suited to handle both medical and dental billing and is integral in our Treatment Navigator program.

●	Adjunctive Treatment from specialty chiropractors and other healthcare providers according to a very specific set of particular integrated protocols has also proven to enhance and improve clinical outcomes using CARE and other Vivos devices.

●	Treatment Navigator is our most recent program to assist a clinician’s patients who may have a breathing or sleep disorder to get screened, diagnosed by a board-certified sleep specialist, obtain insurance verification of benefits and preauthorization (where required), have their questions answered, and receive assistance with scheduling, financing, medical billing or any other concerns regarding treatment options best suited to their individual situation. Dentists typically pay set fees to us for this service.

●	Vivos Billing Intelligence Service (BIS) is our medical and dental billing service. It is both a subscription and fee for service program for healthcare practitioners who wish to optimize their insurance reimbursement by leveraging both medical and dental benefits. We are unaware of any other software platform or service on the market that offers the same set of features or capabilities.

●	Vivos Airway Intelligence Service (AIS) is our technical support and advisory service that supports clinicians in their patient data analysis, case selection, treatment planning and treatment implementation. AIS reports and services are priced into the cost of appliances to providers.

●	The Vivos Institute® (TVI) is widely regarded as one of the top educational and learning centers for dentofacial related breathing and sleep disorders in North America. Opened in 2021, TVI is housed in a state-of-the-art 18,000 square foot facility near the Denver International Airport where doctors from around the world come to receive instruction and advanced clinical training in a wide range of topics delivered by leading national and international medical sleep specialists, cardiologists, pediatric sleep specialists, dentists, orthodontists, specially trained chiropractors, nutritionists, key industry business leaders, and university-based clinical researchers.

These products and services are used in a collaborative multidisciplinary treatment model comprising dentists, general practice physicians, sleep specialist physicians, myofunctional therapists, nutritionists, chiropractors, physical therapists, and healthcare professionals. Our subscription-based program to train dentists and offer them other value-added services is called the Vivos Integrated Practice (VIP) program.

During 2023, we expanded our product portfolio by acquiring certain devices (now known as Vivos Vida, Vivos Versa and Vivos Vida Sleep) from Advanced Facialdontics, LLC. During 2024, we continued our screening and home sleep test (or HST) program (which we call our VivoScore Program) featuring SleepImage® technology, a 510(k) cleared ring-based recorder and diagnostic platform for home sleep apnea testing. We market and distribute our SleepImage HST in the U.S. and Canada pursuant to a licensing agreement with MyCardio LLC. Based on our direct experience with our Vivos-trained providers, approximately 53,000 VivoScore HSTs were performed during 2024. Due to the volume of home sleep test screening business that we have generated with MyCardio LLC, we now receive pricing and terms for SleepImage® products and services that are well below their published retail prices. We believe the growth of our VivoScore program confirms our belief that the SleepImage® HST offers significant commercial advantages over existing home sleep apnea products and technologies in the market and allows healthcare providers to more efficiently screen, diagnose and initiate treatment for OSA in their patients.

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We have not yet seen a corresponding increase in patient enrollment in The Vivos Method treatment. Based on feedback from our Vivos-trained providers, we believe this to be a function of staffing turnover in their practices and labor shortages that continue to plague the dental workplace. Throughout 2024, we continued to address this by conducting additional regional dental team training sessions on integrating Vivos products and treatment protocols. In addition, we drastically reduced the number of Practice Advisors who had previously been dispatched as “boots on the ground” to help facilitate case starts and provide Vivos-trained providers with support, and we replaced them with a new service called Treatment Navigator which we piloted and began to rollout in the late summer and fall of 2022.

Treatment Navigators work effectively as extensions of the dental office, working directly with perspective patients to provide them information on The Vivos Method, aiding in education, screening, insurance verification of benefits and preauthorization, coordination among various professional practitioners, recordkeeping, problem solving, as well as, delivering a home sleep test and following up with scheduling an appointment with a VIP in their area. Dental offices who wish to avail themselves of this service pay Vivos enrollment fees and per case fees for the service, thus adding an important new revenue line and profit center to the business. Based on our evaluation of the Treatment Navigator program, we have restructured the Treatment Navigator program into a monthly subscription-based model.

Background on OSA

OSA is a serious and chronic disease that negatively impacts a patient’s sleep, health, and quality of life. According to a 2019 article published in Chest Physician, it is estimated that OSA afflicts 54 million adults in the U.S. alone. According to a 2016 report by Frost & Sullivan, OSA has an annual societal cost of over $149.6 billion. According to the study “Global Prevalence of Obstructive Sleep Apnea (OSA)” conducted by an international panel of leading researchers, nearly 1 billion people worldwide have sleep apnea, and as many as 80% remain undiagnosed. Research has shown that when left untreated, OSA can increase the risk of comorbidities, such as high blood pressure, heart failure, stroke, diabetes, dementia, chronic pain and other debilitating, life-threatening diseases.

Unfortunately for OSA patients, the medical profession has not been able to provide them with solutions that are both effective and desirable. CPAP is the “gold standard” treatment for over 90% of OSA patients, but no one wants to wear those devices to bed every night for life, rendering long-term compliance rates low. Traditional oral appliances can be effective over limited time frames, but often create other problems with temporomandibular joint (or TMJ) dysfunction, open bites, infections, and more. As with CPAP, they too must be worn every night for life to be effective. More radical and invasive options such as neuro-stimulation devices, or maxillomandibular advancement surgery are likewise viewed more as treatments of last resort. When The Vivos Method is presented as a viable treatment option against the alternatives discussed above, we believe it will be the preferred choice of most patients.

We believe our proprietary products comprising the Vivos CARE oral appliances represent the first non-surgical, non-invasive treatment option for patients diagnosed with mild to severe OSA that offers cost-effective treatment featuring (i) limited treatment times; with (ii) lasting or durable effects; and (iii) the prospect of seeing a complete reversal of symptoms. Combining treatment technologies that impact the upper airway by altering the size, shape, patency and position of corresponding hard and soft tissues, Vivos CARE represents a completely new treatment modality in the treatment of dentofacial abnormalities that often lead to OSA and many other health conditions.

The Vivos Method is estimated to be indicated and potentially effective (within the scope of the FDA cleared uses) in approximately 80% of cases of OSA where patients are compliant with clinical treatments. Our patented oral appliances have been utilized in approximately 40,000 patients treated worldwide by more than 1,850 trained dentists.

Our Target Customers

The House of Delegates of the American Dental Association in 2017 adopted a policy statement describing the important role dentists can play in helping identify patients at greater risk of sleep related breathing disorders. By virtue of the close connection and relationship between the oral cavity and airway form and function, properly trained dentists can play a pivotal and even leading role in the treatment of dentofacial abnormalities which are known to impact breathing and sleep, which in turn can lead to serious health conditions. The VIP program provides dentists with compelling clinical reasons coupled with strong economic incentives to provide their breathing and sleep disordered patients the best care possible.

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We have recently expanded our mission and product line positioning to extend the reach and scope of The Vivos Method beyond the dental profession and to allow for greater collaboration and mutual referrals from other healthcare practitioners, including primary care physicians, medical specialists, chiropractors, nutritionists, physical therapists, and others who see and treat patients with breathing and sleep disorders. We believe this extension of our approach will broaden the knowledge among various professions as to what our technology and products can do for their patients, ultimately leading more patients into treatment with Vivos products and services. We also incorporate courses and curricula at The Vivos Institute into our Vivos Method training that provides information, tools, techniques, and systems that enable other healthcare professionals to engage directly with dentists and actively contribute to the best possible clinical outcome for patients.

During the second half of 2021, we increased our efforts to market The Vivos Method and related products and services to larger dental support organizations (or DSOs). Marketing to DSOs creates an opportunity to enroll and onboard multiple dental practices as VIPs under one common ownership structure. This would allow us to leverage training and support across multiple VIP practices and gain economies of scale with the goal of faster growth, both in VIP enrollments and in Vivos case starts. As of September 30, 2023, we believe we have made important progress in penetrating this market, but as we cautioned previously, DSOs tend to move slowly when adopting new technologies or programs.

Our Mission

Our mission is to rid the world of sleep apnea by being a leading technology platform and go-to resource for the latest and most effective treatment modalities, products, and clinical education available to healthcare providers of all specialties who treat patients suffering from breathing and sleep disorders and their comorbidities. We fully recognize that breathing and sleep disorders, including OSA, are often complex conditions with multiple contributing factors that require more than a single solution. To that end, we have broadened our product and services lines that comprise The Vivos Method to go beyond the proprietary technologies featured in our CARE oral appliances, and now offer providers far greater optionality in selecting a diagnostic or treatment solution that is best for their patients. This approach recognizes that there is no “one size fits all” solution for patients, and that both providers and patients are best served by offering a variety of solutions at various price points that can meet the needs of a larger segment of the population.

We believe this evolution of our mission (which was originally focused almost exclusively on the dental community) will appeal to a much broader array of healthcare professionals, including chiropractors, nutritionists, primary care physicians, cardiologists, physical therapists, dentists and others, all of whom have a strong vested interest in the overall health and wellbeing of their patients, and each of whom has something meaningful to contribute when properly educated and trained. As word spreads among a broader array of professionals and their patients, we expect more people to come to know and understand the compelling advantages of The Vivos Method. We believe this will allow us to scale our business and grow our company more rapidly.

Our Market Opportunity

According to a March 2021 Sleep Apnea Devices Market Size & Share Report, the global sleep apnea devices market size was valued at $3.7 billion in 2020 and is expected to expand at a compound annual growth rate (CAGR) of 6.2% from 2021 to 2028. According to an American Sleep Association study published in 2020, an estimated 50 million to 70 million people in the U.S. are suffering from some form of sleep disorders. Moreover, according to Canadian Respiratory Journal in 2014, around 5.4 million adults in Canada were diagnosed with sleep apnea or were at higher risk of developing OSA. According to a study conducted by ResMed in 2018, around 175 million people in Europe were suffering from sleep apnea. We therefore believe that effective diagnostic and treatment strategies are needed to minimize the negative health impacts of OSA and to maximize cost-effectiveness.

Based on our direct experience with our Vivos-trained providers performing nearly 60,000 VivoScore HSTs during 2022, we strongly believe the published estimates from available public information, which range from 12% to 20% of the population, seriously underestimate the extent of the condition and scope of the problem in the United States and Canada. Our VivoScore testing routinely results in approximately 50% of patients testing positive OSA, a number consistent with a recent study published in the Journal of the American Heart Association on a sample consisting of ~2000 middle-aged to older adults from the Multi-Ethnic Study of Atherosclerosis (MESA), where 47 percent had moderate-to-severe OSA. We therefore believe our prior estimate that approximately 15% of the adult population in the United States and Canada suffers from OSA to be extremely conservative. Based on the estimated total adult population of 284 million in the United States and Canada, we believe the total addressable United States and Canadian market could be as high as 80 million adults. To be conservative and based on available data and our internal market analysis, we estimate that over 80% of individuals diagnosed with OSA in the North American addressable market may be candidates for The Vivos Method, leaving us with a total addressable consumer market of approximately 64 million adults.

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We currently charge clinicians an average sales price of approximately $1,500 per adult case for The Vivos Method. There are approximately 200,000 general dentists and dental specialists in the United States and another 30,000 in Canada who could potentially offer the Vivos Method to their patients. Add to that the nearly 80,000 licensed chiropractors and over 1.1 million medical doctors across all specialties who routinely see and treat patients with OSA. Each of them see and treat patients with OSA for many related conditions on a regular basis even though the vast majority remain undiagnosed with respect to their OSA. As we raise awareness, and now that new technologies such as SleepImage have driven the cost of diagnosis down dramatically, more providers will be able to integrate evaluations of breathing and sleep into their basic clinical treatments, and more patients will get diagnosed and seek treatment. Therefore, based on the addressable U.S. and Canadian consumer market described above and average sales price, we believe the addressable consumer market for adults in the United States and Canada is approximately $96 billion.

Our Treatment Alternative for OSA - The Vivos Method

The Vivos Method is a non-invasive, non-surgical, non-pharmaceutical, multi-disciplinary treatment modality for the treatment of dentofacial abnormalities and/or mild, moderate and severe OSA and snoring in adults. Proprietary and virtually painless, The Vivos Method has been shown to typically expand the upper airway and offers patients what we believe to be an effective treatment alternative based on published peer-reviewed retrospective clinical data. Based on feedback from independent VIPs and their patients, we believe initial therapeutic benefits from using the treatment guidance’s and devices are often achieved relatively quickly (in days or weeks) and final clinical results are typically achieved in 12 to 18 months), all at a relatively low cost to consumers ranging between $7,000 and $10,000 for adults (costs vary by provider) when compared to other options such as lifetime CPAP or surgery.

The Vivos Method alters the size, shape and position of the tissues that surround and define the functional space known as the upper airway. Our treatment also improves nasal breathing, reduces mouth breathing, reduces Apnea Hypopnea Index (AHI) scores, and generally facilitates better breathing and sleep. These statements are based on retrospective raw data with validated before and after sleep studies, rhinomanometry testing before and after treatment, Cone Beam Computerized Tomography (CBCT) scans from treating clinicians and patient testimony. As The Vivos Method treatment process progresses, the airway typically expands, with many patients reporting a significant reduction of their OSA and snoring symptoms. The primary products used in The Vivos Method are our CARE devices - the DNA appliance®, the mRNA appliance®, and the mmRNA appliance®- each of which is a specifically designed, customized oral appliance that is worn primarily in the evening hours and overnight. The treatment time may range from 9 to 18 months, with 12 to 15 months being typical. Our appliances may require periodic adjustments some of which can be performed by the patient and others that are typically rendered at the dental office where treatment was initiated.

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Our Growth Strategy

Our goal is to be the global leader in providing a clinically effective non-surgical, non-invasive, non-pharmaceutical, and low-cost alternative for patients with dentofacial abnormalities and/or mild to severe OSA and snoring in adults. We believe the following strategies will play a critical role in achieve this goal and in establishing more predictable and growing revenue leading, ultimately, to cash flow positive and profitable operations:

●	Expand public awareness of the life-threatening and debilitating nature of OSA and its prevalence throughout the world, while letting the world know of our proprietary and highly effective treatment as an alternative to CPAP.

●	Cultivate Active Referral Sources Among Physicians, Sleep Specialists, Dentists and Other Healthcare Providers.

●	Drive more qualified new patients to our VIP practices and teach VIPs how to better present and close Vivos treatment via the “Boost” and “Kick-Off” programs.

●	Achieve full payment by in network major insurance carriers for Vivos Method treatment.

●	Make it easy for both dental and medical professionals to interact and do business with Vivos.

●	Continue to drive medical and dental community awareness of The Vivos Method and build bridges between medical doctors and dentists through DSO marketing and our Medical Integration Division.

●	Expand our market penetration with DME distribution agreements.

●	Invest in research and development to drive innovation and expand indications.

●	Pursue strategically adjacent markets and international opportunities.

Our Revenue Model

Our revenue is currently derived from the following primary sources:

●	VIP office training and enrollment fees. These fees are comprised of one-time, up-front fees, as well as optional renewal fees after 12 months.

●	Recurring Vivos appliance sales. Once we train the VIP on how dentists can help treat OSA, the goal is to have them initiate “new case starts” with patients, which leads to sales of our appliances and guides. We are also seeking to drive appliance sales through our distribution arrangements with DMEs.

●	Recurring VIP subscription fees. These are recurring fees that a portion of our VIPs pay us to receive additional value-added services and training.

●	SleepImage HST revenue. In 2022, we modified our agreement with MyCardio LLC relating to our SleepImage HST for sleep apnea, which creates the potential for revenue from our leasing of SleepImage HST ring recorders to our VIPs as part of the VivoScore Program.

●	The Vivos Institute. Our TVI provides product-specific training for the use of our products and services. Revenue from such courses is not material at the present time, but our expectation is that increased training awareness of OSA and the promotion of our products and services will be enhanced by our TVI.

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●	The Airway Intelligence Service (AIS). This service provides a complete resource for VIPs to help simplify the diagnostic and appliance design matrix and expedite the treatment planning process. AIS is provided as part of the price of each appliance and is not a separate revenue stream.

●	Billing Intelligence Services (BIS). This complete third-party billing solution includes a comprehensive integrated revenue cycle management software system that allows dentists to focus on running their practice and delivering the best care for their patients. This medical billing service generates recurring subscription fees from participating VIPs and independent dentists in the United States.

●	AireO2 Patient Management Software. This management software enables healthcare professionals to diagnose, treat and monitor patients with OSA and its related conditions more effectively. Developed in collaboration with Lyon Dental, AireO2 contains features that enhance a VIP’s billing services and practice management systems. AireO2 is a complement to our BIS software system.

●	Medical Integration Division (MID). In late 2020, we launched our MID to assist VIP practices to establish clinical collaboration ties to local primary care physicians, sleep specialists, ear, nose a throat doctors (ENTs), cardiologists, pediatricians, pulmonologists and other healthcare providers who routinely see or treat patients with sleep and breathing disorders. The primary objective of our MID is to promote The Vivos Method to medical providers and thus facilitate the potential for additional mild to severe OSA patients gaining access to The Vivos Method while offering continuum of care. The MID seeks to fulfill that objective by meeting with VIP dentists and medical providers in their local areas to establish physician practices using the trademarked name “Pneusomnia Sleep Reimagined Center” (which are referred to as Pneusomnia Centers). These independent medical practices will be managed by our company under a management and development agreement which pays us six (6% to 8%) percent of all net revenue from sleep-related services. We also collect a development fee for each clinic prior to opening establishing all operational treatments.

●	MyoCorrect (Orofacial Myofunctional Therapy) Program. In March 2021, we introduced orofacial myofunctional therapy (or OMT) as a service that is part of The Vivos Method, under the name MyoCorrect. Through MyoCorrect, dentists enrolled in the VIP program will have access to trained therapists who provide OMT via telemedicine technology. Our CARE appliances are cleared by the FDA to treat moderate and severe OSA in adults, 18 years of age and older along with positive airway pressure (PAP) and/or myofunctional therapy, as needed.

Our Competitive Strengths

We believe that The Vivos Method has numerous advantages that, taken together, set us apart from the competition and position us for success in the marketplace:

●	Significant barriers to entry.

●	Vivos Method insurance reimbursement.

●	Body of published research and strong patient outcomes.

●	First mover advantage.

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●	Differentiated products.

●	Intellectual property portfolio and research and development capabilities.

●	Extensive Training and Support Systems.

●	Targeted approach to market development.

●	Marketplace acceptance.

New Marketing and Distribution Alliance Strategy

In June 2024, we announced the execution of a strategic marketing and distribution alliance with Rebis Health Holdings, LLC (who we refer herein Rebis), an operator of multiple sleep testing and treatment centers in Colorado. This alliance, which we hope will be the first of a series of similar alliances and potential acquisitions across the country, marks an important pivot in our marketing and distribution model for our cutting-edge OSA appliances. Under the new alliance, we are collaborating with Rebis to offer OSA patients a full spectrum of evidence-based treatments such as our own advanced, proprietary and FDA-cleared CARE oral medical devices, oral appliances and additional adjunctive therapies and methods including CPAP machines. The program commenced in August of 2024 in the Longmont office of Rebis.

We believe the advantages of this new strategic marketing and distribution model are compelling. First, it provides Vivos-trained providers direct access to far more OSA patients who are likely candidates for Vivos treatment. As we roll out this new model going forward, potentially thousands of patients each month could be exposed to Vivos treatment options. Second, we expect to close more cases using Vivos-trained personnel. In our pilot testing, which we conducted at over 45 separate locations around the United States during 2023 and 2024, our Vivos-trained personnel were able to consistently close over 70% of patients into some form of Vivos treatment. These figures held relatively consistent across diverse demographic and economic patient profiles and geographies. Third, top line revenue and profit per case are expected to rise. We project that each patient who signs up for Vivos treatment represents a potential increase to Vivos top line revenue with contribution margins of up to 50%. This significantly alters the economics to Vivos, when compared to our prior model, increasing top-line revenues per case start by approximately 4-6 times. In summary, under our new model, we expect to present Vivos treatments to more patients, close a higher percentage of cases into Vivos treatment, and generate more revenue and profit per case.

The Rebis strategic alliance was announced alongside a $7.5 million equity private placement by us with an affiliate of New Seneca Partners, Inc. (who we refer herein as Seneca). The new marketing and distribution strategic alliance is based on a profit-sharing model between us and Rebis. Subject to certain conditions, Seneca will participate in our net cash flow allocation from the alliance up to an agreed-upon amount as partial consideration for the management advisory services Seneca is providing to us.

January 2023 Private Placement

On January 9, 2023, we closed a private placement (the “January 2023 Private Placement”) with an institutional investor pursuant to which we agreed sell up to an aggregate of $8,000,000 of securities of the Company of units. Each unit consists of one share of our common stock (“Common Stock”), $0.0001 par value, and pre-funded warrant to purchase one share of our Common Stock, and common stock purchase warrants to purchase our Common Stock (each, a “January 2023 Warrant”). In connection with the January 2023 Private Placement, we issued 80,000 shares of Common Stock, pre-funded warrants to purchase up to an aggregate of 186,666 shares of Common Stock and the January 2023 Warrant to purchase up to an aggregate of 266,667 shares of Common Stock (the January 2023 Warrant was amended in November 2023 as described below). The purchase price per share and associated January 2023 Warrant was $30.00, and the purchase price per pre-funded warrant and associated January 2023 Warrant was $29.9998.

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November 2023 Private Placement

On October 30, 2023 we entered into a securities purchase agreement with the same institutional investor pursuant to which we sold an aggregate of $4,000,003.44 of securities in a private placement consisting of (i) 130,000 shares of Common Stock, (ii) a pre-funded warrant to purchase 850,393 shares of Common Stock, (iii) a five-year Series A Common Stock Purchase Warrant to purchase up to 980,393 shares of Common Stock with an exercise price of $3.83 per share and (iii) an 18-month Series B Common Stock Purchase Warrant to purchase up to 980,393 shares of our Common Stock with an exercise price of $3.83 per share (the “Series B Warrant”).

The private placement closed on November 2, 2023. After deducting the placement agent fees and estimated offering expenses, we received net proceeds of approximately $3.5 million. As of January 31, 2024, all of the pre-funded warrants granted as part of the private placement were exercised.

As part of the November 2023 private placement, we agreed with the investor to amend the January 2023 Warrant to reduce the exercise price of the January 2023 Warrant to $3.83 per share and extended the expiration date of the January 2023 Warrant to November 2, 2028. The amendment also restated in its entirety the definition of “Black Scholes Value” contained in the January 2023 Warrant with the intention of eliminating an embedded derivative liability associated with such warrant.

February 2024 Warrant Exercise Transaction

On February 14, 2024, we entered into a warrant inducement letter agreement (the “Inducement Agreement”) with the same institutional investor pursuant to which the investor agreed to exercise for cash the entirety of the Series B Warrant issued in November 2023 at a reduced exercise price of $4.02 per share (with such exercise price being established for purposes of compliance with the listing rules of the Nasdaq Stock Market), resulting in gross proceeds to us of approximately $4.0 million. The resale of the shares of Common Stock underlying the Series B Warrant has been registered pursuant to a Registration Statement on Form S-1 (File No. 333-275726), which became effective with the SEC on December 1, 2023.

Pursuant to the Inducement Agreement, in consideration for the immediate exercise of the Series B Warrant in full, we agreed to issue to the investor the two Inducement Warrants in a new private placement transaction. The Inducement Warrants are identical to each other, other than their dates of expiration, and are substantially identical to the Series B Warrant. The Inducement Transaction closed on February 20, 2024.

June 2024 Private Placement and Management Services Agreement with Seneca

On June 10, 2024, we entered into a securities purchase agreement (the “June 2024 SPA”) with V-CO Investors LLC, a Wyoming limited liability company (“V-CO”). V-CO is an affiliate of Seneca, a leading independent private equity firm.

Pursuant to the June 2024 SPA, we sold to V-CO in a private placement offering: (i) 169,498 shares of our Common Stock, (ii) a pre-funded warrant (which we refer to herein as the Pre-Funded Warrant) to purchase 3,050,768 shares of Common Stock (which we refer to herein as the Pre-Funded Warrant Shares), and (iii) a Common Stock Purchase Warrant (which we refer to as the June 2024 Warrant) to purchase up to 3,220,266 shares of Common Stock (which we refer to herein as the June 2024 Warrant Shares). V-CO paid a purchase price of $2.329 for each share and Pre-Funded Warrant Share and associated June 2024 Warrant, with such price being established for purposes of compliance with the listing rules of the Nasdaq Stock Market LLC. The private placement closed on June 10, 2024. We received gross proceeds of $7,500,000 from the private placement. No placement agent was used in connection with the private placement.

The June 2024 Warrant has a five-year term, an exercise price of $2.204 per share and became exercisable immediately as of the date of issuance. The Pre-Funded Warrant has a term ending on the complete exercise of the Pre-Funded Warrant, an exercise price of $0.0001 per share and became exercisable immediately as of the date of issuance. The June 2024 Warrant and the Pre-Funded Warrants also contain customary stock-based (but not price-based) anti-dilution protection as well as beneficial ownership limitations that may be waived at the option of the holder upon 61 days’ notice to us.

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The June 2024 SPA provides that for a period of three (3) years from the closing of the private placement, Seneca shall be entitled to (i) receive notice of any regular or special meeting of our board of directors at the time such notice is provided to the members of our Board of Directors, (ii) receive copies of any materials delivered to our directors in connection with such meetings and (iii) allow one Seneca representative (who shall be an officer or employee of Seneca) to attend and participate (but not vote) in all such meetings of our Board of Directors. The June 2024 SPA also includes standard representations, warranties, indemnifications, and covenants of our company and V-CO.

The terms of the June 2024 SPA require us to file a registration statement on Form S-3 or other appropriate form registering the shares, the Pre-Funded Warrant Shares and the June 2024 Warrant Shares for resale no later than July 25, 2024 and to use commercially reasonable best efforts to cause such registration statement to be effective by September 8, 2024. We must also use its commercially reasonable efforts to keep such registration statement continuously effective (including by filing a post-effective amendment or a new registration statement if such registration statement expires) for a period of three (3) years after the date of effectiveness of such registration statement, subject to certain limitations specified in the SPA. We have filed with the SEC such registration statement registering the shares and warrants as described herein on Form S-3 (File No. 333-281090) on July 30, 2024 which was subsequently declared effective on August 7, 2024.

Management Services Agreement with V-CO

Also on June 10, 2024, our company, Airway Integrated Management Company, LLC, a Colorado limited liability company and a wholly owned subsidiary of the Company (or “AIM”), and V-CO entered into a management services agreement (which we refer to herein as the “MSA”). Pursuant to the MSA, V-CO will provide certain management, consulting, and advisory services to us related to our new strategic marketing and distribution alliance with Rebis Health Partners, LLC (which we refer to as the strategic alliance).

The term of the MSA commences on the effective date of the agreement and continues until the later of (i) June 10, 2027 or (ii) such time as V-CO has received two (2) times its original investment in the private placement we closed with V-CO. The MSA will automatically renew for additional terms of one (1) year unless any party sooner terminates the agreement in accordance with the terms of the MSA.

During the term of the MSA, V-CO will provide to us and AIM oversight, management consulting and advisory services, including, without limitation: (i) management of general and administrative expenses of the strategic alliance, (ii) advice on strategy of the strategic alliance with a view towards maximizing the revenue and profit generated by the strategic alliance, (iii) searches for additional potential sleep center operators to form strategic alliances with, (iv) making introductions to industry contacts of V-CO and its affiliates (including Seneca) for purposes of expanding the business and opportunities of our company and the strategic alliance, and (v) performing other services as may be reasonably requested from time to time by us and agreed to by V-CO, taking into account the level of compensation for services and other engagements that V-CO and its affiliates may have.

As consideration for such management services, AIM has agreed to pay to V-CO for three (3) years a management fee equal to $37,500 per quarter, payable quarterly in arrears, with a minimum of $25,000 per quarter paid in cash and the remaining up to $12,500 per quarter paid in the form of cash or restricted shares of our Common Stock, as decided by V-CO. The value of such restricted common stock, if any, paid as part of the management fee will be calculated based upon the average 5-day closing price of the Common Stock ending as of the end of each applicable quarter (or, if the Common Stock is not then publicly listed, as determined in good faith by our Board of Directors using industry standard valuation metrics).

In addition to the management fee, V-CO will also receive a quarterly cash participation payment from AIM equal to an agreed upon percentage of the net positive cash flow (as determined in accordance with U.S. generally accepted accounting principles) generated by the operations of the strategic alliance and received by VSI pursuant to the strategic alliance. Such participation payment shall accrue and not be paid until our company on a consolidated basis is cash flow positive from operations, as reported in our Securities and Exchange Commission (“SEC”) filings. Such profit participation shall continue to be earned quarterly until the later of such time as (i) V-CO receives an amount equal to two (2) times its investment in the June 2024 private placement; or (ii) or June 10, 2027.

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The MSA contains customary covenants regarding confidentiality and indemnification. Under the MSA, V-CO will also assign to AIM or its affiliates V-CO’s entire right, title, and interest in any intellectual property it creates while working for or on behalf of AIM.

September 2024 Registered Direct Offering

On September 18, 2024, the Company entered into a securities purchase agreement (the “September 2024 SPA”) with certain institutional investors in connection with a registered direct offering (the “September 2024 Offering”), priced at-the-market under Nasdaq Stock Market rules, to purchase 1,363,812 shares of Common Stock at a purchase price of $3.15 per share. No common stock purchase warrants were offered or issued to investors in the September 2024 Offering.

H.C. Wainwright & Co., LLC (“HCW”), pursuant an engagement agreement with the Company, dated May 2, 2024 and amended on August 2, 2024 (as amended, the “HCW Engagement Agreement”), acted as the exclusive placement agent (the “Placement Agent”) for the September 2024 Offering. Pursuant to the HCW Engagement Agreement, the Company has (i) paid the Placement Agent a cash fee equal to 7.0% of the aggregate gross proceeds of the September 2024 Offering, (ii) paid the Placement Agent a management fee of 1.0% of the aggregate gross proceeds of the September 2024 Offering, and (iii) reimbursed the Placement Agent for certain expenses and legal fees.

In addition, the Company has issued to the Placement Agent or its designees (who are among the selling stockholders named herein) warrants (the “September 2024 PA Warrants”) to purchase up to 95,467 shares of Common Stock (or 7% of the number of shares sold in the September 2024 Offering) at an exercise price of $3.9375 per share of Common Stock, exercisable beginning upon issuance until five years from the commencement of sales in the September 2024 Offering. We are registering the Common Stock underlying the September 2024 PA Warrants for public resale pursuant to the registration statement of which this prospectus forms a part.

The gross proceeds to the Company from the September 2024 Offering were approximately $4.3 million, before deducting the Placement Agent’s fees and other offering expenses payable by the Company. The Company currently intends to use the net proceeds from the September 2024 Offering for working capital and general corporate purposes.

The shares of the September 2024 Offering were issued pursuant to an effective shelf registration statement on Form S-3 that was filed with the SEC (File No. 333-262554) on February 7, 2022 and declared effective on February 14, 2022. A prospectus supplement relating to the September 2024 Offering has been filed with the SEC on September 20, 2024.

The September 2024 SPA contains customary representations, warranties and agreements of the Company and the investors and customary indemnification rights and obligations of the parties. Pursuant to the terms of the September 2024 SPA, the Company has agreed to certain restrictions on the issuance and sale of its shares of Common Stock and securities convertible into shares of Common Stock for a period of 30 days following the closing of the September 2024 Offering. The Company has also agreed not to effect or agree to effect any Variable Rate Transaction (as defined in the September 2024 SPA) until one year following the closing of the September 2024 Offering, subject to certain exceptions.

December 2024 Registered Direct Offering and Private Placement of the December 2024 Warrants

On December 22, 2024, we entered into a securities purchase agreement (the “December 2024 SPA”) with certain institutional investors (who are the selling stockholders named herein) in connection with a registered direct offering, priced at-the-market under Nasdaq Stock Market rules, to purchase 709,220 shares of Common Stock and, in a concurrent private placement (collectively, with the registered direct offering, the “December 2024 Offering”), warrants (the “December 2024 Warrants”) to purchase up to 709,220 shares of Common Stock (the shares of Common Stock issuable upon exercise of the December 2024 Warrants, the “December 2024 Warrant Shares”). The combined purchase price per share and each of the December 2024 Warrants is $4.935. The December 2024 Warrants are immediately exercisable upon issuance, will expire two years following the issuance date and have an exercise price of $4.81 per share.

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We agreed to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), with the SEC, covering the resale of the December 2024 Warrants Shares within 30 calendar days following the date of the December 2024 SPA and to use commercially reasonable efforts to cause the registration statement to be declared effective by the SEC within 90 days following the closing of the December 2024 Offering. We are registering the December 2024 Warrant Shares underlying the December 2024 Warrants for public resale pursuant to the registration statement of which this prospectus forms a part.

Pursuant to the HCW Engagement Agreement dated May 2, 2024, as amended on August 2, 2024 and December 22, 2024 with the Company, HCW acted as the Placement Agent for the December 2024 Offering. Pursuant to the HCW Engagement Agreement, the Company has (i) paid the Placement Agent a cash fee equal to 7.0% of the aggregate gross proceeds of the December 2024 Offering, (ii) paid the Placement Agent a management fee of 1.0% of the aggregate gross proceeds of the December 2024 Offering, and (iii) reimbursed the Placement Agent for certain expenses and legal fees. In addition, upon the exercise of any December 2024 Warrants for cash, the Company has agreed to (i) pay the Placement Agent a cash fee equal to 7.0% of the aggregate exercise price paid in cash, (ii) pay the Placement Agent a management fee of 1.0% of the aggregate exercise price paid in cash and (iii) issue to the Placement Agent or its designees warrants to purchase shares of Common Stock representing 7% of the shares of Common Stock underlying the December 2024 Purchase Warrants that have been exercised.

We have also issued to the Placement Agent or its designees (who are among the selling stockholders named herein) warrants (the “December 2024 PA Warrants”) to purchase up to 95,467 shares of Common Stock (or 7% of the number of shares sold in the December 2024 Offering) at an exercise price of $6.1688 per share of Common Stock, exercisable beginning upon issuance until two years following the issuance date. We are registering the Common Stock underlying the December 2024 PA Warrants for public resale pursuant to the registration statement of which this prospectus forms a part.

The gross proceeds to us from the December 2024 Offering were approximately $3.5 million, before deducting the Placement Agent’s fees and other offering expenses payable by the Company. We currently intend to use the net proceeds from the offering for working capital and general corporate purposes.

The shares from the December 2024 Offering were issued pursuant to an effective shelf registration statement on Form S-3 that was filed with the SEC (File No. 333-262554) on February 7, 2022 and declared effective on February 14, 2022. A prospectus supplement relating to the Shares was filed on December 26, 2024 with the SEC.

The December 2024 SPA contains customary representations, warranties and agreements of the Company and the investors and customary indemnification rights and obligations of the parties. Pursuant to the terms of the December 2024 SPA, we agreed to certain restrictions on the issuance and sale of our shares of Common Stock and securities convertible into shares of Common Stock for a period of 45 days following the closing of the December 2024 Offering. We also agreed not to effect or agree to effect any Variable Rate Transaction (as defined in the December 2024 SPA) until one year following the closing of the December 2024 Offering, subject to certain exceptions.

Summary of Risks Affecting Our Business

Investing in our common stock is highly speculative and involves significant risks and uncertainties. In evaluating our company, its business and any investment in the Company, readers should carefully consider the risk factors incorporated by reference from Part I, Item 1A of the Company’s Annual Report on Form 10-K beginning on Page 25, as filed with the SEC on March 28, 2024 (see “Incorporation of Certain Information by Reference”).

Emerging Growth Company Under the JOBS Act

We are an “emerging growth company,” or EGC, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. We will remain an EGC until the earlier of: (i) the last day of the fiscal year in which we have total annual gross revenue of $1.235 billion or more; (ii) the last day of the fiscal year following the fifth anniversary of the date of the completion of our initial public offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. For so long as we remain an EGC, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, or Section 404;

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●	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

●	being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

●	reduced disclosure obligations regarding executive compensation; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until December 31, 2025 (the last day of the fiscal year following the fifth anniversary of our initial public offering) if we continue to be an emerging growth company. We would cease to be an emerging growth company if we have more than $1.235 billion in annual revenue, have more than $700 million in market value of our shares held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. We have elected to provide two years of audited financial statements. Additionally, we have elected to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act.

Corporate Information

Our principal offices are located at 7921 Southpark Plaza, Suite 210, Littleton, Colorado 80120, and our telephone number is (844) 672-4357. Our website is www.vivos.com. Our website and the information on or that can be accessed through such website are not part of this prospectus.

Available Information

We maintain a website at www.vivos.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our website address does not constitute incorporation by reference of the information contained on our website, and you should not consider the contents of our website in making an investment decision with respect to our Common Stock.

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THE OFFERING

Shares of Common Stock offered by the selling stockholders	854,332 shares of Common Stock underlying the December 2024 Warrants and the Placement Agent Warrants.

Use of proceeds:	We will not receive any proceeds from the sale of the Common Stock by the selling stockholders. We would, however, receive proceeds upon the exercise of the December 2024 Warrants held by the selling stockholders and the Placement Agent Warrants by the placement agent or its designees which, if such warrants are exercised in full for cash, would be approximately $3.4 million. Proceeds, if any, received from the exercise of any such warrants will be used for general corporate purposes and working capital or for other purposes that our Board of Directors, in their good faith, deem to be in the best interest of our company. No assurances can be given that any of such warrants will be exercised or that we will receive any cash proceeds upon such exercise if cashless exercise is available.

Nasdaq Capital Market symbol:	Our Common Stock is listed on the Nasdaq Capital Market under the symbol “VVOS”.

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RISK FACTORS

Investing in our common stock is highly speculative and involves a significant degree of risk. In evaluating our company, its business and any investment in our company, you should carefully consider the information about risks described or incorporated by reference in this prospectus before making an investment in our securities, including the additional risk factors incorporated by reference from Item 1A of our Annual Report on Form 10-K, as filed with the SEC on March 28, 2024 and as amended by the Amendment No. 1 to our Annual Report on Form 10-K filed on July 29, 2024, any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, and all other documents incorporated by reference into this prospectus (see “Incorporation of Certain Information by Reference”). If any of the circumstances or events described actually arises or occurs, our business, results of operations, cash flows and financial condition could be harmed. In any such case, the market price of our Common Stock could decline, and you may lose all or part of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements that reflect our current expectations and views of future events. The forward-looking statements are contained principally in the sections included or incorporated by reference entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Readers are cautioned that known and unknown risks, uncertainties and other factors, including those over which we may have no control and others listed in the “Risk Factors” section of this prospectus, may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to:

●	our ability to continue to refine and execute our business plan, including the recruitment of dentists to enroll in our Vivos Integrated Practice (VIP) program and utilize The Vivos Method;

●	our ability to establish and grow our new marketing and distribution model where we create contractual alliances with operators of multiple sleep testing and treatment centers as a means of driving sales of our appliances;

●	the understanding and adoption by dentists and other healthcare professionals of The Vivos Method, including our proprietary oral appliances, as a treatment for dentofacial abnormalities and/or mild to severe OSA and snoring in adults;

●	our expectations concerning the effectiveness of treatment using The Vivos Method and patient relapse after completion of treatment;

●	the potential financial benefits to VIP dentists from treating patients with The Vivos Method;

●	our potential profit margin from the enrollment of VIPs, VIP service fees, sales of The Vivos Method treatments and appliances and leases of SleepImage® home sleep testing rings;

●	our ability to properly train VIPs in the use of The Vivos Method inclusive of the services we offer independent dentists for use in treating their patients in their dental practices;

●	our ability to formulate, implement and modify as necessary effective sales, marketing and strategic initiatives to drive revenue growth (including, for example, our Medical Integration Division, SleepImage® home sleep apnea test and our arrangements with durable medical equipment companies (“DMEs”));

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●	the viability of our current intellectual property and intellectual property created in the future;

●	acceptance by the marketplace of the products and services that we market;

●	government regulations and our ability to obtain applicable regulatory approvals and comply with government regulations including under healthcare laws and the rules and regulations of the U.S. Food and Drug Administration (“FDA”) and non-U.S. equivalent regulatory bodies;

●	our ability to retain key employees;

●	adverse changes in general market conditions for medical devices and the products and services we offer;

●	our ability to generate cash flow and profitability and continue as a going concern;

●	our future financing plans; and

●	our ability to adapt to changes in market conditions (including as a result of the COVID-19 pandemic, rising inflation and volatile capital markets) which could impair our operations and financial performance.

These forward-looking statements involve numerous risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. Our actual results of operations or the results of other matters that we anticipate could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and other sections included or incorporated by reference in this prospectus. You should thoroughly read this prospectus and the documents incorporated herein by reference with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements. We qualify all of our forward-looking statements by these cautionary statements.

The forward-looking statements made or incorporated by reference in this prospectus relate only to events or information as of the date on which the statements are made in or incorporated by reference in this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus, the documents incorporated by reference into this prospectus and the documents we have filed as exhibits to the registration statement, of which this prospectus forms a part, completely and with the understanding that our actual future results may be materially different from what we expect.

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Common Stock by the selling stockholders named in this prospectus. All proceeds from the sale of the Common Stock will be paid directly to the selling stockholders. We would, however, receive proceeds upon the exercise of the warrants held by the selling stockholders which, if such warrants are exercised in full for cash, would be approximately $3.4 million. Proceeds, if any, received from the exercise of such warrants will be used for general corporate purposes and working capital or for other purposes that our Board of Directors, in their good faith, deem to be in the best interest of our company. No assurances can be given that any of such warrants will be exercised or that we will receive any cash proceeds upon such exercise if cashless exercise is available.

DIVIDEND POLICY

We have never paid or declared any cash dividends on our Common Stock, and we do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant. Our future ability to pay cash dividends on our stock may also be limited by the terms of any future debt or preferred securities or future credit facility.

DETERMINATION OF OFFERING PRICE

The selling stockholders will each, in their respective discretions, offer warrant shares at the prevailing market prices for our Common Stock or privately negotiated prices. The offering price of the warrant shares does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our Common Stock began trading on Nasdaq under the symbol “VVOS” on December 11, 2020.

Holders of Record

As of January 17 2025, the closing price per share of our Common Stock was $5.74 as reported on The Nasdaq Capital Market, and we had approximately 8,150 stockholders of record. In addition, we believe that a significant number of beneficial owners of our Common Stock hold their shares in street name .

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

For our management’s discussion and analysis of financial condition and results of operations for the years ended December 31, 2022 and 2023, please read “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K, as amended, for the year ended December 31, 2023 which is incorporated by reference into this prospectus.

For our management’s discussion and analysis of financial condition and results of operations for the three and nine months ended September 30, 2024, please read “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q, for the quarter ended September 30, 2024 which is incorporated by reference into this prospectus

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BUSINESS

We are a revenue stage medical technology company focused on the development and commercialization of a suite of innovative diagnostic and multi-disciplinary treatment modalities for patients with dentofacial abnormalities and the wide array of medical conditions that may result from them, including mild to severe obstructive sleep apnea (known as OSA) and snoring in adults. We believe our proprietary oral appliances, diagnostic tools, myofunctional therapy, clinical treatments, continuing education, and practice solutions represent a powerful and highly effective set of resources for healthcare providers of all disciplines who treat patients suffering from debilitating and even life-threatening breathing and sleep disorders and their comorbidities.

To date, our primary focus has been on expanding awareness of, and providing treatment options for OSA for and through the dental industry, which we believe represents a large and relatively untapped market for OSA treatment. As our business has evolved, we have expanded our marketing, provider outreach, and treatment programs to encompass a broader more multidisciplinary approach, with a greater emphasis on working with medical doctors and other healthcare providers beyond dentists. Now that we have established a national network of Vivos-trained dentists, we are pivoting our focus to the source of where we believe the vast majority of OSA patients are first diagnosed and treated—the medical profession (including sleep centers and doctors and dentists who offer OSA treatment) as well durable medical equipment (DME) companies who manufacture and distribute OSA therapies. See “New Marketing and Distribution Alliance Strategy” below for more information.

In this prospectus, we sometimes refer to doctors, dentists and other medical professionals who treat OSA as “providers” (including our own Vivos-trained dentists).

Studies have shown our comprehensive and multidisciplinary approach represents a significant improvement in the treatment of mild to severe OSA in comparison to or when combined with other largely palliative treatments such as continuous positive airway pressure (or CPAP) or oral myofunctional therapy. We call our solution The Vivos Method.

Our Products and Services

Currently, The Vivos Method comprises the following products and services:

●	Vivos Complete Airway Repositioning and/or Expansion (CARE) oral appliance therapy including our:

○	Daytime Nighttime Appliance (or DNA appliance®) was granted 510(k) clearance from the U.S. Food & Drug Administration (or FDA) as a Class II medical device in December 2022 for the treatment of snoring and mild to moderate OSA, jaw repositioning and snoring in adults. It is the only oral appliance ever to receive FDA clearance to treat OSA without mandibular advancement as its primary mechanism of action. In November 2023, our DNA appliance was cleared by the FDA to treat moderate and severe OSA in adults, 18 years of age and older along with positive airway pressure (PAP) and/or myofunctional therapy, as needed.

○	Mandibular Repositioning Nighttime Appliance (or mRNA appliance®) has 510(k) clearance from the FDA as a Class II medical device for the treatment of snoring and mild to moderate OSA in adults. In November 2023, our mRNA appliance was cleared by the FDA to treat moderate and severe OSA in adults, 18 years of age and older along with positive airway pressure (PAP) and/or myofunctional therapy, as needed.

○	Modified Mandibular Repositioning Nighttime Appliance (or mmRNA appliance), for which we were granted FDA Class II market clearance in August 2021 for treating mild to moderate OSA, jaw reposition and snoring in adults. In November 2023, our mmRNA appliance was cleared by the FDA to treat moderate and severe OSA in adults, 18 years of age and older along with positive airway pressure (PAP) and/or myofunctional therapy, as needed.

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The November 2023 clearance of our CARE appliances for the indication described above represents the first time the FDA has ever granted an oral appliance a clearance to treat severe OSA. We believe this unprecedented decision by the FDA will generate broader acceptance throughout the medical community for our treatment options, leading to the potential for higher patient referrals and case starts as well as collaboration with medical professionals. We also believe it will enhance our value proposition to third-party distribution partners such as DME companies. This approval could also clear the way for greater reimbursement levels from medical insurance payors and Medicare. For example, in April 2024 we received the required regulatory approvals to enable Medicare reimbursement for our CARE oral medical devices.

●	Vivos oral appliances and therapies outside of CARE system include:

○	Vivos Guides are pre-formed, flexible, BPA-free, base polymer, monoblock intraoral guide and rescue appliances. The Guides are FDA Class I registered product for orthodontic tooth positioning typically used by dentists in children to address malocclusions and promote proper guided growth and development of the mouth and jaws.

○	Vivos VersaTM is an FDA 510(k) cleared Class II device for treating mild to moderate OSA in adults. It is a comfortable, easy-to-wear, medical grade nylon, 3D printed oral appliance featuring mandibular advancement as its mechanism of action. It is priced to be very cost effective and offers Vivos providers and patients a comfortable and effective product at a much lower price point for treatment. As with all other non-CARE oral appliances, the Vivos Versa must be worn nightly for life in order to remain clinically effective. We believe many Vivos Versa patients will eventually migrate up to our proprietary Vivos CARE products. While we do not own this product, we are a reseller of this product.

○	Vivos MyoCorrect oral myofunctional therapy (OMT) services. Studies have shown OMT to be a clinically valuable adjunctive treatment for patients with breathing and sleep disorders. When combined with Vivos’ CARE products and treatments, OMT can deliver an enhanced effect in many patients using our appliances. MyoCorrect treatment services are cost-effective for providers and convenient for patients. MyoCorrect is billable to medical insurance in most cases and constitutes an additional profit center for both Vivos and providers.

○	Vivos Vida ™ is an FDA cleared appliance as unspecified classification for the alleviation of TMD symptoms, and aids in treating bruxism and TMJ Dysfunction. The Vivos Vida help to alleviate symptoms such as TMJ/TMD, headaches and facial muscle pain. The Vivos Vida is worn during sleep, and serves to protect the teeth and restorations from destructive forces of bruxism. It is a custom fabricated appliance, designed for patient comfort.

○	Vivos Vida Sleep ™ is an FDA 510(k) cleared Class II for treating mild to moderate OSA in adults. It uses the Vivos Unilateral BiteBlock Technology and is designed to advance the mandible incrementally to stabilize the patient’s oropharyngeal airway. It is highly efficient and has a sleep design which promotes space for the tongue to sit in the roof of the palate. It’s novel design decreases contact points between the maxillary and mandibular teeth that may help reduce clenching and overall bite forces that occur during sleep.

●	VivoScore (from SleepImage), Rhinomanometry (from GM Instruments), Cone Beam Computerized Tomography or CBCT (from multiple vendors), Joint Vibration Analysis (from BioResearch) and other key diagnostic technologies play an essential role as part of The Vivos Method in patient assessment, proper clinical diagnosis, treatment planning, progress measurement, and optimal outcome facilitation. We believe the combination and integration of such diagnostic tools and equipment as particularly taught to and practiced by Vivos-trained providers constitutes a key trade secret of our company.

●	Vivos AireO2 is an Electronic Health Record (EHR) software program specifically designed for use as a full practice management software program in a medical or dental practice environment where treating breathing and sleep disorders is performed. The program is very well suited to handle both medical and dental billing and is integral in our Treatment Navigator program.

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●	Adjunctive Treatment from specialty chiropractors and other healthcare providers according to a very specific set of particular integrated protocols has also proven to enhance and improve clinical outcomes using CARE and other Vivos devices.

●	Treatment Navigator is our most recent program to assist a clinician’s patients who may have a breathing or sleep disorder to get screened, diagnosed by a board-certified sleep specialist, obtain insurance verification of benefits and preauthorization (where required), have their questions answered, and receive assistance with scheduling, financing, medical billing or any other concerns regarding treatment options best suited to their individual situation. Dentists typically pay set fees to us for this service.

●	Vivos Billing Intelligence Service (BIS) is our medical and dental billing service. It is both a subscription and fee for service program for healthcare practitioners who wish to optimize their insurance reimbursement by leveraging both medical and dental benefits. We are unaware of any other software platform or service on the market that offers the same set of features or capabilities.

●	Vivos Airway Intelligence Service (AIS) is our technical support and advisory service that supports clinicians in their patient data analysis, case selection, treatment planning and treatment implementation. AIS reports and services are priced into the cost of appliances to providers.

●	The Vivos Institute® (TVI) is widely regarded as one of the top educational and learning centers for dentofacial related breathing and sleep disorders in North America. Opened in 2021, TVI is housed in a state-of-the-art 18,000 square foot facility near the Denver International Airport where doctors from around the world come to receive instruction and advanced clinical training in a wide range of topics delivered by leading national and international medical sleep specialists, cardiologists, pediatric sleep specialists, dentists, orthodontists, specially trained chiropractors, nutritionists, key industry business leaders, and university-based clinical researchers.

These products and services are used in a collaborative multidisciplinary treatment model comprising dentists, general practice physicians, sleep specialist physicians, myofunctional therapists, nutritionists, chiropractors, physical therapists, and healthcare professionals. Our subscription-based program to train dentists and offer them other value-added services is called the Vivos Integrated Practice (VIP) program.

During 2023, we expanded our product portfolio by acquiring certain devices (now known as Vivos Vida, Vivos Versa and Vivos Vida Sleep) from Advanced Facialdontics, LLC. During 2024, we continued our screening and home sleep test (or HST) program (which we call our VivoScore Program) featuring SleepImage® technology, a 510(k) cleared ring-based recorder and diagnostic platform for home sleep apnea testing. We market and distribute our SleepImage HST in the U.S. and Canada pursuant to a licensing agreement with MyCardio LLC. Based on our direct experience with our Vivos-trained providers, approximately 53,000 VivoScore HSTs were performed during 2024. Due to the volume of home sleep test screening business that we have generated with MyCardio LLC, we now receive pricing and terms for SleepImage® products and services that are well below their published retail prices. We believe the growth of our VivoScore program confirms our belief that the SleepImage® HST offers significant commercial advantages over existing home sleep apnea products and technologies in the market and allows healthcare providers to more efficiently screen, diagnose and initiate treatment for OSA in their patients.

We have not yet seen a corresponding increase in patient enrollment in The Vivos Method treatment. Based on feedback from our Vivos-trained providers, we believe this to be a function of staffing turnover in their practices and labor shortages that continue to plague the dental workplace. Throughout 2024, we continued to address this by conducting additional regional dental team training sessions on integrating Vivos products and treatment protocols. In addition, we drastically reduced the number of Practice Advisors who had previously been dispatched as “boots on the ground” to help facilitate case starts and provide Vivos-trained providers with support, and we replaced them with a new service called Treatment Navigator which we piloted and began to rollout in the late summer and fall of 2022.

Treatment Navigators work effectively as extensions of the dental office, working directly with perspective patients to provide them information on The Vivos Method, aiding in education, screening, insurance verification of benefits and preauthorization, coordination among various professional practitioners, recordkeeping, problem solving, as well as, delivering a home sleep test and following up with scheduling an appointment with a VIP in their area. Dental offices who wish to avail themselves of this service pay Vivos enrollment fees and per case fees for the service, thus adding an important new revenue line and profit center to the business. Based on our evaluation of the Treatment Navigator program, we have restructured the Treatment Navigator program into a monthly subscription-based model.

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Background on OSA

OSA is a serious and chronic disease that negatively impacts a patient’s sleep, health, and quality of life. According to a 2019 article published in Chest Physician, it is estimated that OSA afflicts 54 million adults in the U.S. alone. According to a 2016 report by Frost & Sullivan, OSA has an annual societal cost of over $149.6 billion. According to the study “Global Prevalence of Obstructive Sleep Apnea (OSA)” conducted by an international panel of leading researchers, nearly 1 billion people worldwide have sleep apnea, and as many as 80% remain undiagnosed. Research has shown that when left untreated, OSA can increase the risk of comorbidities, such as high blood pressure, heart failure, stroke, diabetes, dementia, chronic pain and other debilitating, life-threatening diseases.

Unfortunately for OSA patients, the medical profession has not been able to provide them with solutions that are both effective and desirable. CPAP is the “gold standard” treatment for over 90% of OSA patients, but no one wants to wear those devices to bed every night for life, rendering long-term compliance rates low. Traditional oral appliances can be effective over limited time frames, but often create other problems with temporomandibular joint (or TMJ) dysfunction, open bites, infections, and more. As with CPAP, they too must be worn every night for life to be effective. More radical and invasive options such as neuro-stimulation devices, or maxillomandibular advancement surgery are likewise viewed more as treatments of last resort. When The Vivos Method is presented as a viable treatment option against the alternatives discussed above, we believe it will be the preferred choice of most patients.

We believe our proprietary products comprising the Vivos CARE oral appliances represent the first non-surgical, non-invasive treatment option for patients diagnosed with mild to severe OSA that offers cost-effective treatment featuring (i) limited treatment times; with (ii) lasting or durable effects; and (iii) the prospect of seeing a complete reversal of symptoms. Combining treatment technologies that impact the upper airway by altering the size, shape, patency and position of corresponding hard and soft tissues, Vivos CARE represents a completely new treatment modality in the treatment of dentofacial abnormalities that often lead to OSA and many other health conditions.

The Vivos Method is estimated to be indicated and potentially effective (within the scope of the FDA cleared uses) in approximately 80% of cases of OSA where patients are compliant with clinical treatments. Our patented oral appliances have been utilized in approximately 40,000 patients treated worldwide by more than 1,850 trained dentists.

Our Target Customers

The House of Delegates of the American Dental Association in 2017 adopted a policy statement describing the important role dentists can play in helping identify patients at greater risk of sleep related breathing disorders. By virtue of the close connection and relationship between the oral cavity and airway form and function, properly trained dentists can play a pivotal and even leading role in the treatment of dentofacial abnormalities which are known to impact breathing and sleep, which in turn can lead to serious health conditions. The VIP program provides dentists with compelling clinical reasons coupled with strong economic incentives to provide their breathing and sleep disordered patients the best care possible.

We have recently expanded our mission and product line positioning to extend the reach and scope of The Vivos Method beyond the dental profession and to allow for greater collaboration and mutual referrals from other healthcare practitioners, including primary care physicians, medical specialists, chiropractors, nutritionists, physical therapists, and others who see and treat patients with breathing and sleep disorders. We believe this extension of our approach will broaden the knowledge among various professions as to what our technology and products can do for their patients, ultimately leading more patients into treatment with Vivos products and services. We also incorporate courses and curricula at The Vivos Institute into our Vivos Method training that provides information, tools, techniques, and systems that enable other healthcare professionals to engage directly with dentists and actively contribute to the best possible clinical outcome for patients.

During the second half of 2021, we increased our efforts to market The Vivos Method and related products and services to larger dental support organizations (or DSOs). Marketing to DSOs creates an opportunity to enroll and onboard multiple dental practices as VIPs under one common ownership structure. This would allow us to leverage training and support across multiple VIP practices and gain economies of scale with the goal of faster growth, both in VIP enrollments and in Vivos case starts. As of September 30, 2023, we believe we have made important progress in penetrating this market, but as we cautioned previously, DSOs tend to move slowly when adopting new technologies or programs.

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Our Mission

Our mission is to rid the world of sleep apnea by being a leading technology platform and go-to resource for the latest and most effective treatment modalities, products, and clinical education available to healthcare providers of all specialties who treat patients suffering from breathing and sleep disorders and their comorbidities. We fully recognize that breathing and sleep disorders, including OSA, are often complex conditions with multiple contributing factors that require more than a single solution. To that end, we have broadened our product and services lines that comprise The Vivos Method to go beyond the proprietary technologies featured in our CARE oral appliances, and now offer providers far greater optionality in selecting a diagnostic or treatment solution that is best for their patients. This approach recognizes that there is no “one size fits all” solution for patients, and that both providers and patients are best served by offering a variety of solutions at various price points that can meet the needs of a larger segment of the population.

We believe this evolution of our mission (which was originally focused almost exclusively on the dental community) will appeal to a much broader array of healthcare professionals, including chiropractors, nutritionists, primary care physicians, cardiologists, physical therapists, dentists and others, all of whom have a strong vested interest in the overall health and wellbeing of their patients, and each of whom has something meaningful to contribute when properly educated and trained. As word spreads among a broader array of professionals and their patients, we expect more people to come to know and understand the compelling advantages of The Vivos Method. We believe this will allow us to scale our business and grow our company more rapidly.

Our Market Opportunity

According to a March 2021 Sleep Apnea Devices Market Size & Share Report, the global sleep apnea devices market size was valued at $3.7 billion in 2020 and is expected to expand at a compound annual growth rate (CAGR) of 6.2% from 2021 to 2028. According to an American Sleep Association study published in 2020, an estimated 50 million to 70 million people in the U.S. are suffering from some form of sleep disorders. Moreover, according to Canadian Respiratory Journal in 2014, around 5.4 million adults in Canada were diagnosed with sleep apnea or were at higher risk of developing OSA. According to a study conducted by ResMed in 2018, around 175 million people in Europe were suffering from sleep apnea. We therefore believe that effective diagnostic and treatment strategies are needed to minimize the negative health impacts of OSA and to maximize cost-effectiveness.

Based on our direct experience with our Vivos-trained providers performing nearly 60,000 VivoScore HSTs during 2022, we strongly believe the published estimates from available public information, which range from 12% to 20% of the population, seriously underestimate the extent of the condition and scope of the problem in the United States and Canada. Our VivoScore testing routinely results in approximately 50% of patients testing positive OSA, a number consistent with a recent study published in the Journal of the American Heart Association on a sample consisting of ~2000 middle-aged to older adults from the Multi-Ethnic Study of Atherosclerosis (MESA), where 47 percent had moderate-to-severe OSA. We therefore believe our prior estimate that approximately 15% of the adult population in the United States and Canada suffers from OSA to be extremely conservative. Based on the estimated total adult population of 284 million in the United States and Canada, we believe the total addressable United States and Canadian market could be as high as 80 million adults. To be conservative and based on available data and our internal market analysis, we estimate that over 80% of individuals diagnosed with OSA in the North American addressable market may be candidates for The Vivos Method, leaving us with a total addressable consumer market of approximately 64 million adults.

We currently charge clinicians an average sales price of approximately $1,500 per adult case for The Vivos Method. There are approximately 200,000 general dentists and dental specialists in the United States and another 30,000 in Canada who could potentially offer the Vivos Method to their patients. Add to that the nearly 80,000 licensed chiropractors and over 1.1 million medical doctors across all specialties who routinely see and treat patients with OSA. Each of them see and treat patients with OSA for many related conditions on a regular basis even though the vast majority remain undiagnosed with respect to their OSA. As we raise awareness, and now that new technologies such as SleepImage have driven the cost of diagnosis down dramatically, more providers will be able to integrate evaluations of breathing and sleep into their basic clinical treatments, and more patients will get diagnosed and seek treatment. Therefore, based on the addressable U.S. and Canadian consumer market described above and average sales price, we believe the addressable consumer market for adults in the United States and Canada is approximately $96 billion.

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Our Treatment Alternative for OSA - The Vivos Method

The Vivos Method is a non-invasive, non-surgical, non-pharmaceutical, multi-disciplinary treatment modality for the treatment of dentofacial abnormalities and/or mild, moderate and severe OSA and snoring in adults. Proprietary and virtually painless, The Vivos Method has been shown to typically expand the upper airway and offers patients what we believe to be an effective treatment alternative based on published peer-reviewed retrospective clinical data. Based on feedback from independent VIPs and their patients, we believe initial therapeutic benefits from using the treatment guidance’s and devices are often achieved relatively quickly (in days or weeks) and final clinical results are typically achieved in 12 to 18 months), all at a relatively low cost to consumers ranging between $7,000 and $10,000 for adults (costs vary by provider) when compared to other options such as lifetime CPAP or surgery.

The Vivos Method alters the size, shape and position of the tissues that surround and define the functional space known as the upper airway. Our treatment also improves nasal breathing, reduces mouth breathing, reduces Apnea Hypopnea Index (AHI) scores, and generally facilitates better breathing and sleep. These statements are based on retrospective raw data with validated before and after sleep studies, rhinomanometry testing before and after treatment, Cone Beam Computerized Tomography (CBCT) scans from treating clinicians and patient testimony. As The Vivos Method treatment process progresses, the airway typically expands, with many patients reporting a significant reduction of their OSA and snoring symptoms. The primary products used in The Vivos Method are our CARE devices - the DNA appliance®, the mRNA appliance®, and the mmRNA appliance®- each of which is a specifically designed, customized oral appliance that is worn primarily in the evening hours and overnight. The treatment time may range from 9 to 18 months, with 12 to 15 months being typical. Our appliances may require periodic adjustments some of which can be performed by the patient and others that are typically rendered at the dental office where treatment was initiated.

Our Growth Strategy

Our goal is to be the global leader in providing a clinically effective non-surgical, non-invasive, non-pharmaceutical, and low-cost alternative for patients with dentofacial abnormalities and/or mild to severe OSA and snoring in adults. We believe the following strategies will play a critical role in achieve this goal and in establishing more predictable and growing revenue leading, ultimately, to cash flow positive and profitable operations:

●	Expand public awareness of the life-threatening and debilitating nature of OSA and its prevalence throughout the world, while letting the world know of our proprietary and highly effective treatment as an alternative to CPAP.

●	Cultivate Active Referral Sources Among Physicians, Sleep Specialists, Dentists and Other Healthcare Providers.

●	Drive more qualified new patients to our VIP practices and teach VIPs how to better present and close Vivos treatment via the “Boost” and “Kick-Off” programs.

●	Achieve full payment by in network major insurance carriers for Vivos Method treatment.

●	Make it easy for both dental and medical professionals to interact and do business with Vivos.

●	Continue to drive medical and dental community awareness of The Vivos Method and build bridges between medical doctors and dentists through DSO marketing and our Medical Integration Division.

●	Expand our market penetration with DME distribution agreements.

●	Invest in research and development to drive innovation and expand indications.

●	Pursue strategically adjacent markets and international opportunities.

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Our Revenue Model

Our revenue is currently derived from the following primary sources:

●	VIP office training and enrollment fees. These fees are comprised of one-time, up-front fees, as well as optional renewal fees after 12 months.

●	Recurring Vivos appliance sales. Once we train the VIP on how dentists can help treat OSA, the goal is to have them initiate “new case starts” with patients, which leads to sales of our appliances and guides. We are also seeking to drive appliance sales through our distribution arrangements with DMEs.

●	Recurring VIP subscription fees. These are recurring fees that a portion of our VIPs pay us to receive additional value-added services and training.

●	SleepImage HST revenue. In 2022, we modified our agreement with MyCardio LLC relating to our SleepImage HST for sleep apnea, which creates the potential for revenue from our leasing of SleepImage HST ring recorders to our VIPs as part of the VivoScore Program.

●	The Vivos Institute. Our TVI provides product-specific training for the use of our products and services. Revenue from such courses is not material at the present time, but our expectation is that increased training awareness of OSA and the promotion of our products and services will be enhanced by our TVI.

●	The Airway Intelligence Service (AIS). This service provides a complete resource for VIPs to help simplify the diagnostic and appliance design matrix and expedite the treatment planning process. AIS is provided as part of the price of each appliance and is not a separate revenue stream.

●	Billing Intelligence Services (BIS). This complete third-party billing solution includes a comprehensive integrated revenue cycle management software system that allows dentists to focus on running their practice and delivering the best care for their patients. This medical billing service generates recurring subscription fees from participating VIPs and independent dentists in the United States.

●	AireO2 Patient Management Software. This management software enables healthcare professionals to diagnose, treat and monitor patients with OSA and its related conditions more effectively. Developed in collaboration with Lyon Dental, AireO2 contains features that enhance a VIP’s billing services and practice management systems. AireO2 is a complement to our BIS software system.

●	Medical Integration Division (MID). In late 2020, we launched our MID to assist VIP practices to establish clinical collaboration ties to local primary care physicians, sleep specialists, ear, nose a throat doctors (ENTs), cardiologists, pediatricians, pulmonologists and other healthcare providers who routinely see or treat patients with sleep and breathing disorders. The primary objective of our MID is to promote The Vivos Method to medical providers and thus facilitate the potential for additional mild to severe OSA patients gaining access to The Vivos Method while offering continuum of care. The MID seeks to fulfill that objective by meeting with VIP dentists and medical providers in their local areas to establish physician practices using the trademarked name “Pneusomnia Sleep Reimagined Center” (which are referred to as Pneusomnia Centers). These independent medical practices will be managed by our company under a management and development agreement which pays us six (6% to 8%) percent of all net revenue from sleep-related services. We also collect a development fee for each clinic prior to opening establishing all operational treatments.

●	MyoCorrect (Orofacial Myofunctional Therapy) Program. In March 2021, we introduced orofacial myofunctional therapy (or OMT) as a service that is part of The Vivos Method, under the name MyoCorrect. Through MyoCorrect, dentists enrolled in the VIP program will have access to trained therapists who provide OMT via telemedicine technology. Our CARE appliances are cleared by the FDA to treat moderate and severe OSA in adults, 18 years of age and older along with positive airway pressure (PAP) and/or myofunctional therapy, as needed.

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Our Competitive Strengths

We believe that The Vivos Method has numerous advantages that, taken together, set us apart from the competition and position us for success in the marketplace:

●	Significant barriers to entry.

●	Vivos Method insurance reimbursement.

●	Body of published research and strong patient outcomes.

●	First mover advantage.

●	Differentiated products.

●	Intellectual property portfolio and research and development capabilities.

●	Extensive Training and Support Systems.

●	Targeted approach to market development.

●	Marketplace acceptance.

Sales and Marketing

Domestically, we continued our prospecting and marketing efforts to the dental community, albeit on a limited and dramatically scaled back basis, as we reposition personnel and resources over to support our new strategic marketing distribution and acquisition model. As part of our new strategic marketing distribution, we are collaborating with Rebis to offer OSA patients a full spectrum of evidence-based treatments such as our own advanced, proprietary and FDA-cleared CARE oral medical devices, oral appliances and additional adjunctive therapies and methods including CPAP machines. The program commenced in August of 2024 in the Longmont office of Rebis. We believe the advantages of this new strategic marketing and distribution model are compelling. First, it provides Vivos-trained providers direct access to far more OSA patients who are likely candidates for Vivos treatment. As the Company rolls out this new model going forward, potentially thousands of patients each month could be exposed to Vivos treatment options. Second, we expect to close more cases using Vivos-trained personnel. Third, top line revenue and profit per case are expected to rise. This significantly alters the economics to Vivos, when compared to our prior model, increasing top-line revenues per case start by approximately 4-6 times. In summary, under our new model, we expect to present Vivos treatment to more patients, close a higher percentage of cases into Vivos treatment, and generate more revenue and profit per case. Accordingly, we have scaled back our VIP enrollments, and as a result, our in-house direct sales personnel and have asked our Practice Advisors to assume direct sales and marketing activities. Although we have seen some encouraging benefits from these changes, we do not yet have data to support any conclusions as to the effects of these changes overall on Company revenue and profits. However, the Company believes the potential new revenue from its new model of direct marketing distribution and acquisition model will eventually replace revenue from our legacy model of VIP enrollments and we expect higher revenue and net profit.

Internationally, our efforts are primarily focused on the MENA region of the Middle East, where we have a very active international distributor, Noum, Inc.   In November 2024, we conducted our first regional training in Dubai. Since then, patient interest in the region is exceeding forecasts, and we expect to continue to support our training and distribution efforts going forward. At this time, we do not have plans to continue further international expansion and will continue to focus and deploy resources primarily in the United States.

Insurance Reimbursement

Insurance reimbursement is available across the full spectrum of Vivos appliances. Medical coverage and benefits are subject to medical necessity and payer guidelines. Although medical insurance is never a guarantee of payment, the average reimbursement seen is approximately 50% (ranging from 5% to 70%). Benefits payable are subject to deductibles and policy limitations that may vary. A verification of benefits (VOB) is generally required for all medical policies to check for validity of billable coding for oral appliance therapy (OAT) and need for pre-authorization that may be required for reimbursement. Vivos Integrated Practices (VIPs) typically remain out-of-network with commercial health insurance, but this depends on the individual practice and the commercial payer guidelines in each state. As out-of-network providers, dentists can set their own fees and balance bill the patient for the cost of care not covered by the patient’s health insurance. Although many patients pay for treatment out of pocket on a fee for service basis, the availability of health insurance coverage is an important consideration for many patients who desire treatment so that billing guidance is an important component of support provided by Vivos to VIPs.

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Our mRNA appliance® and mmRNA appliance® are custom fabricated mandibular advancement appliances indicated to treat mild to severe OSA and snoring in adults (and in the case of severe OSA, along with positive airway pressure (PAP) and/or myofunctional therapy, as needed). The mRNA and mmRNA can be billed in- and out-of-network to most commercial payers under the E0486 CPT code. The E0486 code is reimbursable by many major commercial medical payers following a medical diagnosis of OSA and adherence to payer guidelines for alternative OSA therapy. Pre-authorization may also be required for reimbursement of these appliances and the pre-authorization requirements may vary based on the payer policies and patient’s insurance coverage. As described above, the same VOB and pre-authorization/LMN process is employed in the billing practices for these appliances to navigate the pathway to payment of medical benefits.

To meet the billing requirements of CMS for custom mandibular advancement oral appliances, the mmRNA appliance® (Modified Mandibular Repositioning Nighttime Appliance) was developed based on the original design of the mRNA appliance. In August 2021 510(k) for Class II clearance from the FDA for the mmRNA appliance with indications to treat mild to moderate OSA and snoring in adults was approved. In November 2023, the mmRNA appliance was cleared by the FDA to treat moderate and severe OSA in adults, 18 years of age and older along with positive airway pressure (PAP) and/or myofunctional therapy, as needed. In December 2021, the mmRNA was accepted by the CMS Pricing, Data Analysis and Coding (“PDAC”). This acceptance places the mmRNA device on the PDAC list of oral appliances covered by and billable to Medicare, making the benefits of the mmRNA device available to millions of Medicare beneficiaries. Notwithstanding this important achievement, in general we have found the lack of inclusion on the current CMS Medicare PDAC list does not hinder market distribution or acceptance of Vivos appliances. This is due to the fact that most dentists who work with The Vivos Method are out-of-network with commercial payers and do not typically file for reimbursement under Medicare. When Medicare reimbursement is desired by Vivos providers they are typically registered with Medicare DME as a non-participating DME supplier, allowing the provider to balance bill patients like they would when billing as an out-of- network provider to commercial policies and are not limited to accepting Medicare reimbursement rates as payment in full.

We have seen an increase in the ability for reimbursement for our other FDA registered oral appliances such as the Vivos Guides for children and the DNA appliance for adults. When preauthorizing and billing the Vivos Guides and DNA appliance an undefined CPT code can be utilized only when medical necessity is present and documented properly. A dentist billing an undefined CPT code for a Class I or Class II oral appliance must proceed with caution. These preauthorization and billing requirements pertain to all valid and billable codes and must be supported with documented medical necessity reviewed by the medical director at the payor before being submitted for possible reimbursement. Pre-authorization with medical review is accomplished via a “letter of medical necessity” (LMN) used to summarize and communicate the existing medical necessity. The plan’s medical director will then review the LMN, supporting clinical documentation of dentofacial abnormalities present, CT images, co-morbidities, and any other related medical conditions diagnosed by a medical doctor.

Once authorized the OAT can be billed for benefit calculation and payment. In December 2022 the DNA appliance received 510(k) clearance with indications to treat mild to moderate OSA and snoring in adults. In November 2023, the DNA appliance was cleared by the FDA to treat moderate and severe OSA in adults, 18 years of age and older along with positive airway pressure (PAP) and/or myofunctional therapy, as needed. While the DNA appliance can still be pre-authorized and billed using an undefined CPT code, the newly issued 510(k) clearance for the DNA appliance allows for additional code types to be utilized when OSA is present and diagnosed by a Medical Doctor. The DNA appliance can be pre-authorized and billed using a HCPCS Code designated for use by reducing upper airway collapsibility, that is custom fabricated, without a fixed mechanical hinge. While the use of this designated HCPCS code is new there is a potential pathway for additional registrations with Vivos appliances on the PDAC list of oral appliances covered by and billable to Medicare.

In September 2024, the American Medical Association (AMA) issued new CPT Codes for billing medical insurance which apply only to Vivos CARE appliances. As previously mentioned, Vivos CARE devices were already approved for Medicare reimbursement. The new CPT Codes went into effect January 1, 2025. The Company does not yet know the level of reimbursement, if any, that commercial medical insurance payers will pay out on the new codes. However, the Company now believes it has taken all the major requisite steps in order to position the Company’s flagship CARE devices to be more consistently covered by medical insurance payers.

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Dental Insurance Coverage

Dental insurance coverage for Vivos appliances also exists. Codes for sleep apnea appliances were added to the CDT code set in 2022. Vivos appliances with indications for treatment of OSA are billable with these codes, however dental benefits for these codes are nascent at present and secondary to medical coverage. Orthodontic coverage and benefits are also available for Vivos appliances registered with indication of jaw expansion and tooth movement.

Published Research

There are several studies in the medical literature on upper airway remodeling in pathologic conditions such as asthma, chronic obstructive pulmonary disease and similar conditions. In contrast, there is a dearth of studies that have documented pneumatization and physiologic upper airway remodeling. Advances in 3D digital imaging, adjunctive treatments from chiropractic and other specialists, and applied diagnostic technologies such as rhinomanometry, combined with real-world experience in many thousands of cases, has allowed us to make further advances in the understanding of dentofacial phenomena and how to activate and optimize dentofacial development for improved airway form and function. For example, while it was believed that cranial sutures undergo closure in early adulthood, it is now thought that populations of stem cells may persist to permit continued growth and development. Using this premise, the midfacial bone volume may be increased surgically or non-surgically. Since the roof of the mouth is the floor of the nose, the volume of the nasal airway can also be increased surgically or non-surgically. Our experience continues to be that using our patented, non-surgical treatment we are able to target and evoke a resizing of the oral cavity and upper airways to address dentofacial abnormalities and/or mild to severe OSA and snoring. Using various assessment techniques, we have previously reported surface area, volumetric and functional changes of the upper airway.

Since 2009, our technology has been the subject of over 60 peer-reviewed articles in the medical, dental and orthodontic literature. While most of these papers have been small uncontrolled case series’, their results were reflected in our retrospective database review of 220 patients undergoing CARE treatment for Obstructive Sleep Apnea recently published in Sleep Medicine. Several more retrospective data sets have been presented at scientific meetings in the past year that further corroborate clinical efficacy in adult OSA, pediatric OSA, and also in adult headache severity. The results of these presentations are in various stages of medical journal submission. The results published have illustrated that CARE therapy when provided as part of the Vivos Method can provide a significant change in the severity of patients’ dentofacial abnormalities and/or mild to severe OSA and snoring (as measured by industry standard indices such as the AHI, among others), improvement in oral conditions, sleep-related quality of life, reduction in snoring, high patient compliance rates and a strong safety profile.

Intellectual Property

To establish and protect our proprietary rights, we rely on a combination of patents, trademarks, copyrights and trade secrets, including know-how, license agreements, confidentiality procedures, non-disclosure agreements with third parties, employee disclosure and invention assignment agreements, and other contractual rights. Our intellectual property is important in achieving and maintaining our position in the market. We currently own five design patents that expire between 2023 through 2029 and two utility patents expiring in 2029 and 2030. We also own two Canadian patents and a European patent that has been validated in Belgium, Switzerland, Germany, Denmark, Spain, France, United Kingdom, Hungary, Italy and the Netherlands, all of which expire in 2029. Our U.S. trademark portfolio consists of 14 registered marks. Extensive online and in-person training, multiple touch point support systems, specific fabrication materials, customized appliance designs, and multi-disciplinary treatment modalities are all considered proprietary trade secrets and competitive advantages with no known counterparts.

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FDA Regulatory Status

The Vivos Method offers treatment modalities that uses nonsurgical, noninvasive, and cost-effective oral appliance technology prescribed by trained dentists and medical professionals to treat dentofacial abnormalities and/or mild to severe OSA and snoring. The Vivos Method includes a customized treatment plan that may begin with a simple and easy at-home sleep apnea screening using proprietary HST technology from SleepImage. We offer three Class II devices cleared by the FDA (DNA, mRNA and mmRNA) to treat mild to severe OSA. In addition, in September 2024 the FDA granted the Vivos CARE DNA appliance® an unprecedented clearance to treat children ages 6-17 for moderate to severe OSA. In addition, we offer our own specially designed pre-formed Vivos Guides, which the FDA considers Class I orthodontic devices for tooth positioning. We also offer the Vivos Versa, and two devices that use a unilateral bite block technique, the Vivos Vida and the Vivos Vida Sleep. The regulatory status of our products is as follows:

●	A 510(k) clearance was initially granted by the FDA for our mmRNA appliance® as a Class II medical device for the treatment of jaw repositioning, snoring and mild to moderate OSA in adults. In November 2023, our mmRNA appliance was cleared by the FDA to treat moderate and severe OSA in adults, 18 years of age and older along with positive airway pressure (PAP) and/or myofunctional therapy, as needed.

●	Prior to November 2023, our mRNA appliance® had a 510(k) clearance from the FDA as a Class II medical device for the treatment of snoring and mild to moderate OSA in adults. In November 2023, our mRNA appliance was cleared by the FDA to treat moderate and severe OSA in adults, 18 years of age and older along with positive airway pressure (PAP) and/or myofunctional therapy, as needed.

●	In December 2022, our DNA appliance® received a 510(k) clearance from the FDA as a Class II medical device for the treatment of jaw repositioning snoring and mild to moderate OSA in adults. In November 2023, our DNA appliance was cleared by the FDA to treat moderate and severe OSA in adults, 18 years of age and older along with positive airway pressure (PAP) and/or myofunctional therapy, as needed. During 2024, the FDA expanded the DNA’s clearance to treat children ages 6-17 for moderate to severe OSA in children with malocclusions. The DNA appliance is thus the only oral appliance in the world that has been FDA cleared to treat OSA.

●	The Vivos Guides are an FDA-registered Class I product for orthodontic tooth positioning. In October 2021, we announced that results from a peer-reviewed, published study by an independent dentist found a significant reduction of tooth decay in pediatric patients after undergoing treatment using our Vivos Guides. A second study was peer reviewed and published in 2022 showing a 97.4% resolution of nocturnal enuresis (bedwetting) in children within 60 days of starting treatment with Vivos Guides. Other papers and studies on the use of Vivos Guides have been submitted to various journals and are awaiting acceptance and publication.

●	Vivos Vida™ is an FDA cleared appliance as an unspecified classification to treat symptoms such as TMJ/TMD, headaches and facial muscle pain.

●	Vivos Vida Sleep™ is an FDA 510(k) cleared Class II for treating mild to moderate OSA in adults.

●	Vivos Versa™ is an FDA 510(k) cleared Class II device for treating mild to moderate OSA in adults.

All of the oral appliances that comprise our CARE system (our DNA appliance®, mRNA appliance and mmRNA appliance®) are cleared by the FDA as Class II sleep appliances to treat mild to severe OSA and snoring in adults.

Manufacturing and Supply

We rely on third-party suppliers and manufacturers on a per order, or per item basis. Outsourcing manufacturing reduces our need for capital investment and reduces operational expenses. Additionally, outsourcing provides expertise and capacity necessary to scale up or down based on demand for our appliances. We select our manufacturing labs so we can ensure that our appliances are safe and effective, adhere to all applicable regulations, are of the highest quality, and meet our supply needs. We also rely on third-party carriers and freight forwarders for product shipments, including shipments to and from our manufactures’ distribution facilities and customer distribution facilities.

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During the fourth quarter of 2024, the Company opened its facility in Orem, Utah as an in-house manufacturer of Vivos products. The Company believes this move will improve profit margins and product quality while also shortening fabrication and delivery times. As of the date of this prospectus, approximately 20-30% of total appliance orders are being fulfilled by our in-house manufacturing facility.

Our Ongoing Clinical Research

We are committed to ongoing research and development, and we have and intend in the future to invest in our clinical trial work to further improve our products and clinical outcomes, increase patient acceptance and comfort and broaden the patient population that can benefit from Vivos products and technology. Currently, Vivos is sponsoring a large independent prospective pediatric trial on the clinical effects of Vivos Guides with over 150 children currently enrolled. We expect to continue to enroll children ages 3-12 in the trial up to a total potential cohort of 500 children. We currently enroll approximately 20 new children per month. We expect to submit and publish the results of this trial in 2026.

●	Daytime Nighttime Appliance (DNA) therapy for the treatment of OSA clinical trial agreement dated May 2023. The aim of this randomized clinical trial conducted with Stanford University is to investigate structural and functional effects of using the DNA appliance® in the treatment of mild to moderate OSA in adults. This study will test the hypothesis that treatment of the upper airway associated with functional improvements of sleep parameters in adults with mild to moderate OSA.

●	Treatment of Sleep Disordered Breathing (SDB) with an intraoral device in a pediatric population. Reviewed by the Western Copernicus Group Institutional Review Board (WCG IRB) as non-significant controlled clinical trials, we conducted a clinical trial to evaluate the safety and efficacy of the Vivos Guides (which in this context we call the Vivos Grow and Vivos Way appliances) to reduce sleep disordered breathing (SDB) in children, including snoring, mild to moderate OSA, and Airway Resistance Syndrome (UARS). The children ages 5-12 enrolled in this study used the Vivos Grow/Vivos Way appliance to correct orthodontic issues. The retrospective study recruited pediatric subjects who have already elected to utilize the study device for their orthodontic treatment. The study analyzed eleven (11) symptoms of SDB from questionnaire scores of forty-four (44) children ages 5 to 12 in monobloc oral appliance (MOA) treatment. Findings included immediate improvement of SDB symptoms from initial visit to the endpoint at 2 to 3 months. We found immediate improvement of SDB symptoms occurred from initial visit to the endpoint at 2 to 3 months. We also found a plateau of resolving or improvement of symptoms between the 2 to 3 months endpoint and the 4-6 months endpoint, but most profoundly, there is a high probability that 90% of children in MOA therapy with Vivos Guides will have SDB symptoms resolved or improved at the 7+ month endpoint. The most commonly observed symptoms of SDB such as snoring, mouth breathing, and bedwetting were significantly improved at the 2-to-3-month endpoint. In conclusion, with early intervention, a statistically significant impact on resolving and reducing sleep disordered breathing symptoms was achieved, ultimately improving physiological and emotional health and development of children.

●	Treatment of ADHD and other child behavioral issues. We also began a separate trial in March 2023 relating to our Vivos Guides. The purpose of the third trial was to evaluate the improvement of ADHD related symptoms in school-aged children ages 5 to 12 in treatment with Vivos Guides for SDB and establish a connection and treatment between children and behavior issues such as attention-deficit/hyperactivity disorder (known as ADHD), bed wetting, problems at school, crowded teeth that may be associated with lack of sleep and or teeth grinding with underdeveloped growth of the jaw and teeth positioning. Results of the study suggest that undiagnosed ADHD behaviors and symptoms among school-aged children in MOA treatment for sleep and breathing disorders improved in 4.2 months and were reported as resolved or rarely occurred (over 60%) within 15 months. The results emphasize the need to assess sleeping patterns in children before a confirmed diagnosis of ADHD, healthcare providers and insurers consider MOA as a treatment choice and creating the necessary collaborative bridge between mental health providers and dentistry.

We are aggressively pursuing head-to-head comparisons of (i) our DNA device versus tonsillectomy in pediatric OSA, and (ii) our DNA device vs. routine management of veterans with OSA and post-traumatic stress disorder with potential sites identified and preliminary work underway.

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We plan to submit a 510(k) application to the FDA requesting pediatric clearances and indications of use for the Vivos Guides.

Government Regulation

Our products and our operations are subject to extensive regulation by the FDA and other federal and state authorities in the United States, as well as comparable authorities in the European Economic Area (“EEA”). Our products are subject to regulation as medical devices under the Federal Food, Drug, and Cosmetic Act, or FDCA, as implemented and enforced by the FDA. The FDA regulates the development, design, non-clinical and clinical research, manufacturing, safety, efficacy, labeling, packaging, storage, installation, servicing, recordkeeping, premarket clearance or approval, import, export, adverse event reporting, advertising, promotion, marketing and distribution, and import and export of medical devices to ensure that medical devices distributed domestically are safe and effective for their intended uses and otherwise meet the requirements of the FDCA.

In addition to U.S. regulations, we are subject to a variety of regulations in the EEA governing clinical trials and the commercial sales and distribution of our products. Whether or not we have or are required to obtain FDA clearance or approval for a product, we will be required to obtain authorization before commencing clinical trials and to obtain marketing authorization or approval of our products under the comparable regulatory authorities of countries outside of the United States before we can commence clinical trials or commercialize our products in those countries. The approval process varies from country to country and the time may be longer or shorter than that required for FDA clearance or approval.

FDA Premarket Clearance and Approval Requirements

Unless an exemption applies, each medical device commercially distributed in the United States requires either FDA clearance of a 510(k) premarket notification or pre-market approval (PMA). Under the FDCA, medical devices are classified into one of three classes-Class I, Class II or Class III-depending on the degree of risk associated with each medical device and the extent of manufacturer and regulatory control needed to ensure its safety and effectiveness. Class I includes devices with the lowest risk to the patient and are those for which safety and effectiveness can be assured by adherence to the FDA’s General Controls for medical devices, which include compliance with the applicable portions of the QSR, facility registration and product listing, reporting of adverse medical events, and truthful and non-misleading labeling, advertising, and promotional materials. Class II devices are subject to the FDA’s General Controls, and special controls as deemed necessary by the FDA to ensure the safety and effectiveness of the device. These special controls can include performance standards, post-market surveillance, patient registries and FDA guidance documents. While most Class I devices are exempt from the 510(k) premarket notification requirement, manufacturers of most Class II devices are required to submit to the FDA a premarket notification under Section 510(k) of the FDCA requesting permission to commercially distribute the device. The FDA’s permission to commercially distribute a device subject to a 510(k) premarket notification is generally known as 510(k) clearance. Under the 510(k) process, the manufacturer must submit to the FDA a premarket notification demonstrating that the device is “substantially equivalent” to either a device that was legally marketed (for which the FDA has not required a PMA submission) prior to May 28, 1976, the date upon which the Medical Device Amendments of 1976 were enacted, or another commercially available device that was cleared to through the 510(k) process. The FDA has 90 days from the date of the pre-market equivalence acceptance to authorize or decline commercial distribution of the device. However, similar to the PMA process, clearance may take longer than this three-month window, as the FDA can request additional data. If the FDA resolves that the product is not substantially equivalent to a predicate device, then the device acquires a Class III designation, and a PMA must be approved before the device can be commercialized.

The Vivos Guides are registered with the FDA as Class I devices for orthodontic tooth positioning. On December 30, 2022 the FDA granted 510k clearance for the DNA appliance® to treat mild to moderate obstructive sleep apnea and snoring in adults. This approval was the first time the FDA has granted such a clearance on an oral appliance with a mechanism of action other than mandibular advancement. The mRNA appliance® has 510(k) clearance from the FDA as a Class II medical device for the treatment of snoring, and mild-to-moderate OSA in adults. The mmRNA appliance® has 510(k) clearance from the FDA as a Class II medical device for jaw repositioning, and for the treatment of snoring, and mild-to-moderate OSA in adults. In November 2023, our DNA, mRNA and mmRNA appliances were cleared by the FDA to treat moderate and severe OSA in adults, 18 years of age and older along with positive airway pressure (PAP) and/or myofunctional therapy, as needed.

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Devices deemed by the FDA to pose the greatest risks, such as life-sustaining, life-supporting or some implantable devices, or devices that have a new intended use, or use advanced technology that is not substantially equivalent to that of a legally marketed device, are placed in Class III, requiring approval of a PMA. Some pre-amendment devices are unclassified but are subject to the FDA’s premarket notification and clearance process in order to be commercially distributed. We do not have any Class III devices.

PMA Pathway

Class III devices require PMA approval before they can be marketed although some pre-amendment Class III devices for which the FDA has not yet required a PMA are cleared through the 510(k) process. The PMA process is more demanding than the 510(k) premarket notification process. In a PMA application, the manufacturer must demonstrate that the device is safe and effective, and the PMA application must be supported by extensive data, including data from preclinical studies and human clinical trials. The PMA must also contain a full description of the device and its components, a full description of the methods, facilities and controls used for manufacturing, and proposed labeling. Following receipt of a PMA application, the FDA determines whether the application is sufficiently complete to permit a substantive review. If the FDA accepts the application for review, it has 180 days under the FDCA to complete its review of a PMA application, although in practice, the FDA’s review often takes significantly longer, and can take up to several years. An advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. The FDA may or may not accept the panel’s recommendation. In addition, the FDA will generally conduct a preapproval inspection of the applicant or its third-party manufacturers.

The FDA will approve the new device for commercial distribution if it determines that the data and information in the PMA application constitute valid scientific evidence and that there is reasonable assurance that the device is safe and effective for its intended use(s). The FDA may approve a PMA application with post-approval conditions intended to ensure the safety and effectiveness of the device, including, among other things, restrictions on labeling, promotion, sale and distribution, and collection of long-term follow-up data from patients in the clinical study that supported a PMA approval or requirements to conduct additional clinical studies post-approval. The FDA may condition a PMA approval on some form of post-market surveillance when deemed necessary to protect the public health or to provide additional safety and efficacy data for the device in a larger population or for a longer period of use. In such cases, the manufacturer might be required to follow certain patient groups for a number of years and to make periodic reports to the FDA on the clinical status of those patients. Failure to comply with the conditions of approval can result in material adverse enforcement action, including withdrawal of the approval.

Certain changes to an approved device, such as changes in manufacturing facilities, methods, or quality control procedures, or changes in the design performance specifications, which affect the safety or effectiveness of the device, require submission of a new PMA application or a PMA supplement. PMA supplements often require submission of the same type of information as a PMA application, except that the supplement is limited to information needed to support any changes from the device covered by the original PMA application and may not require as extensive clinical data or the convening of an advisory panel. Certain other changes to an approved device require the submission of a new PMA application, such as when the design change causes a different intended use, mode of operation, and technical basis of operation, or when the design change is so significant that a new generation of the device will be developed, and the data that were submitted with the original PMA application are not applicable for the change in demonstrating a reasonable assurance of safety and effectiveness.

Clinical Trials

Clinical trials are almost always required to support a PMA application and are sometimes required to support a 510(k) submission. All clinical investigations of investigational devices to determine safety and effectiveness must be conducted in accordance with the FDA’s investigational device exemption, or IDE, regulations which govern investigational device labeling, prohibit promotion of the investigational device, and specify an array of recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators. If the device presents a “significant risk” to human health, as defined by the FDA, the FDA requires the device sponsor to submit an IDE application to the FDA, which must become effective prior to commencing human clinical trials. A significant risk device is one that presents a potential for serious risk to the health, safety, or welfare of a patient and either is implanted, used in supporting or sustaining human life, substantially important in diagnosing, curing, mitigating or treating disease or otherwise preventing impairment of human health, or otherwise presents a potential for serious risk to a subject. An IDE application must be supported by appropriate data, such as animal and laboratory test results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE will automatically become effective 30 days after receipt by the FDA unless the FDA notifies us that the investigation may not begin. If the FDA determines that there are deficiencies or other concerns with an IDE for which it requires modification, the FDA may require a response on such deficiencies or permit a clinical trial to proceed under a conditional approval.

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In addition, the study must be approved by, and conducted under the oversight of, an Institutional Review Board, or IRB, for each clinical site. The IRB is responsible for the initial and continuing review of the IDE, and may pose additional requirements for the conduct of the study. If an IDE application is approved by the FDA and one or more IRBs, human clinical trials may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. If the device presents a non-significant risk to the patient, a sponsor may begin the clinical trial after obtaining approval for the trial by one or more IRBs without separate approval from the FDA, but must still follow abbreviated IDE requirements, such as monitoring the investigation, ensuring that the investigators obtain informed consent, and labeling and record-keeping requirements. Acceptance of an IDE application for review does not guarantee that the FDA will allow the IDE to become effective and, if it does become effective, the FDA may or may not determine that the data derived from the trials support the safety and effectiveness of the device or warrant the continuation of clinical trials. An IDE supplement must be submitted to, and approved by, the FDA before a sponsor or investigator may make a change to the investigational plan that may affect its scientific soundness, study plan or the rights, safety or welfare of human subjects.

During a study, the sponsor is required to comply with the applicable FDA requirements, including, for example, trial monitoring, selecting clinical investigators and providing them with the investigational plan, ensuring IRB review, adverse event reporting, record keeping and prohibitions on the promotion of investigational devices or on making safety or effectiveness claims for them. The clinical investigators in the clinical study are also subject to FDA regulations and must obtain patient informed consent, rigorously follow the investigational plan and study protocol, control the disposition of the investigational device, and comply with all reporting and recordkeeping requirements. Additionally, after a trial begins, we, the FDA or the IRB could suspend or terminate a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the anticipated benefits.

Post-market Regulation

After a device is cleared or approved for marketing, numerous and pervasive regulatory requirements continue to apply. These include:

●	establishment registration and device listing with the FDA;

●	QSR requirements, which require manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation, and other quality assurance procedures during all aspects of the design and manufacturing process;

●	labeling and marketing regulations, which require that promotion is truthful, not misleading, fairly balanced and provide adequate directions for use and that all claims are substantiated, and also prohibit the promotion of products for unapproved or off-label uses and impose other restrictions on labeling; FDA guidance on off-label dissemination of information and responding to unsolicited requests for information;

●	the federal Physician Sunshine Act and various state and foreign laws on reporting remunerative relationships with health care customers;

●	the federal Anti-Kickback Statute (and similar state laws) prohibiting, among other things, soliciting, receiving, offering or providing remuneration intended to induce the purchase or recommendation of an item or service reimbursable under a federal healthcare program, such as Medicare or Medicaid. A person or entity does not have to have actual knowledge of this statute or specific intent to violate it to have committed a violation;

●	the federal False Claims Act (and similar state laws) prohibiting, among other things, knowingly presenting, or causing to be presented, claims for payment or approval to the federal government that are false or fraudulent, knowingly making a false statement material to an obligation to pay or transmit money or property to the federal government or knowingly concealing, or knowingly and improperly avoiding or decreasing, an obligation to pay or transmit money to the federal government. The government may assert that claim includes items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the false claims statute;

●	clearance or approval of product modifications to 510(k)-cleared devices that could significantly affect safety or effectiveness or that would constitute a major change in intended use of one of our cleared devices, or approval of a supplement for certain modifications to PMA devices;

●	medical device reporting regulations, which require that a manufacturer report to the FDA if a device it markets may have caused or contributed to a death or serious injury, or has malfunctioned and the device or a similar device that it markets would be likely to cause or contribute to a death or serious injury, if the malfunction were to recur;

●	correction, removal and recall reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FDCA that may present a risk to health;

●	complying with the new federal law and regulations requiring Unique Device Identifiers (UDI) on devices and also requiring the submission of certain information about each device to the FDA’s Global Unique Device Identification Database (GUDID);

●	the FDA’s recall authority, whereby the agency can order device manufacturers to recall from the market a product that is in violation of governing laws and regulations; and

●	post-market surveillance activities and regulations, which apply when deemed by the FDA to be necessary to protect the public health or to provide additional safety and effectiveness data for the device.

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We may be subject to similar foreign laws that may include applicable post-marketing requirements such as safety surveillance. Our manufacturing processes are required to comply with the applicable portions of the quality system regulation (“QSR”), which cover the methods and the facilities and controls for the design, manufacture, testing, production, processes, controls, quality assurance, labeling, packaging, distribution, installation, and servicing of finished devices intended for human use. The QSR also requires, among other things, maintenance of a device master file, device history file, and complaint files. As a manufacturer, our facilities, records, and manufacturing processes are subject to periodic scheduled or unscheduled inspections by the FDA. Our failure to maintain compliance with the QSR or other applicable regulatory requirements could result in the shut-down of, or restrictions on, our manufacturing operations and the recall or seizure of our products. The discovery of previously unknown problems with any of our products, including unanticipated adverse events or adverse events of increasing severity or frequency, whether resulting from the use of the device within the scope of its clearance or off-label by a physician in the practice of medicine, could result in restrictions on the device, including the removal of the product from the market or voluntary or mandatory device recalls or a public warning letter that could harm both our reputation and sales. Any potential consequences of off-label use of the DNA appliance are the responsibility of the treating independent dentist; however, we may face consequences related to such off-label use. See “Risk Factors- The misuse or off-label use of The Vivos Method may harm our reputation in the marketplace, result in injuries that lead to product liability suits or result in costly investigations, fines or sanctions by regulatory bodies if we are deemed to have engaged in the promotion of these uses, any of which could be costly to our business.”

The FDA has broad regulatory compliance and enforcement powers. If the FDA determines that we failed to comply with applicable regulatory requirements, it can take a variety of compliance or enforcement actions, which may result in any of the following sanctions:

●	warning letters, untitled letters, fines, injunctions, consent decrees and civil penalties;
●	recalls, withdrawals, or administrative detention or seizure of our products;
●	operating restrictions or partial suspension or total shutdown of production;
●	refusing or delaying requests for 510(k) marketing clearance or PMA approvals of new products or modified products;
●	withdrawing 510(k) clearances or PMAs that have already been granted;
●	refusal to grant export or import approvals for our products; or
●	criminal prosecution.

In addition to all of the above, the FDA regulates and monitors manufacturers engaged in the fabrication of FDA regulated medical devices such as those offered by Vivos. Vivos intends to convert its FDA status from an FDA designated “Spec Developer” to a “Manufacturer,” and as such will become subject to a new level of regulatory compliance and oversight. The company has spent many months in preparation for this transition, including the adoption of the requisite workflow processes, documentation procedures, and other current good manufacturing practices. The company expects to be subject to a third-party inspection and readiness evaluation to gain a certification to proceed forward as a duly approved and compliant manufacturer sometime prior to the end of the first quarter of 2024.

Regulation of Medical Devices in Canada

Canada regulates the import and sale of medical devices through Health Canada (or HC). HC reviews medical devices to assess their safety, effectiveness, and quality before being authorized for sale in Canada. HC classifies medical devices into four classifications, with Class I being the lowest risk and Class IV being the highest. Class I and II devices are often cleared for sale after they are CE marked or listed on the company’s ISO certification and filed via fax-back applications for a Medical Device License (MDL). Obtaining an MDL is comparable to the FDA 510(k) process. Higher classification risk devices (Class III and IV) require filing dossiers that resemble FDA 510(k) applications. These applications can range in cost and typically take longer for approval.

Regulation of Medical Devices in Australia

Australia regulates the import and sale of medical devices through the Therapeutic Goods Administration (TGA) of Australia, a Tier 1 regulatory body. Registering a medical device with the TGA entails risk-based classification; compliance with quality, safety and performance principles; compliance with regulatory controls for manufacturing processes; listing in the Australian Register of Therapeutic Goods; and post-market vigilance programs. Australia follows the standards applied by the International Organization for Standardization (ISO) which is currently made up of 165 members/countries. Equivalent to the FDA in the United States, the TGA regulates the manufacturing and distribution of therapeutic goods in Australia.

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Federal, State and Foreign Fraud and Abuse and Physician Payment Transparency Laws

In addition to FDA restrictions on marketing and promotion of drugs and devices, other federal and state laws restrict our business practices. These laws include, without limitation, foreign, federal, and state anti-kickback and false claims laws, as well as transparency laws regarding payments or other items of value provided to healthcare providers.

The federal Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind to induce or in return for purchasing, leasing, ordering or arranging for or recommending the purchase, lease or order of any good, facility, item or service reimbursable, in whole or in part, under Medicare, Medicaid or other federal healthcare programs. The term “remuneration” has been broadly interpreted to include anything of value, including stock, stock options, and the compensation derived through ownership interests.

Recognizing that the federal Anti-Kickback Statute is broad and may prohibit many innocuous or beneficial arrangements within the healthcare industry, the United State Department of Health and Human Services (“DHHS”) issued regulations in July 1991, which DHHS has referred to as “safe harbors.” These safe harbor regulations set forth certain provisions which, if met in form and substance, will assure medical device manufacturers, healthcare providers and other parties that they will not be prosecuted under the federal Anti-Kickback Statute. Additional safe harbor provisions providing similar protections have been published intermittently since 1991. Although there are a number of statutory exceptions and regulatory safe harbors protecting some common activities from prosecution, the exceptions and safe harbors are drawn narrowly. Our arrangements with physicians, hospitals and other persons or entities who are in a position to refer may not fully meet the stringent criteria specified in the various safe harbors. Practices that involve remuneration that may be alleged to be intended to induce prescribing, purchases or recommendations may be subject to scrutiny if they do not fall within an exception or safe harbor. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor does not make the conduct per se illegal under the federal Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based on a cumulative review of all its facts and circumstances. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the federal Anti-Kickback Statute has been violated. In addition, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. Moreover, a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act (described below).

Violations of the federal Anti-Kickback Statute may result in civil monetary penalties up to $100,000 for each violation, plus up to three times the remuneration involved. Civil penalties for such conduct can further be assessed under the federal False Claims Act. Violations can also result in criminal penalties, including criminal fines of up to $100,000 and imprisonment of up to 10 years. Similarly, violations can result in exclusion from participation in government healthcare programs, including Medicare and Medicaid. Liability under the federal Anti-Kickback Statute may also arise because of the intentions or actions of the parties with whom we do business. While we are not aware of any such intentions or actions, we have only limited knowledge regarding the intentions or actions underlying those arrangements. Conduct and business arrangements that do not fully satisfy one of these safe harbor provisions may result in increased scrutiny by government enforcement authorities. The majority of states also have anti-kickback laws which establish similar prohibitions and, in some cases, may apply more broadly to items or services covered by any third-party payor, including commercial insurers and self-pay patients.

The federal civil False Claims Act prohibits, among other things, any person or entity from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment or approval to the federal government or knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. A claim includes “any request or demand” for money or property presented to the U.S. government. The federal civil False Claims Act also applies to false submissions that cause the government to be paid less than the amount to which it is entitled, such as a rebate. Intent to deceive is not required to establish liability under the civil federal civil False Claims Act.

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In addition, private parties may initiate “qui tam” whistleblower lawsuits against any person or entity under the federal civil False Claims Act in the name of the government and share in the proceeds of the lawsuit. Penalties for federal civil False Claim Act violations include fines for each false claim, plus up to three times the amount of damages sustained by the federal government and, most critically, may provide the basis for exclusion from government healthcare programs, including Medicare and Medicaid. On May 20, 2009, the Fraud Enforcement Recovery Act of 2009, or FERA, was enacted, which modifies and clarifies certain provisions of the federal civil False Claims Act. In part, the FERA amends the federal civil False Claims Act such that penalties may now apply to any person, including an organization that does not contract directly with the government, who knowingly makes, uses or causes to be made or used, a false record or statement material to a false or fraudulent claim paid in part by the federal government. The government may further prosecute conduct constituting a false claim under the federal criminal False Claims Act. The criminal False Claims Act prohibits the making or presenting of a claim to the government knowing such claim to be false, fictitious or fraudulent and, unlike the federal civil False Claims Act, requires proof of intent to submit a false claim. When an entity is determined to have violated the federal civil False Claims Act, the government may impose civil fines and penalties ranging from $11,181 to $22,363 for each false claim, plus treble damages, and exclude the entity from participation in Medicare, Medicaid and other federal healthcare programs.

The Civil Monetary Penalty Act of 1981 imposes penalties against any person or entity that, among other things, is determined to have presented or caused to be presented a claim to a federal healthcare program that the person knows or should know is for an item or service that was not provided as claimed or is false or fraudulent, or offering or transferring remuneration to a federal healthcare beneficiary that a person knows or should know is likely to influence the beneficiary’s decision to order or receive items or services reimbursable by the government from a particular provider or supplier.

HIPAA also created additional federal criminal statutes that prohibit among other actions, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private third-party payors, knowingly and willfully embezzling or stealing from a healthcare benefit program, willfully obstructing a criminal investigation of a healthcare offense, and knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

Many foreign countries have similar laws relating to healthcare fraud and abuse. Foreign laws and regulations may vary greatly from country to country. For example, the advertising and promotion of our products is subject to EU Directives concerning misleading and comparative advertising and unfair commercial practices, as well as other EEA Member State legislation governing the advertising and promotion of medical devices. These laws may limit or restrict the advertising and promotion of our products to the general public and may impose limitations on our promotional activities with healthcare professionals. Also, many U.S. states have similar fraud and abuse statutes or regulations that may be broader in scope and may apply regardless of payor, in addition to items and services reimbursed under Medicaid and other state programs.

Additionally, there has been a recent trend of increased foreign, federal, and state regulation of payments and transfers of value provided to healthcare professionals or entities. The federal Physician Payments Sunshine Act imposes annual reporting requirements on certain drug, biologics, medical supplies and device manufacturers for which payment is available under Medicare, Medicaid or Children’s Health Insurance Program (“CHIP”), for payments and other transfers of value provided by them, directly or indirectly, to physicians (including physician family members), certain other healthcare providers, and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. A manufacturer’s failure to submit timely, accurately and completely the required information for all payments, transfers of value or ownership or investment interests may result in civil monetary penalties ranging from $1,000 to $10,000 for each payment or other transfer of value that Is not reported (up to a maximum per annual report of $150,000) and from $10,000 to $100,000 for each knowing failure to report (up to a maximum per annual report of $1,150,000). Manufacturers must submit reports by the 90th day of each calendar year. Certain foreign countries and U.S. states also mandate implementation of commercial compliance programs, impose restrictions on device manufacturer marketing practices and require tracking and reporting of gifts, compensation and other remuneration to healthcare professionals and entities. Additionally, there are criminal penalties if an entity intentionally makes false statement in such reports. With some exceptions, the information that manufacturers report is made publicly available.

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Data Privacy and Security Laws

We are also subject to various federal, state and foreign laws that protect the confidentiality of certain patient health information, including patient medical records, and restrict the use and disclosure of patient health information by healthcare providers, such as HIPAA, as amended by HITECH, in the United States.

HIPAA established uniform standards governing the conduct of certain electronic healthcare transactions and requires certain entities, called covered entities, to comply with standards that include the privacy and security of protected health information, or PHI. HIPAA also requires business associates, such as independent contractors or agents of covered entities that have access to PHI in connection with providing a service to or on behalf of a covered entity, of covered entities to enter into business associate agreements with the covered entity and to safeguard the covered entity’s PHI against improper use and disclosure.

The HIPAA privacy regulations cover the use and disclosure of protected health information by covered entities as well as business associates, which are defined to include subcontractors that create, receive, maintain, or transmit protected health information on behalf of a business associate. They also set forth certain rights that an individual has with respect to his or her protected health information maintained by a covered entity, including the right to access or amend certain records containing protected health information, or to request restrictions on the use or disclosure of protected health information. The security regulations establish requirements for safeguarding the confidentiality, integrity, and availability of protected health information that is electronically transmitted or electronically stored. HITECH, among other things, established certain health information security breach notification requirements. A covered entity must notify any individual whose protected health information is breached according to the specifications set forth in the breach notification rule. The HIPAA privacy and security regulations establish a uniform federal “floor” and do not supersede state laws that are more stringent or provide individuals with greater rights with respect to the privacy or security of, and access to, their records containing protected health information or insofar as such state laws apply to personal information that is broader in scope than protected health information as defined under HIPAA.

HIPAA requires the notification of patients, and other compliance actions, in the event of a breach of unsecured protected health information, or PHI. If notification to patients of a breach is required, such notification must be provided without unreasonable delay and in no event later than 60 calendar days after discovery of the breach. In addition, if the PHI of 500 or more individuals is improperly used or disclosed, we would be required to report the improper use or disclosure to DHHS, Office of Civil Rights, which would post the violation on its website, and to the media. Failure to comply with the HIPAA privacy and security standards can result in civil monetary penalties up to $59,522 per violation, not to exceed $1,785,651 per calendar year for non-compliance of an identical provision, and, in certain circumstances, criminal penalties with fines up to $250,000 per violation and/or imprisonment.

HIPAA authorizes state attorneys general to file suit on behalf of their residents for violations. Courts are able to award damages, costs and attorneys’ fees related to violations of HIPAA in such cases. While HIPAA does not create a private right of action allowing individuals to file suit against us in civil court for violations of HIPAA, its standards have been used as the basis for duty of care cases in state civil suits such as those for negligence or recklessness in the misuse or breach of PHI. In addition, HIPAA mandates that the Secretary of DHHS conduct periodic compliance audits of HIPAA covered entities, such as us, and their business associates for compliance with the HIPAA privacy and security standards. It also tasks DHHS with establishing a methodology whereby harmed individuals who were the victims of breaches of unsecured PHI may receive a percentage of the civil monetary penalty paid by the violator.

Healthcare Reform

Economic, political and regulatory influences are continuously causing fundamental changes in the healthcare industry in the United States. In 2010, the U.S. Congress enacted and President Obama signed into law, significant reforms to the U.S. healthcare system. These reforms, contained primarily in the Patient Protection and Affordable Care Act of 2010 (the “PPACA”) and its companion act, the Health Care Education and Reconciliation Act of 2010 (collectively, the “Health Reform Laws”), significantly altered the U.S. healthcare system by authorizing, among many other things: (i) increased access to health insurance benefits for the uninsured and underinsured populations; (ii) new facilitators and providers of health insurance, as well as new health insurance purchasing access points (i.e., exchanges); (iii) incentives for certain employer groups to purchase health insurance for their employees; (iv) opportunities for subsidies to certain qualifying individuals to help defray the cost of premiums and other out-of-pocket costs associated with the purchase of health insurance, and over the longer term; and (v) mechanisms to foster alternative payment and reimbursement methodologies focused on outcomes, quality and care coordination. In addition, certain states in which we operate are periodically considering various healthcare reform proposals.

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Since their passage in 2010, the Health Reform Laws have triggered many changes to the U.S. healthcare system, some of which took effect (e.g., the subsequently eliminated individual mandate penalty) while others have continued to be delayed and subsequently repealed (e.g., the medical device tax). The Health Reform Laws also have faced several challenges and remain subject to ongoing efforts to repeal or modify the laws. For example, President Trump issued an Executive Order 13765 (Minimizing the Economic Burden of the Patient Protection and Affordable Care Act Pending Repeal) on January 20, 2017 granting authority to certain executive departments and agencies to minimize the economic burden of the PPACA. However, President Biden revoked this Executive Order on January 28, 2021 (as part of President Biden’s Executive Order on Strengthening Medicaid and the Affordable Care Act) and directed heads of departments to “consider whether to suspend, revise, or rescind - and, as applicable, publish for notice and comment proposed rules suspending, revising, or rescinding” actions taken by the Trump Administration which may hinder the operation of the Health Reform Laws.

Nevertheless, the core tenets of the Health Reform Laws remain in effect with several exceptions. The individual mandate penalty was eliminated beginning in 2019 through the Tax Cuts and Jobs Act of 2017. In addition, on December 20, 2019, the Further Consolidated Appropriations Act, 2020 was signed into law which repealed several provisions that were included in the Health Reform Laws to pay for the increased federal spending associated with the Health Reform Laws. Specifically, Congress: (i) repealed the Medical Device Excise Tax, which imposed a 2.3% excise tax on manufacturers, producers and importers of certain medical devices; (ii) repealed the health insurance tax, which applies to most fully insured plans, beginning in 2021; and (iii) repealed the so-called Cadillac Tax, which imposed an excise tax of 40% on premiums for employer-sponsored individuals and families that exceeded a certain minimum threshold. Prior to these changes Congress had passed a short-term spending bill as part of the Continuing Appropriations Act of 2018 that delayed the implementation of these provisions and eliminated the Independent Payment Advisory Board, which was a 15- member panel of healthcare experts created by the Health Reform Laws and tasked with making annual cost-cutting recommendations for Medicare if Medicare spending exceeded a specified growth rate.

The Health Reform Laws have also been the subject of litigation. In particular, in 2019, a collection of 20 state governors and state attorneys general (subsequently two states have dropped out) filed a lawsuit against the federal government in the Northern District of Texas seeking to enjoin the entire Health Reform Laws following the elimination of the individual mandate penalty. The District Court ruled that without the penalty the individual mandate was unconstitutional and further held that all other provisions of the Health Reform Laws should be overturned as well. The U.S. Court of Appeals for the 5th Circuit affirmed the trial court’s decision; however, instead of deciding whether the rest of the PPACA must be struck down, the 5th Circuit sent the case back to the trial court for additional analysis. In March of 2020 the United States Supreme Court agreed to review the case and heard oral arguments on November 10, 2020. On June 17, 2021, the Supreme Court held that the plaintiffs lacked standing and reversed the Fifth Circuit’s judgment in respect to standing, vacated the Fifth Circuit’s judgment, and remanded the case with instructions to dismiss the case. Subsequently the Fifth Circuit vacated the judgement of the District Court in its entirety and remanded the case to the District Court with instructions to dismiss. The District Court finally dismissed the case on July 27, 2021.

In 2021 President Biden issued an Executive Order on Strengthening Medicaid and the Affordable Care Act, directing heads of departments to review and potentially revoke or revise these Trump-era actions. In light of the ongoing efforts to alter the Health Reform Laws, we are unable at this time to predict the full impact that potential changes will have on our business, including provisions in the Health Reform Laws related to Medicare payments, mechanisms to foster alternative payment and reimbursement methodologies focused on outcomes, quality and care coordination, Medicare enrollment and claims submission requirements and revisions to other federal healthcare laws such as the federal Anti-Kickback Statute, the Stark Law and the federal False Claims Act.

We anticipate, however, that federal and state governments will continue to review and assess alternative healthcare delivery systems and payment methodologies, and that public debate regarding these issues will continue in the future. Changes in the law or new interpretations of existing laws can have a substantial effect on permissible activities, the relative costs associated with doing business in the healthcare industry, and the amount of reimbursement available from government and other payors. Any repeal or modification of the Health Reform Laws may materially adversely impact our business, financial condition, results of operations, cash flow, capital resources and liquidity. In addition, the potential proposals for alternative legislation to replace the Health Reform Laws may have an adverse impact on our business.

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Anti-Bribery and Corruption Laws

We are subject to the Foreign Corrupt Practices Act (“FCPA”). We are required to comply with the FCPA, which generally prohibits covered entities and their intermediaries from engaging in bribery or making other prohibited payments to foreign officials for the purpose of obtaining or retaining business or other benefits. In addition, the FCPA imposes accounting standards and requirements on publicly traded U.S. corporations and their foreign affiliates, which are intended to prevent the diversion of corporate funds to the payment of bribes and other improper payments, and to prevent the establishment of “off books” slush funds from which such improper payments can be made. We also are subject to similar anticorruption legislation implemented in Europe under the Organization for Economic Co-operation and Development’s Convention on Combating Bribery of Foreign Public Officials in International Business Transactions.

Human Capital Resources

As of the day of this prospectus, we had 109 full-time employees. None of our employees are represented by a union. We consider our relations with our employees to be good but we do have a Whistleblower Hotline setup for employees to confidentially report concerns. Of our current employees, approximately, four are part of finance and accounting, seven are involved in senior management, 12 in sales and marketing, three in research, development and regulatory and 83 in operations.

We value the importance of retention, growth and development of our employees and we believe we offer competitive compensation (including salary, incentive bonus, and equity) and benefits packages. We traditionally will benchmark compensation with external sources to verify positions are paid in-line with the market. Our corporate culture is built on passion - we believe in the company’s vision of ridding the world of sleep apnea and hire employees who want to share that same passion. We hold annual company-wide training courses and host regularly scheduled management meetings where management communicates notable corporate developments to be disseminated to employees, as well as periodic corporate all hands meetings. We are always looking for additional ways to diversify our workforce. We will continue to promote a work environment that is based on the fundamental principles of human dignity, equality and mutual respect. In addition, we are committed to providing a safe and healthy work environment for all of our employees. In response to the COVID-19 pandemic, we have required personal protective equipment for patient-facing employees in addition to requiring daily health questionnaires and temperature checks. Many employees work remotely, and we have limited travel as a result of the pandemic. We will continue to support our workforce during these unprecedented circumstances to ensure their safety and well-being.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Below is a description of our outstanding pending litigation matters. Litigation is subject to inherent uncertainties and an adverse result in the below described or other matters may arise from time to time that may harm our business.

On June 5, 2020, the Company filed suit against Ortho-Tain, Inc. (“Ortho-Tain”) in the United States District Court for the District of Colorado seeking relief from certain false, threatening, and defamatory statements to the Company’s business affiliate, Benco Dental (“Benco”). The Company believes such statements have interfered with its business relationship and contract with Benco, causing harm to the Company’s reputation, loss of goodwill, and unspecified monetary damages. On February 12, 2021, the Company amended its complaint to add claims for false advertising and unfair business practices, as well as additional variants of the original claims to address Ortho-Tain’s alleged false advertising campaign against the Company in the fall of 2020. The Company’s amended complaint seeks permanent injunctive relief to prevent what the Company believes are defamatory statements and interference with its business relationships by Ortho-Tain.

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The Company further seeks declaratory relief to refute the defendant’s false allegations, as well as monetary damages. Prior to filing suit, the Company worked collaboratively with legal counsel at Benco to address and resolve this matter. Such efforts were unsuccessful. On February 26, 2021, Ortho-Tain, Inc. filed a motion to dismiss the amended complaint. The Company opposed the motion. On June 21, 2022, the Tenth Circuit entered an order and judgment. Pursuant to such order, the appeal was terminated, and the case was remanded to the U.S. District Court for the District of Colorado for further proceedings. On July 13, 2022, the Clerk of Court for the Tenth Circuit transferred jurisdiction back to the District of Colorado. On February 14, 2024, the District Court of Colorado issued an order denying Ortho-Tain’s motion to dismiss after analyzing the issue of litigation privilege under the standard ordered by the Tenth Circuit. In response, Ortho-Tain filed a notice of appeal of the District Court of Colorado order on February 14, 2024. The appeal has been docketed in the Tenth Circuit, and the record has been completed. On March 5, 2024, the Company filed a motion to dismiss the appeal for lack of jurisdiction. Ortho-Tain filed its response to the motion to dismiss on March 19, 2024. The Company’s reply in support of the motion to dismiss was filed on March 26, 2024. On March 20, 2024, the Court ordered that the Company’s motion to dismiss for lack of jurisdiction would be referred to the panel of judges to be assigned to the appeal, and that no ruling on the motion to dismiss would be issued at that time. Ortho-Tain filed its opening brief on April 29, 2024. The Company filed its Answer Brief on May 29, 2024. Ortho-Tain filed its response brief on June 20, 2024. On October 31, 2024, the Tenth Circuit ordered additional briefing on two discrete issues and that briefing was filed on November 21, 2024. Oral Argument is scheduled for March 18, 2025.

On July 22, 2020, Ortho-Tain, Inc. filed a complaint in the United States District Court for the Northern District of Illinois against the Company, our Chairman and Chief Executive Officer, R. Kirk Huntsman, Benco Dental Supply Co., Dr. Brian Kraft, Dr. Ben Miraglia, and Dr. Mark Musso (the “Illinois Ortho-Tain Case”). The complaint in the Illinois Ortho-Tain Case addresses the same events as the suit the Company filed against Ortho-Tain in June 2020 as described above. The complaint in the Illinois Ortho-Tain Case alleges violation of the Lanham Act and an alleged civil conspiracy among the defendants to violate the Lanham Act by an alleged false designation of origin related to a presentation given by Dr. Brian Kraft at an event sponsored by the Company and Benco Dental.

Ortho-Tain also alleges that the actions of the defendants diverted sales from Ortho-Tain, deprived Ortho-Tain of advertising value and resulted in a loss of goodwill to Ortho-Tain. Ortho-Tain further alleges two separate breach of contract actions against Dr. Brian Kraft and Mr. Huntsman. Ortho-Tain’s allegation of breach of contract against Mr. Huntsman, relates to a Non-Disclosure Agreement entered into in October 2013 with Mr. Huntsman’s prior entity, Xenith Practices, LLC, which Non-Disclosure Agreement expired pursuant to its terms in October 2016. The Company continues to evaluate the allegations, although the Company believes they lack merit and think Ortho-Tain will be unable to establish actionable damages.

On September 9, 2020, the Company moved to dismiss the claims against it in the Illinois Ortho-Tain Case. On October 23, 2020, the Company filed a motion requesting, in the alternative, that if the case is not dismissed, it be transferred to the Colorado action described above or stayed. On May 14, 2021, the United States District Judge entered an order granting the Company’s motion to stay this case pending the outcome of a substantially similar, first-filed suit by the Company pending in the United States District Court. In light of the stay, the District Court denied, without prejudice, the Company’s pending motion to dismiss. On March 2, 2023, the District Court lifted the stay.

The Defendants renewed their motions to dismiss. On August 23, 2024, the District Court of Colorado issued its order partially granting the motions to dismiss, including dismissing Defendants Benco Dental Supply Co. and Dr. Mark Musso. Ortho-Tain subsequently sought leave to amend its Complaint to try and address the deficiencies identified by the District Court of Colorado in its August 23, 2024 order. The Defendants opposed the Motion for Leave to Amend, and, on October 9, 2024, the District Court of Colorado held a hearing to address the Motion for Leave to Amend. The District Court of Colorado denied Plaintiff’s Motion for Leave to File an Amended Complaint without Prejudice.

The Parties submitted a Joint Discovery Plan to the District Court on October 21, 2024. On October 22, 2024, the District Court ordered the parties to exchange Rule 26(a)(1) initial disclosures by November 22, 2024 and Initial Written Discovery to Be Issued by the same date, which the parties completed. The parties provided a status report to the court on January 6, 2025. The District Court set a deadline of May 16, 2025 to amend pleadings and July 30, 2025 to complete fact discovery.

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Corporate History

Formation

We were originally organized on July 7, 2016 in Wyoming as Corrective BioTechnologies, Inc. On September 6, 2016, we changed our name from Corrective BioTechnologies, Inc. to Vivos BioTechnologies, Inc. On March 2, 2018, we changed our name from Vivos BioTechnologies, Inc. to Vivos Therapeutics, Inc. During our formation in 2016, we issued an aggregate of 37,334 shares of Common Stock to a group of our founders, including Summit Capital USA (now Upeva, Inc., 26,667 shares), Regal Capital Venture Partners LLC (6,667 shares) and Thomas P. Madden (4,000 shares) at a purchase price of $0.01 per share (for an aggregate of $280 of proceeds).

Acquisition of BioModeling Solutions, Inc. and First Vivos, Inc.

In August and September 2016, we completed, by way of a share exchange, an agreement to acquire the business and operations of (1) BMS (now a wholly-owned subsidiary), which was engaged in the manufacture and sale of our patented DNA appliance® and FDA cleared mRNA appliance® (collectively with special proprietary treatment modalities that comprises The Vivos Method), and (2) First Vivos, Inc., a Texas corporation (“First Vivos”), which proposed to develop and operate a retail chain of Vivos Centers with specially trained dentists that offer The Vivos Method and corroborating physicians. In connection with the share exchange with BMS, we issued 3,333,334 shares of Common Stock to the shareholders of BMS (including, but not limited to, Dr. G. Dave Singh, our founder and former Chief Medical Officer and director, who received 3,219,705 shares) in exchange for 12,423,500 shares of BMS, which constitutes 100% ownership interest in BMS. In connection with the share exchange with First Vivos, we issued 3,333,334 shares of Common Stock to the shareholders of First Vivos (including, but not limited to, R. Kirk Huntsman, our co-founder, Chairman of the Board and Chief Executive Officer, who received 1,833,334 shares) in exchange for 5,000 shares of First Vivos, which constitutes 100% ownership interest in First Vivos.

The transaction was accounted for as a reverse acquisition and recapitalization, with BMS as the acquirer for financial reporting and accounting purposes. Upon the consummation of the acquisition, the historical financial statements of BMS became our historical financial statements and continued to be recorded at their historical carrying amounts.

Adoption of Stock and Option Award Plan

On April 18, 2019, our stockholders approved the adoption of a stock and option award plan (the “2019 Plan”), under which 13,334 shares were reserved for future issuance for options, restricted stock awards and other equity awards. On June 18, 2020, our stockholders approved an amendment and restatement of the 2019 Plan to increase the number shares or our Common Stock available for issuance thereunder by 33,334 share of Common Stock such that, after amendment and restatement of the 2019 Plan, for a total of 46,667 shares of Common Stock available for issuance under the 2019 Plan. On September 22, 2023, our stockholders approved an amendment and restatement of the 2019 Plan to increase the number shares or our Common Stock available for issuance thereunder by 80,000 shares of Common Stock such that, after amendment and restatement of the 2019 Plan, 126,667 shares of Common Stock are available for issuance under the 2019 Plan. As of the date of this prospectus, awards (in the form of options) for an aggregate of 83,470 shares of Common Stock have been issued under our 2019 Plan.

Approval of Transfer of Corporate Domicile and Reverse Stock Split

On April 18, 2019, our stockholders voted to authorize our board of directors to recapitalize our Common Stock by way of reverse stock split at a ratio of up to one for three. In addition, on such date, our shareholders also authorized our board of directors to transfer our corporate domicile from Wyoming to another U.S. state. Our board of directors elected not to implement the reverse stock split transfer of corporate domicile at that time.

Effective August 12, 2020, we transferred our corporate domicile and became a Delaware corporation pursuant to Section 17-16-1720 of the Wyoming Business Corporation Act and Section 265 of the Delaware General Corporation Law. As a result of the transfer of corporate domicile, each share of capital stock of Vivos Wyoming became a share of capital stock of Vivos Delaware on a one-to-one basis, and such shares shall carry the same terms in all material respects as the shares of Vivos Wyoming. The transfer of corporate domicile has heretofore been approved by the board of directors and majority shareholders of Vivos Wyoming.

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On July 30, 2020, prior to the transfer of our corporate domicile from Wyoming to Delaware, Vivos Wyoming we implemented a one-for-three reverse stock split of our outstanding Common Stock pursuant to which holders of Vivos Wyoming’s outstanding Common Stock received one share of Common Stock for every three shares of Common Stock held. Unless the context expressly dictates otherwise, all references to share and per share amounts referred to in the Annual Report reflect the reverse stock split.

On October 25, 2023, we effected a reverse stock split of outstanding shares of Common Stock at a ratio of 1-for-25. The Reverse Stock Split, which was approved by the Company’s Board of Directors under authority granted by the Company’s stockholders at the Company’s 2023 Annual Meeting of Stockholders held on September 22, 2023, was consummated pursuant to a Certificate of Amendment filed with the Secretary of State of Delaware on October 25, 2023. Unless the context expressly dictates otherwise, all references to share and per share amounts referred to in the Annual Report reflect the reverse stock split.

New Marketing and Distribution Alliance Strategy

In June 2024, we announced the execution of a strategic marketing and distribution alliance with Rebis Health Holdings, LLC (who we refer herein Rebis), an operator of multiple sleep testing and treatment centers in Colorado. This alliance, which we hope will be the first of a series of similar alliances and potential acquisitions across the country, marks an important pivot in our marketing and distribution model for our cutting-edge OSA appliances. Under the new alliance, we are collaborating with Rebis to offer OSA patients a full spectrum of evidence-based treatments such as our own advanced, proprietary and FDA-cleared CARE oral medical devices, oral appliances and additional adjunctive therapies and methods including CPAP machines. The program commenced in August of 2024 in the Longmont office of Rebis.

We believe the advantages of this new strategic marketing and distribution model are compelling. First, it provides Vivos-trained providers direct access to far more OSA patients who are likely candidates for Vivos treatment. As the Company rolls out this new model going forward, potentially thousands of patients each month could be exposed to Vivos treatment options. Second, we expect to close more cases using Vivos-trained personnel. In our pilot testing, which we conducted at over 45 separate locations around the United States during 2023 and 2024, our Vivos-trained personnel were able to consistently close over 70% of patients into some form of Vivos treatment. These figures held relatively consistent across diverse demographic and economic patient profiles and geographies. Third, top line revenue and profit per case are expected to rise. Vivos projects that each patient who signs up for Vivos treatment represents approximately $6,000 on average to Vivos top line revenue, with contribution margins of up to 50%. This significantly alters the economics to Vivos, when compared to our prior model, increasing top-line revenues per case start by approximately 4-6 times. In summary, under our new model, we expect to present Vivos treatment to more patients, close a higher percentage of cases into Vivos treatment, and generate more revenue and profit per case.

The Rebis strategic alliance was announced alongside a $7.5 million equity private placement by us with an affiliate of New Seneca Partners, Inc. (who we refer herein as Seneca). The new marketing and distribution strategic alliance is based on a profit-sharing model between us and Rebis. Subject to certain conditions, Seneca will participate in our net cash flow allocation from the alliance up to an agreed-upon amount as partial consideration for the management advisory services Seneca is providing to us.

January 2023 Private Placement

On January 9, 2023, we closed a private placement (the “January 2023 Private Placement”) with an institutional investor pursuant to which we agreed sell up to an aggregate of $8,000,000 of securities of the Company of units. Each unit consists of one share of our common stock (“Common Stock”), $0.0001 par value, and pre-funded warrant to purchase one share of our Common Stock, and common stock purchase warrants to purchase our Common Stock (each, a “January 2023 Warrant”). In connection with the January 2023 Private Placement, we issued 80,000 shares of Common Stock, pre-funded warrants to purchase up to an aggregate of 186,666 shares of Common Stock and the January 2023 Warrant to purchase up to an aggregate of 266,667 shares of Common Stock (the January 2023 Warrant was amended in November 2023 as described below). The purchase price per share and associated January 2023 Warrant was $30.00, and the purchase price per pre-funded warrant and associated January 2023 Warrant was $29.9998.

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November 2023 Private Placement

On October 30, 2023 we entered into a securities purchase agreement with the same institutional investor pursuant to which we sold an aggregate of $4,000,003.44 of securities in a private placement consisting of (i) 130,000 shares of Common Stock, (ii) a pre-funded warrant to purchase 850,393 shares of Common Stock, (iii) a five-year Series A Common Stock Purchase Warrant to purchase up to 980,393 shares of Common Stock with an exercise price of $3.83 per share and (iii) an 18-month Series B Common Stock Purchase Warrant to purchase up to 980,393 shares of our Common Stock with an exercise price of $3.83 per share (the “Series B Warrant”).

The private placement closed on November 2, 2023. After deducting the placement agent fees and estimated offering expenses, we received net proceeds of approximately $3.5 million. As of January 31, 2024, all of the pre-funded warrants granted as part of the private placement were exercised.

As part of the November 2023 private placement, we agreed with the investor to amend the January 2023 Warrant to reduce the exercise price of the January 2023 Warrant to $3.83 per share and extended the expiration date of the January 2023 Warrant to November 2, 2028. The amendment also restated in its entirety the definition of “Black Scholes Value” contained in the January 2023 Warrant with the intention of eliminating an embedded derivative liability associated with such warrant.

February 2024 Warrant Exercise Transaction

On February 14, 2024, we entered into a warrant inducement letter agreement (the “Inducement Agreement”) with the same institutional investor pursuant to which the investor agreed to exercise for cash the entirety of the Series B Warrant issued in November 2023 at a reduced exercise price of $4.02 per share (with such exercise price being established for purposes of compliance with the listing rules of the Nasdaq Stock Market), resulting in gross proceeds to us of approximately $4.0 million. The resale of the shares of Common Stock underlying the Series B Warrant has been registered pursuant to a Registration Statement on Form S-1 (File No. 333-275726), which became effective with the SEC on December 1, 2023.

Pursuant to the Inducement Agreement, in consideration for the immediate exercise of the Series B Warrant in full, we agreed to issue to the investor the two Inducement Warrants in a new private placement transaction. The Inducement Warrants are identical to each other, other than their dates of expiration, and are substantially identical to the Series B Warrant. The Inducement Transaction closed on February 20, 2024.

June 2024 Private Placement and Management Services Agreement with Seneca

On June 10, 2024, we entered into a securities purchase agreement (the “June 2024 SPA”) with V-CO Investors LLC, a Wyoming limited liability company (“V-CO”). V-CO is an affiliate of Seneca, a leading independent private equity firm.

Pursuant to the June 2024 SPA, we sold to V-CO in a private placement offering: (i) 169,498 shares of our Common Stock, (ii) a pre-funded warrant (which we refer to herein as the Pre-Funded Warrant) to purchase 3,050,768 shares of Common Stock (which we refer to herein as the Pre-Funded Warrant Shares), and (iii) a Common Stock Purchase Warrant (which we refer to as the June 2024 Warrant) to purchase up to 3,220,266 shares of Common Stock (which we refer to herein as the June 2024 Warrant Shares). V-CO paid a purchase price of $2.329 for each share and Pre-Funded Warrant Share and associated June 2024 Warrant, with such price being established for purposes of compliance with the listing rules of the Nasdaq Stock Market LLC. The private placement closed on June 10, 2024. We received gross proceeds of $7,500,000 from the private placement. No placement agent was used in connection with the private placement.

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The June 2024 Warrant has a five-year term, an exercise price of $2.204 per share and became exercisable immediately as of the date of issuance. The Pre-Funded Warrant has a term ending on the complete exercise of the Pre-Funded Warrant, an exercise price of $0.0001 per share and became exercisable immediately as of the date of issuance. The June 2024 Warrant and the Pre-Funded Warrants also contain customary stock-based (but not price-based) anti-dilution protection as well as beneficial ownership limitations that may be waived at the option of the holder upon 61 days’ notice to us.

The June 2024 SPA provides that for a period of three (3) years from the closing of the private placement, Seneca shall be entitled to (i) receive notice of any regular or special meeting of our board of directors at the time such notice is provided to the members of our Board of Directors, (ii) receive copies of any materials delivered to our directors in connection with such meetings and (iii) allow one Seneca representative (who shall be an officer or employee of Seneca) to attend and participate (but not vote) in all such meetings of our Board of Directors. The June 2024 SPA also includes standard representations, warranties, indemnifications, and covenants of our company and V-CO.

The terms of the June 2024 SPA require us to file a registration statement on Form S-3 or other appropriate form registering the shares, the Pre-Funded Warrant Shares and the June 2024 Warrant Shares for resale no later than July 25, 2024 and to use commercially reasonable best efforts to cause such registration statement to be effective by September 8, 2024. We must also use its commercially reasonable efforts to keep such registration statement continuously effective (including by filing a post-effective amendment or a new registration statement if such registration statement expires) for a period of three (3) years after the date of effectiveness of such registration statement, subject to certain limitations specified in the SPA. We have filed with the SEC such registration statement registering the shares and warrants as described herein on Form S-3 (File No. 333-281090) on July 30, 2024 which was subsequently declared effective on August 7, 2024.

Management Services Agreement with V-CO

Also on June 10, 2024, our company, Airway Integrated Management Company, LLC, a Colorado limited liability company and a wholly owned subsidiary of the Company (or “AIM”), and V-CO entered into a management services agreement (which we refer to herein as the “MSA”). Pursuant to the MSA, V-CO will provide certain management, consulting, and advisory services to us related to our new strategic marketing and distribution alliance with Rebis Health Partners, LLC (which we refer to as the strategic alliance).

The term of the MSA commences on the effective date of the agreement and continues until the later of (i) June 10, 2027 or (ii) such time as V-CO has received two (2) times its original investment in the private placement we closed with V-CO. The MSA will automatically renew for additional terms of one (1) year unless any party sooner terminates the agreement in accordance with the terms of the MSA.

During the term of the MSA, V-CO will provide to us and AIM oversight, management consulting and advisory services, including, without limitation: (i) management of general and administrative expenses of the strategic alliance, (ii) advice on strategy of the strategic alliance with a view towards maximizing the revenue and profit generated by the strategic alliance, (iii) searches for additional potential sleep center operators to form strategic alliances with, (iv) making introductions to industry contacts of V-CO and its affiliates (including Seneca) for purposes of expanding the business and opportunities of our company and the strategic alliance, and (v) performing other services as may be reasonably requested from time to time by us and agreed to by V-CO, taking into account the level of compensation for services and other engagements that V-CO and its affiliates may have.

As consideration for such management services, AIM has agreed to pay to V-CO for three (3) years a management fee equal to $37,500 per quarter, payable quarterly in arrears, with a minimum of $25,000 per quarter paid in cash and the remaining up to $12,500 per quarter paid in the form of cash or restricted shares of our Common Stock, as decided by V-CO. The value of such restricted Common Stock, if any, paid as part of the management fee will be calculated based upon the average 5-day closing price of the Common Stock ending as of the end of each applicable quarter (or, if the Common Stock is not then publicly listed, as determined in good faith by our Board of Directors using industry standard valuation metrics).

In addition to the management fee, V-CO will also receive a quarterly cash participation payment from AIM equal to an agreed upon percentage of the net positive cash flow (as determined in accordance with U.S. generally accepted accounting principles) generated by the operations of the strategic alliance and received by VSI pursuant to the strategic alliance. Such participation payment shall accrue and not be paid until our company on a consolidated basis is cash flow positive from operations, as reported in our Securities and Exchange Commission (“SEC”) filings. Such profit participation shall continue to be earned quarterly until the later of such time as (i) V-CO receives an amount equal to two (2) times its investment in the June 2024 private placement; or (ii) or June 10, 2027.

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The MSA contains customary covenants regarding confidentiality and indemnification. Under the MSA, V-CO will also assign to AIM or its affiliates V-CO’s entire right, title, and interest in any intellectual property it creates while working for or on behalf of AIM.

September 2024 Registered Direct Offering

On September 18, 2024, the Company entered into a securities purchase agreement (the “September 2024 SPA”) with certain institutional investors in connection with a registered direct offering (the “September 2024 Offering”), priced at-the-market under Nasdaq Stock Market rules, to purchase 1,363,812 shares of Common Stock at a purchase price of $3.15 per share. No common stock purchase warrants were offered or issued to investors in the September 2024 Offering.

H.C. Wainwright & Co., LLC (“HCW”), pursuant an engagement agreement with the Company, dated May 2, 2024 and amended on August 2, 2024 (as amended, the “HCW Engagement Agreement”), acted as the exclusive placement agent (the “Placement Agent”) for the September 2024 Offering. Pursuant to the HCW Engagement Agreement, the Company has (i) paid the Placement Agent a cash fee equal to 7.0% of the aggregate gross proceeds of the September 2024 Offering, (ii) paid the Placement Agent a management fee of 1.0% of the aggregate gross proceeds of the September 2024 Offering, and (iii) reimbursed the Placement Agent for certain expenses and legal fees.

In addition, we issued to the Placement Agent or its designees (who are among the selling stockholders named herein) warrants (the “September 2024 PA Warrants”) to purchase up to 95,467 shares of Common Stock (or 7% of the number of shares sold in the September 2024 Offering) at an exercise price of $3.9375 per share of Common Stock, exercisable beginning upon issuance until five years from the commencement of sales in the September 2024 Offering.

The gross proceeds to the Company from the September 2024 Offering were approximately $4.3 million, before deducting the Placement Agent’s fees and other offering expenses payable by the Company. The Company currently intends to use the net proceeds from the September 2024 Offering for working capital and general corporate purposes.

The shares of the September 2024 Offering were issued pursuant to an effective shelf registration statement on Form S-3 that was filed with the SEC (File No. 333-262554) on February 7, 2022 and declared effective on February 14, 2022. A prospectus supplement relating to the September 2024 Offering has been filed with the SEC on September 20, 2024.

The September 2024 SPA contains customary representations, warranties and agreements of the Company and the investors and customary indemnification rights and obligations of the parties. Pursuant to the terms of the September 2024 SPA, the Company has agreed to certain restrictions on the issuance and sale of its shares of Common Stock and securities convertible into shares of Common Stock for a period of 30 days following the closing of the September 2024 Offering. The Company has also agreed not to effect or agree to effect any Variable Rate Transaction (as defined in the September 2024 SPA) until one year following the closing of the September 2024 Offering, subject to certain exceptions.

December 2024 Registered Direct Offering and Private Placement of the December 2024 Warrants

On December 22, 2024, the Company entered into a securities purchase agreement (the “December 2024 SPA”) with certain institutional investors (who are the selling stockholders named herein) in connection with a registered direct offering, priced at-the-market under Nasdaq Stock Market rules, to purchase 709,220 shares of Common Stock and, in a concurrent private placement (collectively, with the registered direct offering, the “December 2024 Offering”), warrants (the “December 2024 Warrants”) to purchase up to 709,220 shares of Common Stock (the shares of Common Stock issuable upon exercise of the December 2024 Warrants, the “December 2024 Warrant Shares”). The combined purchase price per share and each of the December 2024 Warrants is $4.935. The December 2024 Warrants are immediately exercisable upon issuance, will expire two years following the issuance date and have an exercise price of $4.81 per share.

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The Company has agreed to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), with the SEC, covering the resale of the December 2024 Warrants Shares within 30 calendar days following the date of the December 2024 SPA and to use commercially reasonable efforts to cause the registration statement to be declared effective by the SEC within 90 days following the closing of the December 2024 Offering. We are registering the December 2024 Warrant Shares underlying the December 2024 Warrants for public resale pursuant to the registration statement of which this prospectus forms a part.

Pursuant to the HCW Engagement Agreement dated May 2, 2024, as amended on August 2, 2024 and December 22, 2024 with the Company, HCW acted as the Placement Agent for the December 2024 Offering. Pursuant to the HCW Engagement Agreement, the Company has (i) paid the Placement Agent a cash fee equal to 7.0% of the aggregate gross proceeds of the December 2024 Offering, (ii) paid the Placement Agent a management fee of 1.0% of the aggregate gross proceeds of the December 2024 Offering, and (iii) reimbursed the Placement Agent for certain expenses and legal fees. In addition, upon the exercise of any December 2024 Warrants for cash, the Company has agreed to (i) pay the Placement Agent a cash fee equal to 7.0% of the aggregate exercise price paid in cash, (ii) pay the Placement Agent a management fee of 1.0% of the aggregate exercise price paid in cash and (iii) issue to the Placement Agent or its designees warrants to purchase shares of Common Stock representing 7% of the shares of Common Stock underlying the December 2024 Purchase Warrants that have been exercised.

The Company has also issued to the Placement Agent or its designees (who are among the selling stockholders named herein) warrants (the “December 2024 PA Warrants”) to purchase up to 95,467 shares of Common Stock (or 7% of the number of shares sold in the December 2024 Offering) at an exercise price of $6.1688 per share of Common Stock, exercisable beginning upon issuance until two years following the issuance date.

The gross proceeds to the Company from the December 2024 Offering were approximately $3.5 million, before deducting the Placement Agent’s fees and other offering expenses payable by the Company. The Company currently intends to use the net proceeds from the offering for working capital and general corporate purposes.

The shares from the December 2024 Offering were issued pursuant to an effective shelf registration statement on Form S-3 that was filed with the SEC (File No. 333-262554) on February 7, 2022 and declared effective on February 14, 2022. A prospectus supplement relating to the Shares was filed on December 26, 2024 with the SEC.

The December 2024 SPA contains customary representations, warranties and agreements of the Company and the investors and customary indemnification rights and obligations of the parties. Pursuant to the terms of the December 2024 SPA, the Company has agreed to certain restrictions on the issuance and sale of its shares of Common Stock and securities convertible into shares of Common Stock for a period of 45 days following the closing of the December 2024 Offering. The Company has also agreed not to effect or agree to effect any Variable Rate Transaction (as defined in the Purchase Agreement) until one year following the closing of the December 2024 Offering, subject to certain exceptions.

Summary of Risks Affecting Our Business

Investing in our common stock is highly speculative and involves significant risks and uncertainties. In evaluating the Company, its business and any investment in the Company, readers should carefully consider the risk factors incorporated by reference from Part I, Item 1A of the Company’s Annual Report on Form 10-K beginning on Page 25, as filed with the SEC on March 28, 2024 (see “Incorporation of Certain Information by Reference”).

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Emerging Growth Company Under the JOBS Act

We are an “emerging growth company,” or EGC, as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. We will remain an EGC until the earlier of: (i) the last day of the fiscal year in which we have total annual gross revenue of $1.235 billion or more; (ii) the last day of the fiscal year following the fifth anniversary of the date of the completion of our initial public offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC. For so long as we remain an EGC, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, or Section 404;

●	not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements;

●	being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

●	reduced disclosure obligations regarding executive compensation; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until December 31, 2025 (the last day of the fiscal year following the fifth anniversary of our initial public offering) if we continue to be an emerging growth company. We would cease to be an emerging growth company if we have more than $1.235 billion in annual revenue, have more than $700 million in market value of our shares held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some but not all of these reduced burdens. We have elected to provide two years of audited financial statements. Additionally, we have elected to take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act.

Corporate Information

Our principal offices are located at 7921 Southpark Plaza, Suite 210, Littleton, Colorado 80120, and our telephone number is (844) 672-4357. Our website is www.vivos.com. Our website and the information on or that can be accessed through such website are not part of this prospectus.

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MANAGEMENT

For a description of our management, please read “Item 10. Directors, Executive Officers and Corporate Governance” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which is incorporated by reference into this prospectus. There have been no material changes or developments to our management since the filing of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, except as otherwise set forth in this prospectus.

EXECUTIVE COMPENSATION

The following summary compensation table provides information regarding the compensation paid during our fiscal years ended December 31, 2024 and 2023 to our Chief Executive Officer (principal executive officer), and our Chief Financial Officer (principal accounting officer). We refer to these individuals as our “named executive officers”, or “NEOs”.

Name and Position	Year	Salary	Bonus	Stock Award	Option Award		Non-Equity Incentive Compensation		Non-Qualified Deferred Compensation		All Other Compensation		Total

R. Kirk Huntsman (1)	2024	$408,700	$-	$-	$801,578	(4)	$77,695	(5)	$-	(6)	$18,933	(7)	$1,306,906
Chief Executive Officer	2023	373,487	-	$-	-	(4)	-	(5)	$175,543	(6)	18,765	(7)	$567,794

Bradford Amman (2)	2024	$267,637	$-	$-	$390,824	(4)	$26,365	(5)	$-	(6)	$21,952	(7)	$705,919
Chief Financial Officer	2023	253,656	$-	$-	-	(4)	-	(5)	$64,513	(6)	21,952	(7)	$340,121

(1)	Mr. Huntsman has served as Chief Executive Officer of our company since September 2016. Since November 2015, Mr. Kirk Huntsman served as Chief Executive Officer of First Vivos, Inc., a wholly owned subsidiary of our company, which we acquired in August 2016.

(2)	Mr. Amman joined our company as Chief Financial Officer in October 2018.

(3)	Stock option award value was based upon a Black-Scholes valuation calculation at the date of the stock option grant. We provide information regarding the assumptions used to calculate the value of all stock option awards made to named executive officers in Note 9 to our audited financial statements for the fiscal year ended December 31, 2024 and 2023.

(4)	Represents annual incentive compensation in accordance with terms of individual employment agreement.

(5)	Represents deferred compensation for salary and incentive compensation in accordance with terms of individual employment agreement.

(6)	Company contributions towards health insurance premiums in 2024 and 2023.

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Executive Employment Agreements

Amended and Restated CEO and CFO Employment Agreements

On September 7, 2024, the Board, with the recommendation of the Compensation Committee and with reference to data provided by a third-party compensation consultant, reviewed and approved amended and restated employment agreements for each of R. Kirk Huntsman, the Company’s Chief Executive Officer, and Bradford Amman, the Company’s Chief Financial Officer, Secretary and Treasurer that will take effect on January 1, 2025 (collectively, the “Amended Employment Agreements”). The Amended Employment Agreements supersede and replace in their entirety each of Mr. Huntsman’s and Mr. Amman’s Employment Agreements with the Company, dated October 8, 2020. The capitalized terms used below will have the meanings set forth in the Amendment Employment Agreements unless otherwise defined herein.

Description of the Amended Employment Agreements

The Amended Employment Agreements provides Mr. Huntsman and Mr. Amman, respectively, for: (i) a base salary of $450,000 and $320,000, an increase from $389,595 and $259,648, respectively (ii) a target annual cash incentive compensation bonus equal to 75% and 50% of their respective base salary, payable semi-annually; (iii) Mr. Huntsman and Mr. Amman continued participation in the Company’s long-term equity compensation programs with anticipated future grants having a grant date value that does not exceed 150% and 100% of their respective base salary; and (iv) participation in the Company’s standard employee benefit plans and programs available to the Company’s executives.

The Amended Employment Agreements also provides for certain severance benefits in the event that Mr. Huntsman’s or Mr. Amman’s employment is terminated by the Company other than for Cause (as defined therein), Disability (as defined therein) or death, or if Mr. Huntsman or Mr. Amman resigns for Good Reason (as defined therein).

●	In the event of a termination other than for Cause or for Good Reason, Mr. Huntsman or Mr. Amman (subject to his execution of a release of claims in favor of the Company) shall be entitled to receive: (i) a pro-rated Management Incentive Plan payment; (ii) a cash severance payment equal to 12 months of Mr. Huntsman or Mr. Amman then Base Salary (the “Base Salary Severance”); (iii) a lump cash payment equal to 12 times the monthly premium required to be paid by Mr. Huntsman or Mr. Amman to continue his respective group health care and dental care coverage as in effect for the year in which the termination of employment occurs, based on the monthly COBRA premium in effect as of the termination date; and (iv) all of Mr. Huntsman’s or Mr. Amman’s outstanding equity awards that are not yet vested shall vest in full.

●	In the event Mr. Huntsman or Mr. Amman dies or becomes Disabled, Mr. Huntsman or Mr. Amman or his respective estate (subject to Mr. Huntsman’s or Mr. Amman’s execution of a release of claims in favor of the Company) shall be entitled to receive: (i) a pro-rated Management Incentive Plan payment; (ii) the Base Salary Severance but it shall be reduced from 12 to 6 months; (iii) a lump cash payment equal to 6 times the monthly premium required to be paid by Mr. Huntsman or Mr. Amman to continue his respective group health care and dental care coverage as in effect for the year in which the termination of employment occurs, based on the monthly COBRA premium in effect as of the termination date; and (iv) all of Mr. Huntsman or Mr. Amman’s outstanding equity awards that are not yet vested shall vest in full.

The Amended Employment Agreements also provides for certain severance benefits in the event of a Change in Control (as defined therein).

●	In the event of a Change In Control, and notwithstanding the fact that Mr. Huntsman or Mr. Amman may continue to provide services from and after the Change In Control, on the date of a Change In Control, all of Executive’s outstanding equity awards that are not yet vested shall vest in full.

●	In the event of a termination other than for Cause or for Good Reason during the 12 month period following the Change in Control, Mr. Huntsman or Mr. Amman (subject to his execution of a release of claims in favor of the Company) shall be entitled to receive: (i) a pro-rated Management Incentive Plan payment; (ii) the Base Salary Severance but it shall be increased to 24 months; and (iii) a lump cash payment equal to 24 times the monthly premium required to be paid by Mr. Huntsman or Mr. Amman to continue his respective group health care and dental care coverage as in effect for the year in which the termination of employment occurs, based on the monthly COBRA premium in effect as of the termination date.

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The Amended Employment Agreements include standard restrictive covenant precluding both Mr. Huntsman or Mr. Amman from engaging in competitive activities for 24 months following their respective termination of employment for any reason.

Mr. Huntsman will not receive any additional compensation for his service as a member of the Board.

Both Mr. Huntsman and Mr. Amman will also enter into the Company’s new standard form of Employee Confidential Information and Invention Assignment Agreement.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes the number of shares of Common Stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2024.

			Number of Securities Underlying		Option	Option
	Grant		Unexercised Options		Exercise	Expiration
Name	Date		Exercisable	Unexercisable	Price	Date

R. Kirk Huntsman:
	6 /16/21	(2)	4,000	1,000	$141.00	6/16/26
	2 /25/22	(2)	4,000	1,000	$81.75	2/25/27
	12 /23/22	(1)	13,333	-	$12.00	12/23/27
	12 /23/22	(2)	3,600	2,400	$12.00	12/23/27
	6/20/24	(2)	4,000	16,000	$2.38	6/20/29
	9/7/24	(3)	-	315,421	$2.64	9/7/34

Total for Mr. Huntsman			28,933	335,821

Bradford Amman:
	3 /12/21	(2)	4,000	-	$187.50	3/12/26
	8 /31/21	(2)	1,600	400	$131.50	8/31/26
	2 /25/22	(2)	1,600	400	$81.75	2/25/27
	12 /23/22	(2)	4,800	3,200	$11.93	12/23/27
	6/20/24	(2)	3,000	12,000	$2.38	6/20/29
	9/7/24	(3)	-	149,533	$2.64	9/7/34

Total for Mr. Amman			15,000	165,533

(1)	Stock option grant is fully vested on the grant date.
(2)	Stock option grant vests 20% on the grant date and 20% on each successive anniversary through the following four years.
(3)	Stock option grant vests and becomes exercisable in three installments subject to achievement of the following three performance metrics: (1) quarter over quarter revenue growth of at least 15% over the same prior year quarter, (2) total stockholder return from date of grant, and (3) positive cash flow for two consecutive quarters.

Director Compensation Generally

Prior to our initial public offering in late 2020, our directors did not received compensation for their service except for option grants. Following our initial public offering, we adopted a new director compensation program recommended by our nominating and corporate governance committee pursuant to which we make equity-plan based awards to the directors and (i) each of our non-employee directors receive $48,000 cash compensation annually; (ii) chairs of our committees receive $10,000 cash compensation annually; and (iii) members of our committees receive $5,000 cash compensation annually. No additional compensation will be provided for attending committee meetings. Our nominating and corporate governance committee will continue to review and make recommendations to the Board regarding compensation of directors, including equity-based plans. We reimburse our non-employee directors for reasonable travel expenses incurred in attending Board and committee meetings.

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Director Compensation Table

The following table sets forth information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2024:

Name	Fees Earned or Paid In Cash	Stock Awards $	Option Awards $ (6)	Total

Leonard J. Sokolow (1)	$63,000	$-	$7,840	$70,840
Matthew Thompson, M.D. (2)	$63,000	$-	$7,840	$70,840
Mark F. Lindsay (3)	$58,000	$-	$7,840	$65,840
Anja Krammer (4)	$58,000	$-	$7,840	$65,840
Ralph E. Green, DDS, MBA (5)	$58,000	$-	$7,840	$65,840

(1)	Mr. Sokolow commenced service as a member of the Board on June 19, 2020.

(2)	Mr. Thompson commenced service as a member of the Board on June 19, 2020.

(3)	Mr. Lindsay commenced service as a member of the Board on June 19, 2020.

(4)	Ms. Krammer commenced service as a member of the Board on June 19, 2020.

(5)	Mr. Green commenced service as a member of the Board on June 19, 2020.

(6)	Stock option award value was based upon a Black-Scholes valuation calculation at the date of the stock option grant. We provide information regarding the assumptions used to calculate the value of all stock option awards made to named executive officers in Note 9 to our audited financial statements for the fiscal year ended December 31, 2023.

Equity Compensation Plan Information

The following table summarizes the outstanding number of awards granted under the 2017 Plan, the 2019 Plan and the 2024 Omnibus Plan as of December 31, 2024.

Plan category:	Number of Securities to be issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)	Weighted Average Exercise Price of Outstanding Options (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in column (a)) (c)
Equity compensation plans approved by stockholders
2017 Plan (1)	53,333	$—	—
2019 Plan (2)	174,380	$—	—
2024 Omnibus Plan (3)	1,600,000	$—	579,513
Total	1,827,713	$57.35	579,513

(1)	The 2017 Plan permits grants of equity awards to employees, directors, consultants and other independent contractors. Our board of directors and stockholders have approved a total reserve of 53,333 shares for issuance under the 2017 Plan.

(2)	The 2019 Plan permits grants of equity awards to employees, directors, consultants and other independent contractors. Our board of directors and stockholders have approved a total reserve of 174,380 shares for issuance out of which 10,000 shares have been exercised under the 2019 Plan. A total of 287 shares for issuance were retired with the approval and adoption of the 2024 Omnibus Plan.

(3)	The 2024 Omnibus Plan permits grants of equity awards to employees, directors, consultants and other independent contractors. Our board of directors and stockholders have approved a total reserve of 1,600,00 shares for issuance under the 2024 Omnibus Plan.

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2017 Stock Option and Stock Issuance Plan

The 2017 Stock Option and Stock Issuance Plan (or the “2017 Plan”) is intended to promote the interests of our company by providing eligible persons in our employment or service with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in our company as an incentive for them to continue in such employment or service.

Individuals eligible to participate in the 2017 Plan are as follows:

1.	employees (3 eligible employees),

2.	non-employee members of the Board of Directors or the non-employee members of the Board of Directors of any parent or subsidiary (5 eligible non-employee directors), and

3.	consultants and other independent contractors who provide services to us (or any parent or subsidiary).

Our Board, as plan administrator, or a committee solely of two or more directors, has broad authority to administer the 2017 Plan, including the authority to determine which eligible persons are to receive any grants of options or direct issuances of stock, the time or times when such grants or issuances are to be made, the number of shares to be covered by each such grant or issuance, the time or times when each option is to become exercisable, the vesting schedule (if any) applicable to the option shares or issued shares and the maximum term for which the option is to remain outstanding or the consideration to paid by the participant for such shares, as applicable. The Board of Directors has granted the power to administer the 2017 Plan to the Board’s Compensation Committee.

The Common Stock issuable under the 2017 Plan shall be shares of authorized but unissued or reacquired Common Stock. The maximum number of shares of Common Stock which may be issued over the term of the 2017 Plan shall not exceed 53,333 shares. The shares of Common Stock underlying the 2017 Plan options have been registered on our registration statement on Form S-8 (File No. 333-257050).

Awards under the 2017 Plan may be in the form of incentive or non-statutory stock options or stock directly at the discretion of the Board of Directors. Awards under the 2017 Plan generally will not be transferable other than by will or inheritance laws. The Board of Directors has the discretion to grant options which are exercisable for unvested shares of Common Stock. Should the recipient cease service to the Company while holding such unvested shares, the Company has the right to repurchase, at the exercise price paid per share, any or all of those unvested shares.

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The exercise price per share of any options granted under the 2017 Plan is fixed by the Board of Directors or its designated committee in accordance with the following provisions: the exercise price per share shall not be less than 100% of the Fair Market Value (as defined in the 2017 Plan) per share of Common Stock on the option grant date. If the person to whom the option is granted is a 10% stockholder, then the exercise price per share shall not be less than 110% of the Fair Market Value per share of Common Stock on the option grant date. The exercise price shall become immediately due and payable upon exercise of the option.

The purchase price per share of any Common Stock issued under the 2017 Plan shall be fixed by the Board of Directors or its designated committee in accordance with the following provisions: the purchase price per share shall not be less than 100% of the Fair Market Value per share of Common Stock on the issue date. However, the purchase price per share of Common Stock issued to a 10% Stockholder shall not be less than 110% of such Fair Market Value.

The number and type of shares available under the 2017 Plan and any outstanding award, as well as the exercise or purchase price of any award, as applicable are subject to customary adjustments in the event of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the Company’s Common Stock as a class without the Company’s receipt of consideration.

Our Board of Directors has the discretionary authority, exercisable either at the time the unvested shares are issued or any time while the Company’s repurchase rights with respect to those shares remain outstanding, to provide that those rights shall automatically terminate on an accelerated basis, and the shares of Common Stock subject to those terminated rights shall immediately vest, in the event the recipient of the shares should be subsequently terminated by reason of an involuntary termination within a designated period (not to exceed 18 months) following the effective date of any merger or consolidation in which the Company undergoes a change of control of greater than 50% or the sale, transfer or other disposition of substantially all of the Company’s assets in complete liquidation or dissolution of the Company (each such transaction a “Corporate Transaction”).

The shares subject to each option outstanding under the 2017 Plan at the time of a Corporate Transaction, along with all outstanding repurchase rights, will automatically vest in full so that each such option, immediately prior to the effective date of the Corporate Transaction, becomes exercisable for all of the shares of Common Stock at the time subject to that option and may be exercised for any or all of those shares as fully-vested shares of Common Stock unless such option is assumed by the successor corporation in the Corporate Transaction and any repurchase rights of the Company with respect to the unvested option shares are concurrently assigned to such successor corporation, such option is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing on the unvested option shares at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to those unvested option shares or the acceleration of such option is subject to other limitations imposed by the Board of Directors at the time of the option grant. Immediately following the consummation of the Corporate Transaction, all outstanding options terminate and cease to be outstanding, except to the extent assumed by the successor corporation.

Our Board of Directors has complete and exclusive power and authority to amend or modify the 2017 Plan in any or all respects. However, no such amendment or modification may adversely affect the rights and obligations with respect to options or unvested stock issuances at the time outstanding under the 2017 Plan unless the recipient consents to such amendment or modification. In addition, certain amendments may require stockholder approval pursuant to applicable laws and regulations.

Amended and Restated 2019 Stock Option and Stock Issuance Plan

The Amended and Restated 2019 Stock Option and Stock Issuance Plan (or the “2019 Plan”) is intended to promote the interests of our company by providing eligible persons in our employ or service with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in our company as an incentive for them to continue in such employ or service.

Individuals eligible to participate in the 2019 Plan are as follows:

1.	employees,

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2.	non-employee members of the Board of Directors or the non-employee members of the Board of Directors of any parent or subsidiary (5 eligible non-employee directors), and

3.	consultants and other independent contractors who provide services to us (or any parent or subsidiary).

Our Board of Directors, as plan administrator, or a committee solely of two or more directors has broad authority to administer the 2019 Plan, including the authority to determine which eligible persons are to receive any grants of options or direct issuance issuances of stock, the time or times when such grants or issuances are to be made, the number of shares to be covered by each such grant or issuance, the time or times when each such option is to become exercisable, the vesting schedule (if any) applicable to the option shares or issued shares and the maximum term for which the option is to remain outstanding or the consideration to paid by the participant for such shares, as applicable. The Board of Directors has granted the power to administer the 2019 Plan to the Board’s Compensation Committee.

The Common Stock issuable under the 2019 Plan shall be shares of authorized but unissued or reacquired Common Stock. The maximum number of shares of Common Stock which may be issued over the term of the 2019 Plan shall not exceed 174,667 shares. The shares of Common Stock underlying the 2019 Plan options have been registered on our registration statement on Form S-8 (File No. 333-257050).

Awards under the 2019 Plan may be in the form of incentive or non-statutory stock options or stock directly at the discretion of the Board of Directors. Awards under the 2019 Plan generally will not be transferable other than by will or inheritance laws. The Board of Directors has the discretion to grant options which are exercisable for unvested shares of Common Stock. Should the recipient cease service to the Company while holding such unvested shares, the Company has the right to repurchase, at the exercise price paid per share, any or all of those unvested shares.

The exercise price per share shall of any options granted under the 2019 Plan be fixed by the Board of Directors or its designated committee in accordance with the following provisions: the exercise price per share shall not be less than 100% of the Fair Market Value (as defined in the 2019 Plan) per share of Common Stock on the option grant date. If the person to whom the option is granted is a 10% stockholder, then the exercise price per share shall not be less than 110% of the Fair Market Value per share of Common Stock on the option grant date. The exercise price shall become immediately due and payable upon exercise of the option.

The purchase price per share of any Common Stock issued under the 2019 Plan shall be fixed by the Board of Directors or its designated committee in accordance with the following provisions: the purchase price per share shall not be less than 100% of the Fair Market Value per share of Common Stock on the issue date. However, the purchase price per share of Common Stock issued to a 10% Stockholder shall not be less than 110% of such Fair Market Value.

The number and type of shares available under the 2019 Plan and any outstanding award, as well as the exercise or purchase prices of any award, as applicable are subject to customary adjustments in the event of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the Company’s Common Stock as a class without the Company’s receipt of consideration.

Our Board of Directors has the discretionary authority, exercisable either at the time the unvested shares are issued or any time while the Company’s repurchase rights with respect to those shares remain outstanding, to provide that those rights will automatically terminate on an accelerated basis, and the shares of Common Stock subject to those terminated rights shall immediately vest, in the event the recipient of the shares should be subsequently terminated by reason of an involuntary termination within a designated period (not to exceed 18 months) following the effective date of any merger or consolidation in which the Company undergoes a change of control of greater than 50% or the sale, transfer or other disposition of substantially all of the Company’s assets in complete liquidation or dissolution of the Company (each such transaction a “Corporate Transaction”).

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The shares subject to each option outstanding under the 2019 Plan at the time of a Corporate Transaction, along with all outstanding repurchase rights, will automatically vest in full so that each such option, immediately prior to the effective date of the Corporate Transaction, becomes exercisable for all of the shares of Common Stock at the time subject to that option and may be exercised for any or all of those shares as fully-vested shares of Common Stock unless such option is assumed by the successor corporation in the Corporate Transaction and any repurchase rights of the Company with respect to the unvested option shares are concurrently assigned to such successor corporation, such option is to be replaced with a cash incentive program of the successor corporation which preserves the spread existing on the unvested option shares at the time of the Corporate Transaction and provides for subsequent payout in accordance with the same vesting schedule applicable to those unvested option shares or the acceleration of such option is subject to other limitations imposed by the Board of Directors at the time of the option grant. Immediately following the consummation of the Corporate Transaction, all outstanding options terminate and cease to be outstanding, except to the extent assumed by the successor corporation.

The Board of Directors has complete and exclusive power and authority to amend or modify the 2019 Plan in any or all respects. However, no such amendment or modification may adversely affect the rights and obligations with respect to options or unvested stock issuances at the time outstanding under the 2019 Plan unless the recipient consents to such amendment or modification. In addition, certain amendments may require stockholder approval pursuant to applicable laws and regulations.

2024 Omnibus Plan Summary

Purpose. The purpose of the 2024 Omnibus Plan is to promote the success and enhance the value of the Company by linking the personal interest of the participants to those of the Company’s stockholders by providing the participants with an incentive for outstanding performance.

Eligible Participants. Any non-employee director, officer, employee or consultant of the Company or its subsidiaries or affiliates will be eligible to participate in the 2024 Omnibus Plan. As of October 4, 2024, we had five non-employee directors, two officers, 105 employees and three consultants, although we expect that, based on our current usage, awards will be generally limited to approximately five non-employee directors, two officers ten employees, and three consultants.

Effective Date. If approved by the stockholders, the 2024 Omnibus Plan will become effective on the date it is approved by the stockholders and will remain in effect until it expires 10 years thereafter or, if sooner, is terminated by the Board.

Types of Awards. The 2024 Omnibus Plan provides for the grant of options to purchase shares of our Common Stock, including stock options intended to qualify as incentive stock options (“ISOs”) under Section 422 of the Code and nonqualified stock options that are not intended to so qualify (“NQSOs”), stock appreciation rights (“SARs”), restricted stock awards, and other equity-based or equity-related awards including restricted stock units and performance units (each, an “Award”).

Administration. The 2024 Omnibus Plan shall be administered by the Compensation Committee of the Board or, with respect to non-employee directors, the Board. The Compensation Committee shall consist of 2 or more individuals, each of whom qualifies as: (a) a “non-employee director” as defined in Rule 16b-3(b)(3) of the General Rules and Regulations of the Exchange Act; and (b) “independent” for purposes of the Nasdaq Listing Rules (or rules of any other exchange upon which the Stock is then traded), in each case, as each such rule or regulation is in effect from time to time. All references in the 2024 Omnibus Plan to the “Compensation Committee” shall be, as applicable, to the Board or the Compensation Committee. The Compensation Committee has board power and authority to administer the 2024 Omnibus Plan including, without limitation, to interpret the terms of, and determine any matter arising pursuant to, the 2024 Omnibus Plan or any award agreement, to correct any defects and reconcile any inconsistencies in the 2024 Omnibus Plan or any award agreement, and to make all other decisions or determinations that may be required pursuant to the 2024 Omnibus Plan or an award agreement.

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Share Reserve. Subject to adjustment as provided below, the maximum aggregate number of shares of Common Stock that may be issued pursuant to Awards granted under the 2024 Omnibus Plan will be 1,600,000 shares of Common Stock (the “Share Pool”). No awards will be granted under the 2019 Plan or any other prior plan on or after the effective date of the 2024 Omnibus Plan. Shares of Common Stock granted under the 2024 Omnibus Plan will consist, in whole or in part, of authorized and unissued Common Stock or of treasury Common Stock or of Common Stock purchased on the open market.

Solely for purposes of counting the number of shares of Common Stock available for grant under the 2024 Omnibus Plan, the following share counting rules shall apply:

●	Each share of Common Stock that is subject to an Award granted under 2024 Omnibus Plan shall reduce the Share Pool by one (1) shares of Common Stock. If the shares of Common Stock are not delivered in connection with any Award because the Award is settled in cash rather than in Common Stock, no Common Stock shall be counted against the Share Pool.

●	If, after the effective date, any Award granted under the 2024 Omnibus Plan is forfeited or otherwise expires, terminates or is canceled or forfeited without the delivery of all Common Stock subject thereto, or is settled other than wholly by delivery of Common Stock (including cash settlement), then, the number of shares of Common Stock subject to such Award shall be added to the Share Pool as one (1) Common Stock.

●	The following shares of Common Stock shall not be added to the Share Pool upon the occurrence of any of the following: (a) Common Stock tendered or withheld by the Company in payment of the exercise price of an option Award under the 2024 Omnibus Plan; (b) Common Stock tendered or withheld by the Company to satisfy any tax withholding obligation with respect to an Award under the 2024 Omnibus Plan; (c) Common Stock subject to a SAR under the 2024 Omnibus Plan that are not issued in connection with its stock settlement on exercise thereof; and (d) Common Stock reacquired by the Company on the open market or otherwise using cash proceeds from the exercise of options under the 2024 Omnibus Plan.

Other Plan Limits. The maximum aggregate number of shares of Common Stock in the Share Pool that may be issued pursuant to ISOs is 1,600,000 (the “ISO limit”).

Limit for Non-Employee Directors. The aggregate grant date fair value of Awards (including Share-based and cash-based Awards) that may be granted under the 2024 Omnibus Plan to a non-employee director, plus the aggregate amount of all cash payments made to such non-employee director, for service as director during any fiscal year may not exceed $550,000.

Adjustments. In the event of any recapitalization, reclassification, stock dividend, stock split, reverse stock split, rights offering, spin-off, other distribution with respect to the shares of Common Stock, any “equity restructuring” (as defined in Accounting Standards Codification 718), or any similar corporate transaction the Compensation Committee shall, to the extent it deems equitable and appropriate to prevent dilution or enlargement of rights, make a proportionate adjustment in: (a) the number and class of shares of Common Stock made available for grant; (b) the number of shares of Common Stock set forth in Section 7.2(h) of the 2024 Omnibus Plan and any other similar numeric limit expressed in the 2024 Omnibus Plan; (c) the number and class of and/or price of the Common Stock, units, or other rights subject to the then-outstanding Awards; (d) the performance targets or goals appropriate to any outstanding Awards; or (e) any other terms of an Award that are affected by the event.

Description of Awards

Stock Options. A stock option is a right to purchase Common Stock in the future at an exercise price determined by the Compensation Committee at the date of grant. Generally, the per-Share exercise price for stock options will not be less than the fair market value on the date of grant (and not less than 110% of such fair market value for ISO grants made to holders of more than 10% of the Company’s voting power). The terms and conditions of stock options (including exercise price and vesting) will be determined by the Compensation Committee subject to limits set forth in the 2024 Omnibus Plan and as set forth in the applicable award agreement. All stock options granted under the 2024 Omnibus Plan will be NQSOs unless the applicable award agreement expressly states that the stock option is intended to be an ISO. All terms and conditions of all grants of ISOs will be subject to Section 422 of the Code and the regulations promulgated thereunder. The maximum term for an option is 10 years.

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The exercise price of a stock option will be permitted to be paid with cash or its equivalent (e.g., check) or, in the sole and plenary discretion of the Compensation Committee, in Common Stock (whether or not previously owned by the holder) having a fair market value equal to the aggregate option price for the Shares being purchased and satisfying such other requirements as may be imposed by the Compensation Committee; partly in cash and, to the extent permitted by the Compensation Committee, partly in such Common Stock or, subject to such requirements as may be imposed by the Compensation Committee, through the delivery of irrevocable instructions to a broker to sell Common Stock obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Common Stock being purchased.

SARs. A SAR is an unfunded and unsecured promise to deliver Common Stock or cash equal to the appreciation of the Fair Market Value of a Common Stock over an exercise price. The per-Common Stock exercise price of a SAR will not be less than the Fair Market Value per Common Stock on the date of grant. Each SAR will be vested and exercisable at such time, in such manner and subject to such terms and conditions as the Compensation Committee may, in its discretion, specify in the applicable award agreement or thereafter. Upon exercise of a SAR, the holder will receive the value of the appreciation in the Common Stock subject to the SAR over the exercise price. SARs will be permitted to be settled in cash or Common Stock or a combination, as determined by the Compensation Committee. The maximum term for a SAR is 10 years.

Restricted Stock. A share of restricted stock will be an actual Common Stock granted under the 2024 Omnibus Plan that will be subject to certain transfer restrictions, forfeiture provisions and/or other terms and conditions specified in the 2024 Omnibus Plan and in the applicable award agreement. The terms and conditions of restricted shares will be determined by the Compensation Committee and set forth in the applicable award agreement, including the vesting schedule, vesting criteria (including any performance goals), term and methods and form of settlement. Restricted shares will be evidenced in such manner as the Compensation Committee may determine. Any restricted stock granted under the 2024 Omnibus Plan shall be evidenced in such manner as the Compensation Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates (in which case, the certificate(s) representing such Common Stock shall be legended as to sale, transfer, assignment, pledge or other encumbrances during the restriction period and deposited by the holder, together with a stock power endorsed in blank, with the Company, to be held in escrow during the restriction period).

Other Stock-Based Awards (Including RSUs and Stock Grants and Stock Units and Performance Units). An other stock-based award is an equity-based or equity-related compensation Award not previously described above. Outright grants of fully vested Common Stock (whether payable in cash, equity or otherwise), performance units, restricted stock units, and dividend equivalents. The Compensation Committee will determine the amounts and terms and conditions of any such Awards, provided that they comply with applicable laws. Dividends or dividend equivalents, payable in cash, shares of Common Stock, or a combination thereof, on a deferred basis, on such terms and conditions as may be determined by the Compensation Committee in its sole discretion. Notwithstanding the foregoing, any dividends (including payable in connection with restricted stock) or dividend equivalents (payable in connection with awards other than options or SARs or cash-settled phantom awards) shall in all events be subject to the same restrictions and risk of forfeiture as the underlying award and shall not be paid unless and until the underlying award is vested or earned.

Description of Other Plan Terms

Change of Control. Except as otherwise provided in an award agreement or employment agreement, upon the closing of a transaction that results in a Change of Control, then: (a) all Awards that are subject to restrictions based solely on the passage of time shall become fully vested, exercisable and all restrictions on such Awards shall lapse; and (b) any Awards that are subject to restrictions based on the attainment of Performance Goals shall immediately vest in full at the greater of the target level of performance or actual performance through the date of the closing of the Change of Control. In addition, upon, or in anticipation of, a Change of Control, the Compensation Committee may: (1) cause all or a part of outstanding Awards to be cancelled and terminated as of a specified date and give each participant the right to exercise such Awards during a period of time as the Committee, in its sole discretion, shall determine; or (2) cause all or a part of outstanding Awards to be cancelled and terminated as of a specified date in exchange for a payment or right to payment pursuant to the terms and conditions set forth in the Change of Control transaction documents if, and only if, the participant signs (and not revoke) an equity award termination agreement and release of claims in favor of the Company.

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Amendment and Termination. With the approval of the Board, at any time and from time to time, the Compensation Committee may terminate, amend or modify the Plan; provided, however, that any such action of the Compensation Committee shall be subject to the approval of the stockholders to the extent necessary to comply with any applicable law, regulation, or rule of the stock exchange on which the shares of Stock are listed, quoted or traded. Except as provided in Section 4.4 of the 2024 Omnibus Plan, neither the Board nor the Compensation Committee may, without the approval of stockholders: (a) increase the number of shares available for grant under the 2024 Omnibus Plan; (b) permit the Compensation Committee to grant Options or SARs with an exercise price or base value that is below Fair Market Value on the Date of Grant; (c) permit the Compensation Committee to extend the exercise period for an Option or SAR beyond 10 years from the Date of Grant; (d) amend Section 7.1(e) of the 2024 Omnibus Plan to permit the Compensation Committee to reprice previously granted Options; (e) amend Section 8.1(e) of the 2024 Omnibus Plan to permit the Compensation Committee to reprice previously granted SARs; (f) extend the duration of the 2024 Omnibus Plan; or (g) expand the type of awards available for grant under the 2024 Omnibus Plan or expand the class of participants eligible to participate in the 2024 Omnibus Plan.

Assignability. No right or interest of a participant in any Award may be pledged, encumbered, or hypothecated to, or in favor of, any party other than the Company or any subsidiary or affiliate, or shall be subject to any lien, obligation, or liability of such participant to any other party other than the Company or any subsidiary or affiliate and except as otherwise provided by the Compensation Committee, no Award shall be assigned, transferred, or otherwise disposed of by a participant other than by will or the laws of descent and distribution or, if applicable, until the expiration of any period during which any restrictions are applicable or any performance period as determined by the Compensation Committee. To the extent permitted by applicable law, the Compensation Committee shall have the authority to adopt a policy that is applicable to existing Awards, new Awards, or both, which permits a participant to transfer Awards during his or her lifetime to any family member.

Withholding. The Company or any subsidiary shall have the power and the right to deduct or withhold automatically from any amount deliverable under the award or otherwise, or require a holder to remit to the Company, up to the maximum statutory amount necessary (or such lower amount that will not cause an adverse accounting consequence or cost to the Company, in the applicable jurisdiction, to satisfy any federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the 2024 Omnibus Plan. With respect to required withholding, holders may elect (subject to the Company’s automatic withholding right set out above), subject to the express approval of the Compensation Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a fair market value on the date the tax is to be determined equal to the amount necessary to satisfy any federal, state, and local taxes, domestic or foreign taxes that could be imposed on the transaction.

Clawback. Notwithstanding any provision of the Plan to the contrary, in an award agreement, the Committee shall include provisions calling for the recapture or clawback of all or any portion of an Award to the extent necessary to comply with applicable law, including, but not limited to, the final rules issued by the Securities and Exchange Commission and the Nasdaq Listing Rules (or any other exchange upon which the Stock is then listed) pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. The Committee also may include other clawback provisions in the Award Agreement as it determines to be appropriate. By accepting an Award, each participant agrees to be bound by, and comply with, any such recapture or clawback provisions and with any Company request or demand for recapture or clawback, including, without limitation, the provisions of the Company’s Executive Compensation Clawback Policy, as such Policy may be amended from time to time.

U.S. Federal Income Tax Consequences

The United States federal income tax consequences of the issuance and/or exercise of equity-based awards under the 2024 Omnibus Plan are as follows. The summary is based on the law as in effect on December 31, 2024. The summary does not discuss state or local tax consequences or non-U.S. tax consequences.

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As a general rule, with the exception of a fully vested stock grant or stock unit award, a participant will not recognize taxable income with respect to any award at the time of grant. A participant will recognize income on a stock grant award or stock unit award at the time of grant and, subject to any deduction limitations set forth in the Internal Revenue Code, the Company will be entitled to a concurrent income tax deduction equal to the ordinary income recognize by the participant.

Incentive Stock Options. An ISO results in no taxable income to the optionee or a deduction to the Company at the time it is granted or exercised for regular federal income tax purposes. However, upon exercise, the excess of the fair market value of the Shares acquired over the option exercise price is an item of adjustment in computing the alternative minimum taxable income of the optionee, if applicable. If the optionee holds the Shares received as a result of an exercise of an ISO for the later of two years from the date of the grant or one year from the date of exercise, then the gain realized on disposition of the Shares is treated as a long-term capital gain. If the Shares are disposed of during this period, however (i.e., a “disqualifying disposition”), then the optionee will include into income, as compensation for the year of the disposition, an amount equal to the excess, if any, of the fair market value of the Shares, upon exercise of the option over the option exercise price (or, if less, the excess of the amount realized upon disposition of the Shares over the option exercise price). Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the optionee. In the event of a disqualifying disposition, subject to any deduction limitations set forth in the Internal Revenue Code, the Company will be entitled to a deduction, in the year of such a disposition, in an amount equal to the amount includible in the optionee’s income as compensation. The optionee’s tax basis in the Shares acquired upon exercise of an ISO is equal to the option price paid, plus any amount includible in his or her income as a result of a disqualifying disposition. Any further gain realized by the optionee will be taxed as short-term or long-term capital gain and will not result in any deduction by the Company. A disqualifying disposition occurring in the same calendar year as the year of exercise would eliminate the alternative minimum tax effect of the ISO exercise.

The foregoing summary of tax consequences associated with the exercise of an ISO and the disposition of Shares acquired upon exercise of an ISO assumes that the ISO is exercised during employment or within three months following termination of employment. The exercise of an ISO more than three months following termination of employment will result in the tax consequences described below for NQSOs, except that special rules apply in the case of disability or death. An individual’s stock options otherwise qualifying as ISOs will be treated for tax purposes as NQSOs (and not as ISOs) to the extent that, in the aggregate, they first become exercisable in any calendar year for stock having a fair market value (determined as of the date of grant) in excess of $100,000.

NQSOs. An NQSO results in no taxable income to the optionee or deduction to the Company at the time it is granted. An optionee exercising an NQSO will, at that time, realize taxable compensation in the amount equal to the excess of the then fair market value of the Shares over the option exercise price. Subject to any deduction limitations set forth in the Internal Revenue Code, the Company will be entitled to a deduction for federal income tax purposes in the year of exercise in an amount equal to the taxable compensation realized by the optionee. The optionee’s tax basis in Shares received upon exercise is equal to the sum of the option exercise price plus the amount includible in his or her income as compensation upon exercise.

Any gain (or loss) upon subsequent disposition of the Shares will be a long or short-term capital gain to the optionee (or loss), depending upon the holding period of the Shares. The foregoing summary assumes that the Shares acquired upon exercise of an NQSO option are not subject to a substantial risk of forfeiture.

Stock Appreciation Rights. The grant of a SAR results in no taxable income to the holder or a deduction to the Company at the time of grant. A holder of a SAR will, at the time of exercise, realize taxable compensation in the amount equal to the excess of the then fair market value of the Shares over the option exercise price. Subject to any deduction limitations set forth in the Internal Revenue Code, the Company will be entitled to a deduction for federal income tax purposes in the year of exercise in an amount equal to the taxable compensation realized by the holder of the SAR. To the extent the SAR is settled in Shares, any additional gain or loss recognized upon any later disposition of the Shares will be capital gain or loss.

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Restricted Stock Awards. A holder acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the Shares on the date the Shares are no longer subject to a substantial risk of forfeiture (and are freely transferable) unless the holder has elected to make a timely election pursuant to Section 83(b) of the Code, in which case, the holder will recognize ordinary income on the date the Shares were acquired. Upon the sale of Shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value upon which the holder recognized ordinary income, will be taxed as a capital gain or loss. Subject to any deduction limitations set forth in the Internal Revenue Code, the Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the holder on the determination date.

Other Stock-Based Awards. The grant of restricted stock units, performance units, or other stock-based awards will result in no taxable income to the holder or deduction to the Company. A holder awarded one of these awards will recognize ordinary income in an amount equal to the fair market value of the cash or Shares delivered to the holder on the settlement date. Where an award is settled in the Shares, any additional gain or loss recognized upon the disposition of such shares or property will be capital gain or loss. Subject to any deduction limitations set forth in the Internal Revenue Code, the Company generally should be entitled to a deduction equal to the amount of ordinary income recognized by the holder on the determination date.

Section 409A. Section 409A of the Code imposes restrictions on nonqualified deferred compensation. Failure to satisfy these rules will result in accelerated taxation, an additional tax to the holder of the amount equal to 20% of the deferred amount and a possible interest charge. Stock options granted with an exercise price that is not less than the fair market value of the underlying Shares on the date of grant will not give rise to “deferred compensation” for this purpose unless they involve additional deferral features. Stock options that will be awarded under the 2024 Omnibus Plan are intended to be eligible for this exception. In addition, it is intended that the provisions of the 2024 Omnibus Plan comply with Section 409A of the Code, and all provisions of the 2024 Omnibus Plan will be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under these rules.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

For a description of related party transactions, please read “Item 13. Certain Relationships and Related Transactions, and Director Independence” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which is incorporated by reference into this prospectus. There have been no material changes or developments to our related party transactions since the filing of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, except as otherwise set forth in this prospectus.

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PRINCIPAL STOCKHOLDERS

The following table sets forth information about the beneficial ownership of our Common Stock as of January 17, 2025, for:

●	each person known to us to be the beneficial owner of more than 5% of our Common Stock;

●	each named executive officer;

●	each of our directors; and

●	all of our named executive officers and directors as a group.

Unless otherwise noted below, the address for each beneficial owner listed on the table is in care of Vivos Therapeutics, Inc., 7921 Southpark Plaza, Suite 210, Littleton, Colorado 80120. We have determined beneficial ownership in accordance with the rules of the SEC. We believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to applicable community property laws. We have based our calculation of the percentage of beneficial ownership on 5,889,520 shares of our Common Stock outstanding January 17, 2025.

In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of Common Stock underlying convertible securities of our company held by that person that are currently exercisable or convertible or exercisable or convertible within 60 days of January 17, 2025. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

	Shares of Common Stock Owned
Name of Director and Officer Beneficial Owners	Number	Percent

R. Kirk Huntsman (2)	101,994	1.73%
Bradford Amman (3)	16,227	*	%
Mark F. Lindsay (4)	7,067	*	%
Anja Krammer (5)	7,067	*	%
Ralph E. Green, DDS, MBA (6)	7,067	*	%
Leonard J. Sokolow (7)	7,467	*	%
Matthew Thompson, M.D. (8)	7,067	*	%
All executive officers and directors as a group (7 persons) (9)	153,956	2.61%

	Shares of Common Stock Owned
Name of 5% Stockholder Beneficial Owners	Number	Percent

V-CO Investors, LLC (1)	514,498	8.74%
All 5% stockholders as a group (1 person)	514,498	8.74%

* Less than 1%.

(1)	Per Schedule 13G filed on December 17, 2024, V-CO Investors, LLC (“V-CO”) is the beneficial owner of 514,498 shares of Common Stock. V-CO has the power to dispose of and the power to vote the shares beneficially owned by it, which power may be exercised by its manager, SP Manager, LLC (“Manager”) and Mike Skaff. The Manager is the investment manager of V-CO. Michael Skaff is the managing director of the Manager. The Manager and Michael Skaff may be deemed to beneficially own the Common Stock (“Shares”) directly beneficially owned by V-CO. Each Reporting Person disclaims beneficial ownership with respect to any Shares other than the Shares directly beneficially owned by each entity or individual. The principal business address of V-CO is Two Towne Square, Suite 810, Southfield, MI 48076.

(2)	R. Kirk Huntsman beneficially owns (i) indirectly 69,600 shares of Common Stock through Coronado V Partners, LLC, of which Mr. Huntsman is a member and manager and (ii) 3,461 shares of Common Stock purchased in the open market. Includes 28,933 shares of Common Stock issuable upon exercise of options held by R. Kirk Huntsman, all of which are exercisable within 60 days. Excludes 335,821 shares of Common Stock underlying unvested options. R. Kirk Huntsman and his wife are the members and managers of Coronado V Partners, LLC. As such, Mr. Huntsman may be deemed to have shared voting and dispositive power of all securities beneficially owned by Coronado V Partners, LLC reported herein.

(3)	Bradford Amman is our Chief Financial Officer, Treasurer and Secretary. Includes 16,547shares of Common Stock issuable upon exercise of options, all of which are exercisable within 60 days, and 80 shares of Common Stock purchased in the open market. Excludes 163,986 shares of Common Stock underlying unvested options.

(4)	Includes 7,067 shares of Common Stock issuable upon exercise of options held by Mark F. Lindsay, all of which are exercisable within 60 days.

(5)	Includes 7,067 shares of Common Stock issuable upon exercise of options held by Anja Krammer, all of which are exercisable within 60 days.

(6)	Includes 7,067 shares of Common Stock issuable upon exercise of options held by Ralph E. Green, DDS, MBA, all of which are exercisable within 60 days.

(7)	Includes 7,467 shares of Common Stock issuable upon exercise of options held by Leonard J. Sokolow, all of which are exercisable within 60 days.

(8)	Includes 7,067 shares of Common Stock issuable upon exercise of options held by Matthew Thompson M.D., all of which are exercisable within 60 days.

(9)	Includes: (i) 81,215 shares of Common Stock issuable upon exercise of options held by this group, of which all are exercisable within 60 days. Excludes 499,807 shares of Common Stock underlying unvested options.

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DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is based upon our certificate of incorporation, our amended and restated bylaws and applicable provisions of law, in each case as currently in effect. This discussion does not purport to be complete and is qualified in its entirety by reference to our certificate of incorporation, as amended, and our bylaws, copies of which have been filed with the SEC. We encourage you to read the certificate of incorporation, the bylaws and the applicable provisions of the Delaware General Corporation Law for additional information.

Authorized Capital Stock

As of the date of this prospectus, pursuant to our certificate of incorporation (as amended), our authorized capital is 250,000,000 shares, of which (1) 200,000,000 shares are common stock, par value $0.0001 per share (or Common Stock) and (2) 50,000,000 shares are preferred stock, par value $0.0001 per share (or preferred stock).

As of the date of this prospectus, 5,889,520 shares of Common Stock have been issued and are outstanding. No shares of preferred stock are currently outstanding.

Our board may from time to time authorize by resolution the issuance of any or all shares of the Common Stock and the preferred stock authorized in accordance with the terms and conditions set forth in the certificate of incorporation for such purposes, in such amounts, to such persons, corporations, or entities, for such consideration and in the case of the preferred stock, in one or more series, all as the board in its discretion may determine and without any vote or other action by the stockholders, except as otherwise required by law.

Common Stock

As of the date of this prospectus, there were approximately 8,150 holders of record of our Common Stock. This number does not include stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities. Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder. The holders of shares of Common Stock shall not have cumulative voting rights. The Common Stock does not have cumulative voting rights. Therefore, holders of a majority of the shares of Common Stock voting for the election of directors can elect all of the directors. Holders of our Common Stock representing a majority of the voting power of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of stockholders. Subject to the rights of holders of any class of stock having preference over our Common Stock, holders of our Common Stock are entitled to share in all dividends that our board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the Common Stock. Our Common Stock has no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to the Common Stock.

Warrants Associated with the January 2023 Private Placement

On January 9, 2023, we closed a private placement with an institutional investor pursuant to which we agreed sell up to an aggregate of $8,000,000 of our securities in a private placement consisting of 80,000 shares of our Common Stock, a pre-funded warrant to purchase up to an aggregate of 186,667 shares of our Common Stock and a common stock purchase warrant to purchase up to an aggregate of 266,667 shares of our Common Stock.

The common stock purchase warrant entitled the holder, for a period of five years and 6 months, to purchase one share of Common Stock at an exercise price of $30.00 per share. The pre-funded warrant entitles the holder, for a period until the entirety of the pre-funded warrant is exercised, to purchase one share of Common Stock at an exercise price of $0.0001 per share. Both warrants may be exercised on a “cashless” basis if the shares of Common Stock underlying such warrants are not registered for resale pursuant to an effective registration statement.

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Both warrants contain customary (i) stock-based anti-dilution protection provisions, (ii) a 4.99% beneficial ownership limitation that may be waived at the option of the holder upon 61 days’ notice to us and (iii) Black Scholes protection for the value thereof upon the consummation of a Fundamental Transaction (as defined in the warrants).

As of the date of this prospectus, the pre-funded warrant issued in our January 2023 private placement has been exercised in full. The warrant which remains outstanding was amended in connection with our November 2023 private placement discussed below to reduce the exercise price of the January warrant to $3.83 per share and extend the expiration date of such warrant to November 2, 2028. The amendment also restates in its entirety the definition of “Black Scholes Value” contained in the January 2023 warrant with the intention of eliminating an embedded derivative liability associated with such warrant.

Warrants Associated with the November 2023 Private Placement

On November 2, 2023, we closed a private placement with an institutional investor pursuant to which we sold an aggregate of approximately $4,000,000 of our securities in a private placement consisting of (i) 130,000 shares of our Common Stock, (ii) a pre-funded warrant to purchase 850,393 shares of our Common Stock, (iii) a five-year Series A Common Stock Purchase Warrant to purchase up to 980,393 shares of our Common Stock with an exercise price of $3.83 per share and (iii) an 18-month Series B Common Stock Purchase Warrant to purchase up to 980,393 shares of our Common Stock with an exercise price of $3.83 per share (the “Series B Warrant”).

The pre-funded warrant entitles the holder, for a period until the entirety of the pre-funded warrant is exercised, to purchase up to 850,393 shares of our Common Stock at an exercise price of $0.0001 per share. All three warrants may be exercised on a “cashless” basis if the shares of Common Stock underlying such warrants are not registered for resale pursuant to an effective registration statement.

All three warrants contain customary (i) stock-based anti-dilution protection provisions, (ii) a 4.99% beneficial ownership limitation that may be waived at the option of the holder upon 61 days’ notice to us and (iii) Black Scholes protection for the value thereof upon the consummation of a Fundamental Transaction (as defined in the warrants).

Warrants Associated with the February 2024 Private Placement

On February 14, 2024, we entered into a warrant inducement letter agreement (the “Inducement Agreement”) with an institutional investor pursuant to which the investor agreed to exercise for cash the entirety of the Series B Comon Stock Purchase Warrant at an exercise price of $4.02 per share (with such exercise price being established for purposes of compliance with the listing rules of the Nasdaq Stock Market), resulting in gross proceeds to the Company of approximately $4.0 million. The Inducement Transaction closed on February 20, 2024.

Pursuant to the Inducement Agreement, in consideration for the immediate exercise of the Series B Common Stock Purchase Warrant in full, the Company agreed to issue to the investor, in a new private placement transaction (the “Inducement Transaction”): (i) a 5-year, Series B-1 Common Stock Purchase Warrant to purchase 735,296 shares of our Common Stock at an exercise price of $5.05 per share, and (ii) an 18-month, Series B-2 Common Stock Purchase Warrant to purchase 735,296 shares of our Common Stock at an exercise price of $5.05 per share (collectively, the “Inducement Warrants” and such aggregate 1,470,592 shares of Common Stock underlying the Inducement Warrants, the “Inducement Warrant Shares”). The Inducement Warrants are identical to each other, other than their dates of expiration, and are substantially identical to the Series B Warrant.

The Inducement Warrants contain (i) customary stock-based anti-dilution protection, (ii) a cashless exercise provision in the event the Inducement Warrant Shares are not registered for resale at the time of exercise, (iii) beneficial ownership limitations that may be waived at the option of the Holder upon 61 days’ notice to the Company, (iv) a put right granting the investor the right to require the Company or its successor to redeem the Inducement Warrants in cash for their Black-Scholes value in the event of a Fundamental Transaction (as defined in the Inducement Warrants) and (v) other customary provisions for warrants of this type.

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Warrants Associated with the June 2024 Private Placement

On June 10, 2024, we entered into a securities purchase agreement (the “June 2024 SPA”) with V-CO Investors LLC, a Wyoming limited liability company (“V-CO”). V-CO is an affiliate of Seneca, a leading independent private equity firm.

Pursuant to the June 2024 SPA, we sold to V-CO in a private placement offering: (i) 169,498 shares of our Common Stock, (ii) a pre-funded warrant (which we refer to herein as the Pre-Funded Warrant) to purchase 3,050,768 shares of Common Stock (which we refer to herein as the Pre-Funded Warrant Shares), and (iii) a Common Stock Purchase Warrant (which we refer to as the June 2024 Warrant) to purchase up to 3,220,266 shares of Common Stock (which we refer to herein as the June 2024 Warrant Shares). V-CO paid a purchase price of $2.329 for each share and Pre-Funded Warrant Share and associated June 2024 Warrant, with such price being established for purposes of compliance with the listing rules of the Nasdaq Stock Market LLC. The private placement closed on June 10, 2024. We received gross proceeds of $7,500,000 from the private placement. No placement agent was used in connection with the private placement.

The June 2024 Warrant has a five-year term, an exercise price of $2.204 per share and became exercisable immediately as of the date of issuance. The Pre-Funded Warrant has a term ending on the complete exercise of the Pre-Funded Warrant, an exercise price of $0.0001 per share and became exercisable immediately as of the date of issuance. The June 2024 Warrant and the Pre-Funded Warrants also contain customary stock-based (but not price-based) anti-dilution protection as well as beneficial ownership limitations that may be waived at the option of the holder upon 61 days’ notice to us.

Warrants Associated with the December 2024 Private Placement

On December 22, 2024, the Company entered into a securities purchase agreement (the “December 2024 SPA”) with certain institutional investors (who are the selling stockholders named herein) in connection with a registered direct offering, priced at-the-market under Nasdaq Stock Market rules, to purchase 709,220 shares of Common Stock and, in a concurrent private placement (collectively, with the registered direct offering, the “December 2024 Offering”), warrants (the “December 2024 Warrants”) to purchase up to 709,220 shares of Common Stock (the shares of Common Stock issuable upon exercise of the December 2024 Warrants, the “December 2024 Warrant Shares”). The combined purchase price per share and each of the December 2024 Warrants is $4.935. The December 2024 Warrants will be immediately exercisable upon issuance, will expire two years following the issuance date and have an exercise price of $4.81 per share.

The Company has agreed to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), with the SEC, covering the resale of the December 2024 Warrants Shares within 30 calendar days following the date of the December 2024 SPA and to use commercially reasonable efforts to cause the registration statement to be declared effective by the SEC within 90 days following the closing of the December 2024 Offering. We are registering the December 2024 Warrant Shares underlying the December 2024 Warrants for public resale pursuant to the registration statement of which this prospectus forms a part.

Warrants Associated with MyoCorrect

In connection with our March 29, 2021 acquisition of certain assets from, and the entry into related agreements with, MyoCorrect, LLC and its affiliates, we issued three year warrants to purchase 8,000 shares of our Common Stock with an exercise price of $187.50 per share. 1,000 of these warrants vested initially upon issuance, but the remainder only vest and become exercisable upon the achievement of pre-determined performance metrics related to the utilization of MyoCorrect. These warrants may be exercised only for cash, and the exercise price is subject to customary, stock-based anti-dilution protection.

Warrants Associated with Lyon Management & Consulting

In connection with our April 14, 2021 acquisition of certain assets from, and the entry into related agreements with, Lyon Management & Consulting, LLC and its affiliates, we issued three year warrants to purchase 1,000 shares of our Common Stock with an exercise price of $222.50 per share. 200 of these warrants vested initially upon issuance, but the remainder only vest and become exercisable at the end of each anniversary year following the issuance date. These warrants may be exercised only for cash, and the exercise price is subject to customary, stock-based anti-dilution protection.

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Warrants Associated with Series B Preferred

There are presently outstanding warrants to purchase an aggregate of 47,967 shares of our Common Stock which were used to the holders of our previously outstanding Series B Preferred Stock (which converted to Common Stock in connection with our initial public offering). These warrants have an exercise price of $187.50 per share and have a term of five years ending on December 15, 2025. These warrants may be exercised only for cash, and the exercise price is subject to customary, stock-based anti-dilution protection.

Representative’s Warrant Issued in Connection with Our Initial Public Offering

In connection with our initial public offering, we issued warrants to the underwriter and its designees that provide for the purchase of 16,100 shares of Common Stock at an exercise price of $187.50 per share. The warrants are exercisable beginning on June 8, 2021, and expire on December 10, 2025.

Representative’s Warrant Issued in Connection with Follow-On Public Offering

In connection with our follow-on public offering, we issued warrants to the underwriter and its designees that provide for the purchase of 11,040 shares of Common Stock at an exercise price of $187.50 per share. The warrants are exercisable beginning on November 2, 2021, and expire on May 6, 2026.

Placement Agent Warrants Issued in Connection with the September 2024 Offering

In connection with our September 2024 Offering as described above, we issued to H.C. Wainwright & Co., LLC (“HCW”), who acted as the placement agent for the September 2024 Offering, or its designees (who are the selling stockholders named herein) warrants (the “September 2024 PA Warrants”) to purchase up to 95,467 shares of Common Stock (or 7% of the number of shares sold in the September 2024 Offering) at an exercise price of $3.9375 per share of Common Stock, exercisable beginning upon issuance until two years following the issuance date. We are registering the Common Stock underlying the September 2024 PA Warrants for public resale pursuant to the registration statement of which this prospectus forms a part.

Placement Agent Warrants Issued in Connection with the December 2024 Offering

In connection with our December 2024 Offering as described above, we issued to HCW, who acted as the placement agent for the December 2024 Offering, or its designees (who are the selling stockholders named herein) warrants (the “December 2024 PA Warrants”) to purchase up to 95,467 shares of Common Stock (or 7% of the number of shares sold in the December 2024 Offering) at an exercise price of $6.1688 per share of Common Stock, exercisable beginning upon issuance until two years following the issuance date. We are registering the Common Stock underlying the December 2024 PA Warrants for public resale pursuant to the registration statement of which this prospectus forms a part.

November 2020 Warrants

In November 2020, we issued warrants to certain shareholders to purchase an aggregate of 13,000 shares of Common Stock. Such warrants are substantially similar to the Series B Warrants except such warrants will be exercisable for a period of 36 months, beginning six months after the consummation of our initial public offering and ending on the forty-second month anniversary of the consummation of our initial public offering. See “Management-October 2020 Derivative Demand and Settlement” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 25, 2021 for further information on the issuance of these warrants.

Warrants Associated with Contractors and Consultants

There are presently outstanding warrants to purchase an aggregate of 148,900 shares of our Common Stock which are being held by contractors and consultants. These warrants have a weighted average exercise price of $38.14 per share. 52,800 of these warrants are subject to vesting as of December 31, 2024. These warrants may be exercised only for cash, and the exercise price is subject to customary, stock-based anti-dilution protection.

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2017 Stock Option and Stock Issuance Plan

Our board of directors and shareholders adopted and approved on September 22, 2017 and February 9, 2018, respectively, the Vivos Therapeutics, Inc. 2017 Stock Option and Stock Issuance Plan (or the 2017 Plan), effective September 22, 2017, under which stock options and restricted stock may be granted to officers, directors, employees and consultants. Under the 2017 Plan, a total of 53,333 of Common Stock are reserved for issuance. As of December 31, 2024, awards (in the form of options) for an aggregate of 53,333 shares of Common Stock have been issued under our 2017 Plan.

2019 Stock Option and Stock Issuance Plan

Our board of directors and shareholders adopted and approved on April 18, 2019, the Vivos Therapeutics, Inc. 2019 Stock Option and Stock Issuance Plan (or the 2019 Plan), effective April 18, 2019, under which stock options and restricted stock may be granted to officers, directors, employees and consultants. Under the 2019 Plan, a total of 13,334 Common Stock were reserved for issuance. On June 18, 2020, our stockholders approved an amendment and restatement of the 2019 Plan to increase the number shares or our Common Stock available for issuance thereunder by 33,334 shares of Common Stock such that, after amendment and restatement of the 2019 Plan, for a total of 46,667 shares of Common Stock available for issuance under the 2019 Plan. On September 22, 2023, our stockholders approved an amendment and restatement of the 2019 Plan to increase the number shares or our Common Stock available for issuance thereunder by 80,000 shares of Common Stock such that, after amendment and restatement of the 2019 Plan, 126,667 shares of Common Stock are available for issuance under the 2019 Plan. As of December 31, 2024, awards (in the form of options) for an aggregate of 174,380 shares of Common Stock have been issued under our 2019 Plan. A total of 287 shares for issuance were retired with the approval and adoption of the 2024 Omnibus Plan (as defined below).

2024 Omnibus Equity Incentive Plan

Our board of directors and shareholders adopted and approved on November 26, 2024, the Vivos Therapeutics, Inc. 2024 Omnibus Equity Incentive Plan (or the “2024 Omnibus Plan”). The 2024 Omnibus Plan automatically replaced and superseded the 2019 Plan. Under the 2024 Omnibus Plan, a total of 1,600,000 shares are available for future use. No awards are to be granted under the 2019 Plan or any other prior plan on or after the effective date of the 2024 Omnibus Plan and after the 2024 Omnibus Plan became effective any unused shares left in the 2019 Plan are to be retired. We anticipate that the 1,600,000 shares will allow the 2024 Omnibus Plan to operate for several years, although this could change based on other factors, including but not limited to merger and acquisition activity. The purpose of the 2024 Omnibus Plan is to promote the success and enhance the value of the Company by linking the personal interest of the participants to those of the Company’s stockholders by providing the participants with an incentive for outstanding performance. Any non-employee director, officer, employee or consultant of the Company or its subsidiaries or affiliates will be eligible to participate in the 2024 Omnibus Plan. As of December 31, 2024, 2024, we had five non-employee directors, two officers, 110 employees and three consultants, although we expect that, based on our current usage, awards will be generally limited to approximately five non-employee directors, two officers ten employees, and three consultants. The 2024 Omnibus Plan provides for the grant of options to purchase shares of our Common Stock, including stock options intended to qualify as incentive stock options (“ISOs”) under Section 422 of the Code and nonqualified stock options that are not intended to so qualify (“NQSOs”), stock appreciation rights (“SARs”), restricted stock awards, and other equity-based or equity-related awards including restricted stock units and performance units (each, an “Award”). As of December 31, 2024, awards (in the form of options) for an aggregate of 1,020,487 shares of Common Stock have been issued under our 2024 Omnibus Plan.

Anti-Takeover Effects of Certain Provisions of Our Bylaws

Provisions of our bylaws could make it more difficult to acquire us by means of a merger, tender offer, proxy contest, open market purchases, removal of incumbent directors and otherwise. These provisions, which are summarized below, are expected to discourage types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging takeover or acquisition proposals because negotiation of these proposals could result in an improvement of their terms.

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Vacancies. Newly created directorships resulting from any increase in the number of directors and any vacancies on the board of directors resulting from death, resignation, disqualification, removal or other cause shall be filled by a majority of the remaining directors on the board.

Bylaws. Our certificate of incorporation and bylaws authorizes the board of directors to adopt, repeal, rescind, alter or amend our bylaws without shareholder approval.

Removal. Except as otherwise provided, a director may be removed from office only by the affirmative vote of the holders of not less than a majority of the voting power of the issued and outstanding stock entitled to vote.

Calling of Special Meetings of Stockholders. Our bylaws provide that special meetings of stockholders for any purpose or purposes may be called at any time only by the board of directors or by our Secretary following receipt of one or more written demands from stockholders of record who own, in the aggregate, at least 15% the voting power of our outstanding stock then entitled to vote on the matter or matters to be brought before the proposed special meeting.

Effects of authorized but unissued Common Stock and blank check preferred stock. One of the effects of the existence of authorized but unissued Common Stock and undesignated preferred stock may be to enable our board of directors to make more difficult or to discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If, in the due exercise of its fiduciary obligations, the board of directors were to determine that a takeover proposal was not in our best interest, such shares could be issued by the board of directors without stockholder approval in one or more transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent board of directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

In addition, our certificate of incorporation grants our board of directors broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of Common Stock. The issuance also may adversely affect the rights and powers, including voting rights, of those holders and may have the effect of delaying, deterring or preventing a change in control of our company.

Cumulative Voting. Our certificate of incorporation does not provide for cumulative voting in the election of directors, which would allow holders of less than a majority of the stock to elect some directors.

Choice of Forum

Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware) will be the exclusive forum for: (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee, or agent of ours or our stockholders; (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Certificate of Incorporation, or the bylaws; and (iv) any action asserting a claim governed by the internal affairs doctrine. In addition, our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Our bylaws further provide that any person or entity purchasing or otherwise acquiring any interest in our shares of capital stock shall be deemed to have notice of and consented to these forum selection clauses.

Section 27 of the Securities Exchange Act of 1934, as amended (which we refer to herein as the Exchange Act) creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, our bylaws provide that the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

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We note, however, that there is uncertainty as to whether a court would enforce this provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Section 22 of the Securities Act creates concurrent jurisdiction for state and federal courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Indemnification of Directors and Officers

Our Certificate of Incorporation and bylaws provide that, to the fullest extent permitted by the laws of the State of Delaware, any officer or director of our company, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he/she is or was or has agreed to serve at our request as a director, officer, employee or agent of our company, or while serving as a director or officer of our company, is or was serving or has agreed to serve at the request of our company as a director, officer, employee or agent (which includes service as a trustee, partner or manager or similar capacity) of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. For the avoidance of doubt, the foregoing indemnification obligation includes, without limitation, claims for monetary damages against Indemnitee to the fullest extent permitted under Section 145 of the Delaware General Corporation Law as in existence on the date hereof.

The indemnification provided shall be from and against expenses (including attorneys’ fees) actually and reasonably incurred by a director or officer in defending such action, suit or proceeding in advance of its final disposition, upon receipt of an undertaking by or on behalf of such person to repay all amounts advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such person is not entitled to be indemnified for such expenses under our certificate of incorporation and bylaws or otherwise.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

Transfer Agent

The transfer agent and registrar, for our Common Stock is VStock Transfer, LLC. The transfer agent and registrar’s address is 18 Lafayette Place, Woodmere, New York 11598. The transfer agent’s telephone (212) 828-8436.

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SELLING STOCKHOLDERS

The Common Stock being offered by the selling stockholders represents shares of Common Stock underlying the December 2024 Warrants and the Placement Agent Warrants.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of Common Stock by the selling stockholders. The second column lists the number of shares of Common Stock beneficially owned by the selling stockholders, based on its ownership of the shares of Common Stock, and warrants (including the December 2024 Warrants and the Placement Agent Warrants), as of January 17, 2025, assuming exercise of the warrants held by the selling stockholders on that date, without regard to any limitations on exercises contained in any warrants held. The percentages in the table reflect the shares beneficially owned by the selling stockholders as a percentage of the total number of shares of Common Stock outstanding as of January 17, 2025. As of such date, 5,889,520 shares of Common Stock were outstanding.

The third column lists the shares of Common Stock being offered by this prospectus by the selling shareholder.

In accordance with the terms of our registration obligations to the selling stockholders, this prospectus generally covers the resale of the sum of the maximum number of shares of Common Stock issuable upon exercise of the December 2024 Warrants and the Placement Agent Warrants, determined as if such warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in such warrants, without regard to any limitations on the exercise of the warrants. The fourth column assumes the sale of all shares of our Common Stock offered by the selling stockholders pursuant to this prospectus.

Under the terms of the warrants, the selling stockholders may not exercise either such warrants to the extent such exercise would cause the selling stockholders, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock which would exceed 4.99% of our then outstanding Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of such warrants which have not been exercised. Notwithstanding the foregoing, the Company may increase or decrease the ownership limitation upon receiving written notice by the selling stockholders, however, in no event shall the selling stockholders hold greater than 9.99% of number of shares of Common Stock outstanding immediately after giving effect to the exercise of the warrants. The number of shares in the second and fourth columns do not reflect this blocker limitation.

The selling stockholders may sell all, some or none of their shares in this offering. For further information please see “Plan of Distribution.”

	Shares Beneficially Owned Before this Offering (1)		Maximum Number of Shares of Common Stock to be Offered Pursuant to this	Shares Beneficially Owned After this Offering (1)(2)
Selling Stockholder Name	Number	%	Prospectus	Number	%
Anson Investments Master Fund LP (3)	276,595	4.70%	276,595	—	—
Anson East Master Fund LP (4)	78,015	1.32%	78,015	—	—
Intracoastal Capital LLC (5)	354,610	6.02%	354,610	—	—
Charles Worthman(6)	1,451	*	1,451	—	—
Craig Schwabe(7)	4,898	*	4,898	—	—
Michael Vasinkevich(8)	31,835	*	31,835	—	—
Noam Rubinstein(9)	45,710	*	45,710	—	—
Warberg XF XII LP (10)	61,218	1.04%	61,218	—	—

*Less than 1%

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares beneficially owned by the selling stockholders and the percentage ownership of the selling stockholders, shares of Common Stock subject to the January 2023 Warrant and the Inducement Warrants, plus any other convertible securities held by the selling stockholders that are currently exercisable or exercisable within 60 days of January 17, 2025 are deemed outstanding.

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(2)	We do not know when or in what amounts the selling stockholders may offer shares for sale. The selling stockholders may choose not to sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, all of the shares covered by this prospectus will be sold by the selling stockholders and that the selling stockholders do not acquire beneficial ownership of any additional shares.

(3)	Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“AIMF”), hold voting and dispositive power over the Common Shares held by AIMF. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Common Shares except to the extent of their pecuniary interest therein. The principal business address of AIMF is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

(4)	The securities are directly held by Anson East Master Fund LP, a Cayman Islands limited partnership (“Anson East Master”). AEMF GP, LLC, a limited liability company, is the general partner to Anson Easter Master. Bruce R. Winson is a director of AEMF GP, LLC. The securities may be deemed to be indirectly beneficially owned by (i) AEMF GP, LLC and (ii) Bruce R. Winson, as the director of AEMP GP, LLC. The warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling stockholder from exercising that portion of the warrants that would result in the selling stockholder and its affiliates owning, after exercise, a number of shares of Common Stock in excess of the beneficial ownership limitation. Notwithstanding the foregoing, the Company may increase or decrease the ownership limitation upon receiving written notice by the selling stockholder, however, in no event shall the selling stockholder hold greater than 9.99% of number of shares of Common Stock outstanding immediately after giving effect to the exercise of the warrants. The address of Anson East Master Fund LP is South Church Street, P. O. Box 309, Ugland House, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

(5)	Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the securities reported herein that are held by Intracoastal. The address of Intracoastal is 245 Palm Trail, Delray Beach, Florida 33483.

(6)	The securities were issued, pursuant to the HCW Engagement Agreement, in the (i) September 2024 Offering and consist of 955 shares of Common Stock issuable upon the exercise of 955 of the September 2024 PA Warrants and (ii) December 2024 Offering and consist of 496 shares of Common Stock issuable upon the exercise of 496 of the December 2024 PA Warrants. The September 2024 PA Warrants and December 2024 PA Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling stockholder and its affiliates owning, after exercise, a number of shares of Common Stock in excess of the beneficial ownership limitation. Notwithstanding the foregoing, the Company may increase or decrease the ownership limitation upon receiving written notice by the selling stockholder, however, in no event shall the selling stockholder hold greater than 9.99% of number of shares of Common Stock outstanding immediately after giving effect to the exercise of the warrants. Mr. Worthman is affiliated with H.C. Wainwright & Co., with a registered address of 430 Park Avenue, New York, New York 10022, and has sole voting and dispositive power over the securities held. The selling stockholder acquired the warrants in the ordinary course of business and, at the time the warrants were acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

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(7)	The securities were issued, pursuant to the HCW Engagement Agreement, in the (i) September 2024 Offering and consist of 3,222 shares of Common Stock issuable upon the exercise of 3,222 of the September 2024 PA Warrants and (ii) December 2024 Offering and consist of 1,676 shares of Common Stock issuable upon the exercise of 1,676 of the December 2024 PA Warrants. The September 2024 PA Warrants and December 2024 PA Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling stockholder and its affiliates owning, after exercise, a number of shares of Common Stock in excess of the beneficial ownership limitation. Notwithstanding the foregoing, the Company may increase or decrease the ownership limitation upon receiving written notice by the selling stockholder, however, in no event shall the selling stockholder hold greater than 9.99% of number of shares of Common Stock outstanding immediately after giving effect to the exercise of the warrants. Mr. Schwabe is affiliated with H.C. Wainwright & Co., with a registered address of 430 Park Avenue, New York, New York 10022, and has sole voting and dispositive power over the securities held. The selling stockholder acquired the warrants in the ordinary course of business and, at the time the warrants were acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

(8)	The securities were issued, pursuant to the HCW Engagement Agreement, in the December 2024 Offering and consist of 31,835 shares of Common Stock issuable upon the exercise of 31,835 of the December 2024 PA Warrants. The December 2024 PA Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling stockholder and its affiliates owning, after exercise, a number of shares of Common Stock in excess of the beneficial ownership limitation. Notwithstanding the foregoing, the Company may increase or decrease the ownership limitation upon receiving written notice by the selling stockholder, however, in no event shall the selling stockholder hold greater than 9.99% of number of shares of Common Stock outstanding immediately after giving effect to the exercise of the warrants. Mr. Vasinkevich is affiliated with H.C. Wainwright & Co., with a registered address of 430 Park Avenue, New York, New York 10022, and has sole voting and dispositive power over the securities held. The selling stockholder acquired the warrants in the ordinary course of business and, at the time the warrants were acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

(9)	The securities were issued, pursuant to the HCW Engagement Agreement, in the (i) September 2024 Offering and consist of 30,072 shares of Common Stock issuable upon the exercise of 30,072 of the September 2024 PA Warrants and (ii) December 2024 Offering and consist of 15,638 shares of Common Stock issuable upon the exercise of 15,638 of the December 2024 PA Warrants. The September 2024 PA Warrants and December 2024 PA Warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling stockholder and its affiliates owning, after exercise, a number of shares of Common Stock in excess of the beneficial ownership limitation. Notwithstanding the foregoing, the Company may increase or decrease the ownership limitation upon receiving written notice by the selling stockholder, however, in no event shall the selling stockholder hold greater than 9.99% of number of shares of Common Stock outstanding immediately after giving effect to the exercise of the warrants. Mr. Rubinstein is affiliated with H.C. Wainwright & Co., with a registered address of 430 Park Avenue, New York, New York 10022, and has sole voting and dispositive power over the securities held. The selling stockholder acquired the warrants in the ordinary course of business and, at the time the warrants were acquired, the selling stockholder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

(10)	The securities are directly held by Warberg XF XII LP, a Delaware limited partnership. The warrants held by Warberg are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the selling stockholder and its affiliates owning, after exercise, a number of shares of Common Stock in excess of the beneficial ownership limitation. Notwithstanding the foregoing, the Company may increase or decrease the ownership limitation upon receiving written notice by the selling stockholder, however, in no event shall the selling stockholder hold greater than 9.99% of number of shares of Common Stock outstanding immediately after giving effect to the exercise of the warrants.

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PLAN OF DISTRIBUTION

The selling stockholders and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Stock Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have told us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

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We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Stock by the selling stockholders or any other person.

We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the securities offered by this prospectus have been passed upon for us by Ellenoff Grossman & Schole LLP, New York, New York.

EXPERTS

The consolidated financial statements of Vivos Therapeutics, Inc. as of and for the year ended December 31, 2023 incorporated in this Registration Statement on Form S-1 by reference from Vivos Therapeutics, Inc.’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2023, have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a going concern uncertainty), which is incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The consolidated financial statements of Vivos Therapeutics, Inc. as of and for the year ended December 31, 2022 incorporated in this Registration Statement on Form S-1 by reference from Vivos Therapeutics, Inc.’s Annual Report on Form 10-K and 10-K/A for the year ended December 31, 2023, have been audited by Plante & Moran, PLLC, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the Common Stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

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We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, we file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information is available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.vivos.com. You may access our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our website address does not constitute incorporation by reference of the information contained on our website, and you should not consider the contents of our website in making an investment decision with respect to our Common Stock.

MATERIAL CHANGES

Except as otherwise described in the Annual Report on Form 10-K for the fiscal year ended December 31, 2023, in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed under the Exchange Act and incorporated by reference herein, and as disclosed in this prospectus or any applicable prospectus supplement, no reportable material changes have occurred since December 31, 2023.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (1) after the date of this prospectus and prior to the time that all of the securities offered by this prospectus are sold or the earlier termination of the offering, and (2) after the date of the initial registration statement of which this prospectus forms a part and prior to the effectiveness of the registration statement (except in each case in which the information contained in such documents is “furnished” and not “filed”).

This prospectus incorporates by reference the documents set forth below that have previously been filed with the SEC:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed on March 28, 2024, as amended by the Amendment No. 1 to our Annual Report on Form 10-K filed on July 29, 2024;

●	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 14, 2024; the quarter ended June 30, 2024, filed with the SEC on August 14, 2024; and the quarter ended September 30, 2024 , filed with the SEC on November 14, 2024;

●	our Current Reports on Form 8-K, which were filed with the SEC on February 15, 2024, May 3, 2024, May 17, 2024, June 14, 2024, June 25, 2024, July 10, 2024, August 15, 2024, September 12, 2024, September 17, 2024, September 18, 2024, November 14, 2024, November 27, 2024 and December 23, 2024;

●	our definitive proxy statement for our 2024 Annual Meeting of Stockholders filed with the SEC on October 7, 2024;

●	the description of our Common Stock set forth in our registration statement on Form 8-A, filed with the SEC on December 10, 2020, including any amendments thereto or reports filed for the purposes of updating this description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus, which will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later-filed document modify or replace such earlier statements.

In addition to being able to access any or all of the documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents on our website at https://vivoslife.com/investor-relations/sec-filings/, we will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of such documents. You should direct any requests for documents to:

Vivos Therapeutics, Inc.

Attn: Chief Financial Officer

7921 Southpark Plaza, Suite 210

Littleton, Colorado 80120

(844) 672-4357

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes hereof to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

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VIVOS THERAPEUTICS, INC.

854,332 Shares of

Common Stock

PROSPECTUS

_____________, 2025

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The table below lists various expenses payable in connection with the sale and distribution of the securities being registered hereby. All the expenses are estimates, except the Securities and Exchange Commission (“SEC”) registration fee. All such expenses will be borne by the Company.

Type	Amount
SEC Registration Fee	$626.71
Accounting Fees	$50,000.00
Legal Fees	$75,000.00
Total expenses	$125,626.71

Item 14. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. Section 145 of the Delaware General Corporation Law also provides that expenses (including attorneys’ fees) incurred by a director or officer in defending an action may be paid by a corporation in advance of the final disposition of an action if the director or officer undertakes to repay the advanced amounts if it is determined such person is not entitled to be indemnified by the corporation. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Our bylaws provide that, to the fullest extent permitted by law, we shall indemnify and hold harmless any person who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person, or the person for whom he is the legally representative, is or was a director or officer of ours, against all liabilities, losses, expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such proceeding.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit.

Our Certificate of Incorporation provides that we shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of ours or while a director or officer is or was serving at our request as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require us to indemnify or advance expenses to any person in connection with any action, suit, proceeding or claim initiated by or on behalf of such person or any counterclaim against us initiated by or on behalf of such person. Such indemnification shall not be exclusive of other indemnification rights arising under any by-law, agreement, vote of directors or stockholders or otherwise and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of our Certificate of Incorporation shall not adversely affect any right or protection of a director or officer of ours with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

II-1

Our bylaws provide we shall, to the fullest extent permitted under the laws of the State of Delaware, as amended and supplemented from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such party is or was, or has agreed to become, a director or officer of ours, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such party or on such party’s behalf in connection with such action, suit or proceeding and any appeal therefrom.

Expenses incurred by such a person in defending a civil or criminal action, suit or proceeding by reason of the fact that such person is or was, or has agreed to become, a director or officer of ours, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity shall be paid by us in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by us as authorized by relevant sections of the Delaware General Corporation Law. Notwithstanding the foregoing, we shall not be required to advance such expenses to a person who is a party to an action, suit or proceeding brought by us and approved by a majority of our Board of Directors that alleges willful misappropriation of corporate assets by such person, disclosure of confidential information in violation of such person’s fiduciary or contractual obligations to us or any other willful and deliberate breach in bad faith of such person’s duty to us or our stockholders.

We shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by our Board of Directors.

The indemnification rights provided in our bylaws shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement or vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, continue as to such person who has ceased to be a director or officer, and inure to the benefit of the heirs, executors and administrators of such a person.

If the Delaware General Corporation Law is amended to expand further the indemnification permitted to indemnitees, then we shall indemnify such persons to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

We may, to the extent authorized from time to time by our Board of Directors, grant indemnification rights to other employees or agents of ours or other persons serving us and such rights may be equivalent to, or greater or less than, those set forth in our bylaws.

Our obligation to provide indemnification under our bylaws shall be offset to the extent of any other source of indemnification or any otherwise applicable insurance coverage under a policy maintained by us or any other person.

To assure indemnification under our bylaws of all directors, officers, employees or agents who are determined by us or otherwise to be or to have been “fiduciaries” of any employee benefit plan of ours that may exist from time to time, Section 145 of the Delaware General Corporation Law shall, for the purposes of our bylaws, be interpreted as follows: an “other enterprise” shall be deemed to include such an employee benefit plan, including without limitation, any plan of ours that is governed by the Act of Congress entitled “Employee Retirement Income Security Act of 1974,” as amended from time to time; we shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to us also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; and excise taxes assessed on a person with respect to an employee benefit plan pursuant to such Act of Congress shall be deemed “fines.”

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Our bylaws shall be deemed to be a contract between us and each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that person is or was, or has agreed to become, a director or officer of ours, or is or was serving, or has agreed to serve, at our request, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, including any employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity, at any time while this bylaw is in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

The indemnification provision of our bylaws does not affect directors’ responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

We may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of ours, or is or was serving at our request as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not we would have the power to indemnify him against liability under the provisions of this section. We currently maintain such insurance.

The right of any person to be indemnified is subject to our right, in lieu of such indemnity, to settle any such claim, action, suit or proceeding at our expense of by the payment of the amount of such settlement and the costs and expenses incurred in connection therewith.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered herewith, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

The following is a summary of transactions by us within the past three years involving sales or our securities that were not registered under the Securities Act. All of the sales listed below were made pursuant to an exemption from registration afforded by Section 4(a)(2) of the Securities Act and/or Regulation D thereunder in that (i) none of the offers and sales constituted a public offering of securities and/or (ii) the securities were only offered and sold to accredited investors.

On February 25, 2022 the Company issued 11,600 stock options to certain employees and officers with an exercise price of $81.75 per share, one-fifth vested on the date of grant, and one-fifth vests annually through February 25, 2026. Additionally, the Company issued warrants to purchase 3,200 shares of the Company’s Common Stock to certain consultants for sales consulting services with an exercise price of $81.75 per share, vesting monthly over one year term of the agreement. These warrants may be exercised only for cash, and the exercise price is subject to customary, stock-based anti-dilution protection.

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On May 12, 2022, the Company issued 10,600 stock options to certain employees and officers with an exercise price of $32.25 per share, one-fifth vested on the date of grant, and one-fifth vests annually through May 12, 2027. Additionally, the Company issued warrants to purchase 5,200 shares of the Company’s Common Stock to certain consultants for sales consulting services with an exercise price of $32.25 per share. 1,600 of these warrants vested immediately upon issuance, 2,400 of these warrants vest monthly over a six month term and 1,200 of these warrants vest monthly over one year term of the agreement. These warrants may be exercised only for cash, and the exercise price is subject to customary, stock-based anti-dilution protection.

On July 8, 2022, the Company issued 600 stock options to a certain employee with an exercise price of $36.25 per share, one-fifth vested on the date of grant, and one-fifth vests annually through July 8, 2027.

On December 23, 2022, the Company issued 56,167 stock options to certain employees and officers with an exercise price of $12.00 per share, 31,500 of these options vested one-fifth on the date of grant, and one-fifth vests annually through December 23, 2026, 6,400 of these options vested 50% on the date of grant, and 25% vest on March 23, 2023, and the remaining 25% vest on June 23, 2023, and 18,267 of these options vested immediately upon issuance. Additionally, the Company issued warrants to purchase 34,000 shares of the Company’s Common Stock to certain consultants for sales consulting services with an exercise price of $12.00 per share. 22,300 of these warrants vested immediately upon issuance, 1,100 of these warrants vest quarterly over one year term, 4,600 of these warrants vest quarterly over two year term of the agreement, 2,000 of these warrants vest annually over two year term, and 4,000 of these warrants exercisable upon the achievement of pre-determined performance metrics. These warrants may be exercised only for cash, and the exercise price is subject to customary, stock-based anti-dilution protection.

On January 9, 2023, the Company, closed a private placement (the “Private Placement”) pursuant to which the Company agreed sell up to an aggregate of $8,000,000 of securities of the Company of units. Each unit consists of one share of the Company’s Common Stock, $0.0001 par value (or a pre-funded warrant to purchase one share of Common Stock) (the “Pre-Funded Warrants”) and one warrant exercisable for one share Common Stock (the “Common Stock Purchase Warrants” and together with the Pre-Funded Warrants, the “Warrants”). No actual units will be issued in the Private Placement.

Pursuant to the Purchase Agreement, the Company agreed to issue and sell in the Private Placement 80,000 Shares, Pre-Funded Warrants to purchase up to an aggregate of 186,666 shares of Common Stock and Common Stock Purchase Warrants to purchase up to an aggregate of 266,667 shares of Common Stock (collectively with the shares of Common Stock underlying the Pre-Funded Warrants and the Warrants, the “Warrant Shares”). The purchase price per Share and associated Common Stock Purchase Warrant was $30.00, and the purchase price per Pre-Funded Warrant and associated Common Stock Purchase Warrant was $29.9998.

Each Common Stock Purchase Warrant entitles the holder, for a period of five years and 6 months, to purchase one share of Common Stock at an exercise price of $30.00 per share. Each Pre-Funded Warrant entitles the holder, for a period until all Pre-Funded Warrants are exercised, to purchase one share of Common Stock at an exercise price of $0.0001 per share. The Warrants also contain customary beneficial ownership limitations that may be waived at the option of each holder upon 61 days’ notice to the Company.

On November 2, 2023, the Company closed a private placement (the “November 2023 Private Placement”) with an institutional investor pursuant to which the Company sold an aggregate of $4,000,003 of securities in a private placement consisting of (i) 130,000 shares of Common Stock, (ii) a pre-funded warrant to purchase 850,393 shares of Common Stock at an exercise price of $0.0001 per share, (iii) a five-year Series A Common Stock Purchase Warrant to purchase up to 980,393 shares of Common Stock with an exercise price of $3.83 per share and (iii) an 18-month Series B Common Stock Purchase Warrant (the “Series B Warrant”) to purchase up to 980,393 shares of Common Stock with an exercise price of $3.83 per share.

On February 14, 2024, we entered into a warrant inducement letter agreement (the “Inducement Agreement”) with the same institutional investor in the November 2023 Private Placement pursuant to which the investor agreed to exercise for cash the entirety of the Series B Warrant at an exercise price of $4.02 per share (with such exercise price being established for purposes of compliance with the listing rules of the Nasdaq Stock Market), resulting in gross proceeds to the Company of approximately $4.0 million. Pursuant to the Inducement Agreement, in consideration for the immediate exercise of the Series B Warrant in full, we agreed to issue to the investor, in a new private placement transaction (the “Inducement Transaction”): (i) a 5-year, Series B-1 Common Stock Purchase Warrant to purchase 735,296 shares of our Common Stock at an exercise price of $5.05 per share, and (ii) an 18-month, Series B-2 Common Stock purchase warrant to purchase 735,296 shares of our Common Stock at an exercise price of $5.05 per share (collectively, the “Inducement Warrants” and such aggregate 1,470,592 shares of Common Stock underlying the Inducement Warrants, the “Inducement Warrant Shares”). The Inducement Warrants are identical to each other, other than their dates of expiration, and are substantially identical to the Series B Warrant.

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On June 10, 2024, we entered into a securities purchase agreement (the “June 2024 SPA”) with V-CO Investors LLC, a Wyoming limited liability company (“V-CO”). V-CO is an affiliate of Seneca, a leading independent private equity firm.

Pursuant to the June 2024 SPA, we sold to V-CO in a private placement offering: (i) 169,498 shares of our Common Stock, (ii) a pre-funded warrant (which we refer to herein as the Pre-Funded Warrant) to purchase 3,050,768 shares of Common Stock (which we refer to herein as the Pre-Funded Warrant Shares), and (iii) a Common Stock Purchase Warrant (which we refer to as the June 2024 Warrant) to purchase up to 3,220,266 shares of Common Stock (which we refer to herein as the June 2024 Warrant Shares). V-CO paid a purchase price of $2.329 for each share and Pre-Funded Warrant Share and associated June 2024 Warrant, with such price being established for purposes of compliance with the listing rules of the Nasdaq Stock Market LLC. The private placement closed on June 10, 2024. We received gross proceeds of $7,500,000 from the private placement. No placement agent was used in connection with the private placement.

The June 2024 Warrant has a five-year term, an exercise price of $2.204 per share and became exercisable immediately as of the date of issuance. The Pre-Funded Warrant has a term ending on the complete exercise of the Pre-Funded Warrant, an exercise price of $0.0001 per share and became exercisable immediately as of the date of issuance. The June 2024 Warrant and the Pre-Funded Warrants also contain customary stock-based (but not price-based) anti-dilution protection as well as beneficial ownership limitations that may be waived at the option of the holder upon 61 days’ notice to us.

The June 2024 SPA provides that for a period of three (3) years from the closing of the private placement, Seneca shall be entitled to (i) receive notice of any regular or special meeting of our board of directors at the time such notice is provided to the members of our Board of Directors, (ii) receive copies of any materials delivered to our directors in connection with such meetings and (iii) allow one Seneca representative (who shall be an officer or employee of Seneca) to attend and participate (but not vote) in all such meetings of our Board of Directors. The June 2024 SPA also includes standard representations, warranties, indemnifications, and covenants of our company and V-CO.

The terms of the June 2024 SPA require us to file a registration statement on Form S-3 or other appropriate form registering the shares, the Pre-Funded Warrant Shares and the June 2024 Warrant Shares for resale no later than July 25, 2024 and to use commercially reasonable best efforts to cause such registration statement to be effective by September 8, 2024. We must also use its commercially reasonable efforts to keep such registration statement continuously effective (including by filing a post-effective amendment or a new registration statement if such registration statement expires) for a period of three (3) years after the date of effectiveness of such registration statement, subject to certain limitations specified in the SPA. We have filed with the SEC such registration statement registering the shares and warrants as described herein on Form S-3 (File No. 333-281090) on July 30, 2024 which was subsequently declared effective on August 7, 2024.

 On December 22, 2024, the Company entered into a securities purchase agreement (the “December 2024 SPA”) with certain institutional investors (who are the selling stockholders named herein) in connection with a registered direct offering, priced at-the-market under Nasdaq Stock Market rules, to purchase 709,220 shares of Common Stock and, in a concurrent private placement (collectively, with the registered direct offering, the “December 2024 Offering”), warrants (the “December 2024 Warrants”) to purchase up to 709,220 shares of Common Stock (the shares of Common Stock issuable upon exercise of the December 2024 Warrants, the “December 2024 Warrant Shares”). The combined purchase price per share and each of the December 2024 Warrants is $4.935. The December 2024 Warrants are immediately exercisable upon issuance, will expire two years following the issuance date and have an exercise price of $4.81 per share.

The Company has agreed to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), with the SEC, covering the resale of the December 2024 Warrants Shares within 30 calendar days following the date of the December 2024 SPA and to use commercially reasonable efforts to cause the registration statement to be declared effective by the SEC within 90 days following the closing of the December 2024 Offering. We are registering the December 2024 Warrant Shares underlying the December 2024 Warrants for public resale pursuant to the registration statement of which this prospectus forms a part.

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Pursuant to the HCW Engagement Agreement dated May 2, 2024, as amended on August 2, 2024 and December 22, 2024 with the Company, HCW acted as the Placement Agent for the December 2024 Offering. Pursuant to the HCW Engagement Agreement, the Company has (i) paid the Placement Agent a cash fee equal to 7.0% of the aggregate gross proceeds of the December 2024 Offering, (ii) paid the Placement Agent a management fee of 1.0% of the aggregate gross proceeds of the December 2024 Offering, and (iii) reimbursed the Placement Agent for certain expenses and legal fees. In addition, upon the exercise of any December 2024 Warrants for cash, the Company has agreed to (i) pay the Placement Agent a cash fee equal to 7.0% of the aggregate exercise price paid in cash, (ii) pay the Placement Agent a management fee of 1.0% of the aggregate exercise price paid in cash and (iii) issue to the Placement Agent or its designees warrants to purchase shares of Common Stock representing 7% of the shares of Common Stock underlying the December 2024 Purchase Warrants that have been exercised.

The Company has also issued to the Placement Agent or its designees warrants (the “December 2024 PA Warrants”) to purchase up to 95,467 shares of Common Stock (or 7% of the number of shares sold in the December 2024 Offering) at an exercise price of $6.1688 per share of Common Stock, exercisable beginning upon issuance until two years following the issuance date.

The gross proceeds to the Company from the December 2024 Offering were approximately $3.5 million, before deducting the Placement Agent’s fees and other offering expenses payable by the Company. The Company currently intends to use the net proceeds from the offering for working capital and general corporate purposes.

The shares from the December 2024 Offering were issued pursuant to an effective shelf registration statement on Form S-3 that was filed with the SEC (File No. 333-262554) on February 7, 2022 and declared effective on February 14, 2022. A prospectus supplement relating to the Shares was filed on December 26, 2024 with the SEC.

The December 2024 SPA contains customary representations, warranties and agreements of the Company and the investors and customary indemnification rights and obligations of the parties. Pursuant to the terms of the December 2024 SPA, the Company has agreed to certain restrictions on the issuance and sale of its shares of Common Stock and securities convertible into shares of Common Stock for a period of 45 days following the closing of the December 2024 Offering. The Company has also agreed not to effect or agree to effect any Variable Rate Transaction (as defined in the Purchase Agreement) until one year following the closing of the December 2024 Offering, subject to certain exceptions.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits. See the Exhibit Index on the page immediately preceding the exhibits for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

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EXHIBIT INDEX

Exhibit No.	Exhibit Description

3.1	Certificate of Incorporation of Vivos Therapeutics, Inc. filed with Delaware Secretary of State on August 12, 2020. (1)

3.2	Amended and Restated Bylaws of Vivos Therapeutics, Inc. (1)

3.3	Certificate of Conversion filed with Delaware Secretary of State on August 12, 2020. (1)

3.4	Certificate of Amendment to the Certificate of Incorporation of Vivos Therapeutics, Inc., dated October 25, 2023.(8)

4.1	Form of Stock Certificate. (1)

4.2	Form of Representative’s Warrant in connection with the Company’s initial public offering. (2)

4.3	Form of Representative’s Warrant in connection with the Company’s May 2021 follow-on offering. (5)

4.4	Form of Common Stock Warrant, dated January 9, 2023, issued to the investor in the January 2023 private placement (7)

4.5	Form of Pre-Funded Warrant, dated January 9, 2023, issued to the investor in the January 2023 private placement (7)

4.6	Form of Series A Common Stock Purchase Warrant, dated November 2, 2023, issued to the investor in the November 2023 private placement.(9)

4.7	Form of Series B Common Stock Purchase Warrant, dated November 2, 2023, issued to the investor in the November 2023 private placement.(9)

4.8	January 2023 Warrant Amendment, dated November 2, 2023, issued to the investor in the November 2023 private placement.(9)

4.9	Form of Pre-Funded Warrant, dated November 2, 2023, issued to the investor in the November 2023 private placement.(9)

4.10	Form of Series B-1 Common Stock Purchase Warrant, issued to the investor in the February 2024 Inducement Transaction (11)

4.11	Form of Series B-2 Common Stock Purchase Warrant, issued to the investor in the February 2024 Inducement Transaction (11)

4.12	Pre-Funded Warrant, dated June 10, 2024, issued to V-CO Investors LLC. (13)

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4.13	Warrant, dated June 10, 2024, issued to V-CO Investors LLC. (13)

4.14	Form of Purchase Warrant (16)

4.15	Form of Placement Agent Warrant (16)

5.1*	Opinion of Ellenoff Grossman & Schole LLP

10.1	Amended and Restated Executive Employment Agreement, dated October 8, 2020, between R. Kirk Huntsman and Vivos Therapeutics, Inc. (3) †

10.2	Amended and Restated Executive Employment Agreement, dated October 8, 2020, between Bradford Amman and Vivos Therapeutics, Inc. (3) †

10.3	Vivos Therapeutics, Inc. 2017 Stock Option and Stock Issuance Plan. (1)

10.4	Vivos Therapeutics, Inc. 2019 Stock Option and Stock Issuance Plan. (1)

10.5	Licensing, Distribution, and Marketing Agreement dated February 12, 2021 between the Company and MyCardio, LLC. (4)+

10.6	Sales Agreement dated February 7, 2022, between the Company and Roth Capital Partners, LLC.(6)

10.7	Form of Securities Purchase Agreement, dated January 5, 2023, between the Company and the investor in the January 2023 private placement (7)

10.8	Form of Registration Rights Agreement, dated January 5, 2023, between the Company and the investor in the January 2023 private placement (7)

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10.9	Placement Agency Agreement, dated January 5, 2023, between the Company and Roth Capital Partners, LLC and A.G.P./Alliance Global Partners (7)

10.10	Form of Securities Purchase Agreement, dated November 2, 2023, between the Company and the investor in the November 2023 private placement (9)

10.11	Form of Registration Rights Agreement, dated November 2, 2023, between the Company and the investor in the November 2023 private placement (9)

10.12	Placement Agency Agreement, dated November 2, 2023, between the Company and A.G.P./Alliance Global Partners (9)

10.13	Warrant Inducement Agreement, dated February 14, 2024, between the Company and the investor in the February 2024 Inducement Transaction (11)

10.14	Securities Purchase Agreement by and between the Company and V-CO Investors LLC, dated as of June 10, 2024 (14)

10.15	Strategic Alliance Agreement by and between VIS Providers, PLLC and Rebis Health Holdings, LLC, dated as of June 10, 2024 (14)

10.16	Management Services Agreement by and between the Company, Airway Integrated Management Company, LLC, and V-CO Investors LLC, dated as of June 10, 2024 (14)

10.17	Form of Purchase Agreement (15)

10.18	Form of Placement Agent Warrant (15)

10.19	Form of Purchase Agreement (16)

19.1	Insider Trading Policy and Compliance Manual (10)

21.1*	List of Subsidiaries

23.1*	Consent of Moss Adams, LLP.

23.2*	Consent of Plante & Moran PLLC.

23.3*	Consent of Ellenoff Grossman & Schole LLP (contained in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page of the initial filing of this Registration Statement)

97.1	Policy Relating to Recovery of Erroneously Awarded Compensation., adopted as of December 1, 2023 (12)

101.INS*	Inline XBRL Instance Document

101.SCH*	Inline XBRL Taxonomy Extension Schema Document

101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

107*	Filing Fee Table

*	Filed herewith.

(1)	Incorporated by reference to the Company’s Registration Statement on Form S-1, filed with the SEC on October 9, 2020.

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(2)	Incorporated by reference to the Company’s Registration Statement on Form S-1/A, filed with the SEC on November 19, 2020.

(3)	Incorporated by reference to the Company’s Registration Statement on Form S-1/A, filed with the SEC on October 26, 2020.

(4)	Incorporated by reference to the Company’s Annual Report on Form 10-K, filed with the SEC on March 25, 2021.

(5)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on May 12, 2021.

(6)	Incorporated by reference to the Company’s Registration Statement on Form S-3, filed with the SEC on February 7, 2022.

(7)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on January 9, 2023.

(8)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on October 27, 2023.

(9)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on November 2, 2023.

(10)	Incorporated by reference to the Company’s Annual Report on Form 10-K, filed with the SEC on March 30, 2023.

(11)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on February 15, 2024.

(12)	Incorporated by reference to the Company’s Annual Report on Form 10-K, filed with the SEC on March 28, 2024.

(13)	Incorporated by reference to the Company’s Registration Statement on Form S-3, filed with the SEC on July 30, 2024.

(14)	Incorporated by reference to the Company’s Quarterly Report for the period ended June 30, 2024, filed with the SEC on August 14, 2024.

(15)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on September 20, 2024.

(16)	Incorporated by reference to the Company’s Current Report on Form 8-K, filed with the SEC on December 23, 2024.

†	Includes management contracts and compensation plans and arrangements
+	Certain portions of this exhibit have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The Company will furnish supplementally an unredacted copy of such exhibit to the U.S. Securities and Exchange Commission or its staff upon request.
#	A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.

(b) Financial Statement Schedules. None.

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Item 17. Undertakings

1. The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

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2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

3. The undersigned hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Littleton, Colorado on January 21, 2025.

VIVOS THERAPEUTICS, INC.

By:	/s/ R. Kirk Huntsman
R. Kirk Huntsman
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below hereby constitutes and appoints R. Kirk Huntsman and Bradford Amman and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933 increasing the number of shares for which registration is sought, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, making such changes in this registration statement as such attorney-in-fact and agent so acting deem appropriate, with the SEC, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done with respect to the offering of securities contemplated by this registration statement, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on January 21, 2025.

Name	Title

/s/ R. Kirk Huntsman	Chairman of the Board & Chief Executive Officer
R. Kirk Huntsman	(Principal Executive Officer)

/s/ Bradford Amman	Chief Financial Officer
Bradford Amman	(Principal Financial Officer and Principal Accounting Officer)

/s/ Ralph E. Green	Director
Ralph E. Green, DDS, MBA

/s/ Anja Krammer	Director
Anja Krammer

/s/ Mark F. Lindsay	Director
Mark F. Lindsay

/s/ Leonard J. Sokolow	Director
Leonard J. Sokolow

/s/ Matthew Thompson	Director
Matthew Thompson, MD

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